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                                                                      Exhibit 10

                                                               EXECUTION VERSION

                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                               SAFECO CORPORATION,

                          GENERAL AMERICA CORPORATION,

                      WHITE MOUNTAINS INSURANCE GROUP, LTD.

                                       AND

                             OCCUM ACQUISITION CORP.

                                   dated as of

                                 March 15, 2004

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                            STOCK PURCHASE AGREEMENT

          THIS STOCK PURCHASE AGREEMENT, dated as of March 15, 2004 (this "AGREEMENT"), is by and among Safeco Corporation, a Washington corporation ("SELLER"), General America Corporation ("GAC"), a Washington corporation and a wholly owned subsidiary of Seller, White Mountains Insurance Group, Ltd., a company existing under the laws of Bermuda ("PARENT"), and Occum Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("BUYER").

          WHEREAS, Seller operates on a nationwide basis in segments of the insurance industry and other financial services-related businesses, including, through those certain direct and indirect Subsidiaries of Seller identified on SCHEDULE A (each such person, an "ACQUIRED COMPANY"), the provision of individual and group insurance products, annuity products, mutual funds and investment advisory services;

          WHEREAS, Buyer desires to purchase (directly or indirectly) all of the issued and outstanding capital stock of the Acquired Companies as of the Closing Date (collectively, the "SHARES") for the consideration and subject to the terms and conditions set forth in this Agreement.

          NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I.
                         PURCHASE AND SALE OF THE SHARES

     SECTION 1.1 PURCHASE AND SALE OF SHARES. At the Closing, on the terms and subject to the conditions set forth in this Agreement, Seller shall, and, with respect to the stock of SIS, shall cause GAC to, sell, assign, transfer, convey and deliver to Buyer, and Buyer hereby agrees to purchase, all of the Shares, free and clear of all Liens.

     SECTION 1.2 CLOSING. Subject to the provisions of Article VI, the closing of the purchases and sales contemplated by this Agreement (the "CLOSING") shall take place in Seattle, WA at the offices of Seller at 10:00 a.m. Pacific time on the later of (i) June 30, 2004 and (ii) the last day of the month after the date on which each of the conditions set forth in Article V (other than conditions that are satisfied by the delivery of documents or the payment of money at the Closing) have been satisfied or waived by the party or parties entitled to the benefit of such conditions (or if such day is not a Business Day, on the next succeeding Business Day); PROVIDED, that solely for purposes of the parties' respective accounting, the Closing shall be deemed to have occurred at 12:01 a.m. on the first day of the following month, or at such other place, at such other time or on such other date as Parent and Seller may mutually agree. The date on which the Closing actually occurs is hereinafter referred to as the "CLOSING DATE." Subject to the provisions of Article VI, a party's failure to consummate the purchases and sales provided for in this Agreement on the date and time and at the place determined pursuant to this
Section 1.2 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

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     SECTION 1.3    CLOSING OBLIGATIONS.

            (a) At the Closing, Seller shall, or with respect to SIS, cause GAC to, deliver to Buyer:

                    (i) certificates representing the Shares of the Acquired Companies that are direct subsidiaries of Seller and GAC, duly endorsed (or accompanied by duly executed stock powers) in proper form for transfer of such Shares, with appropriate transfer stamps, if any, affixed, to Buyer;

                    (ii) a Transition Services Agreement, substantially in the form attached hereto as EXHIBIT A (the "TRANSITION SERVICES AGREEMENT");

                    (iii) an Intellectual Property License from Seller to Buyer, substantially in the form attached hereto as EXHIBIT B (the "BUYER INTELLECTUAL PROPERTY LICENSE");

                    (iv) a Transitional Trademark License, substantially in the form attached hereto as EXHIBIT C (the "TRANSITIONAL TRADEMARK LICENSE");

                    (v) a Lease Agreement for the Redmond, WA campus facility, substantially in the form attached hereto as EXHIBIT D (the "LEASE AGREEMENT"); and

                    (vi) a copy of each new Investment Company Advisory Agreement (or, where permitted, approval of the continuation of the existing Investment Company Advisory Agreement) described in Section 4.9(b)(i)(B)(x).

            (b) At the Closing, Buyer shall, and Parent shall cause Buyer to, deliver to Seller, including for the benefit of GAC with respect to
     SIS:

                    (i) $1,350,000,000 (the "CLOSING CONSIDERATION") by wire transfer of immediately available funds to an account designated by Seller in writing at least two (2) Business Days' prior to the Closing Date, subject to the post-Closing purchase price adjustment pursuant to Section 1.4 hereof;

                    (ii)    the Transition Services Agreement;

                    (iii)   the Transitional Trademark License; and

                    (iv) the Lease Agreement (the documents described in clauses (ii)-(iv) along with this Agreement and the Buyer Intellectual Property License, being referred to collectively as the "TRANSACTION DOCUMENTS").

     SECTION 1.4    POST-CLOSING ADJUSTMENT.

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            (a)     As soon as practicable following the Closing, Seller shall prepare or cause to be prepared audited financial statements (including balance sheets and statements of income and the requisite footnotes thereto) of the Insurance Subsidiaries as of and for the six months ended June 30, 2004 (the "JUNE FINANCIAL STATEMENTS"). The June Financial Statements (i) shall be prepared in accordance with SAP (which for purposes of this SECTION 1.4 only shall include the Agreed Accounting Policies) consistently applied in accordance with the accounting policies and practices (including with respect to assumptions, estimations methodology and actuarial methodology) used to prepare the Insurance Subsidiary Statements as of December 31, 2003 (the "DECEMBER FINANCIAL STATEMENTS") and (ii) shall be audited by Ernst & Young LLP in accordance with generally accepted auditing standards in the United States ("GAAS"). For the avoidance of doubt, certain of the accounting policies and practices used to prepare the December Financial Statements and to be used to prepare the June Financial Statements are set forth on Schedule 1.4 attached hereto (such policies and practices, the "AGREED ACCOUNTING POLICIES"). No later than forty-five (45) days following the Closing, Seller shall cause a copy of the June Financial Statements to be delivered to Buyer, along with an unqualified executed audit opinion of Ernst & Young LLP substantially in the form attached hereto as Exhibit 1.4 stating that (i) the June Financial Statements were prepared in accordance with SAP and (ii) the June Financial Statements were audited by Ernst & Young LLP in accordance with GAAS.

            (b) Buyer shall have forty-five (45) days following delivery of the June Financial Statements (the "OBJECTION PERIOD") to provide written notice to Seller (the "OBJECTION NOTICE") of any good faith objection to any portion of the June Financial Statements (and the June Adjusted Statutory Book Value calculated therefrom), which objection shall be set forth with reasonable detail in such Objection Notice. Unless Buyer timely delivers an Objection Notice before the expiration of the Objection Period, the June Financial Statements (and the June Adjusted Statutory Book Value calculated therefrom) shall be deemed to have been accepted and approved by Buyer and shall thereafter be final and binding upon Buyer for purposes of any post-closing adjustment set forth in this Section 1.4 (and any amounts to be paid pursuant to Section 1.4(f) hereof shall thereupon be paid). In addition, to the extent any portion of the June Financial Statements or of the calculation of the June Adjusted Statutory Book Value shall not be expressly objected to in the Objection Notice, such matters shall be deemed to have been accepted and approved by Buyer and shall be final and binding upon Buyer for purposes hereof. If Buyer timely delivers an Objection Notice before the expiration of the Objection Period, then those aspects of the June Financial Statements objected to in the Objection Notice shall not thereafter be final and binding until resolved in accordance with this
     Section 1.4.

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            (c)     Following receipt of any Objection Notice, Seller and Buyer shall discuss in good faith the applicable objections set forth therein for a period of thirty (30) days thereafter and shall, during such period, attempt to resolve the matter or matters in dispute by mutual written agreement. If the parties reach such an agreement, such agreement shall be confirmed in writing and the June Financial Statements shall be revised to reflect such agreement (or the parties shall otherwise agree to reflect such agreement in a written memorandum of adjustment (an "ADJUSTMENT MEMORANDUM")), which agreement (and the (i) June Financial Statements, as so revised, including the June Adjusted Statutory Book Value calculated therefrom or (ii) Adjustment Memorandum, as applicable) shall thereafter be final and binding upon Seller and Buyer for purposes of any post-closing adjustment set forth in this Section 1.4 (and any amounts to be paid pursuant to Section 1.4(f) hereof shall thereupon be paid).

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            (d)     If the parties are unable to reach a mutual agreement in
     accordance with Section 1.4(c) hereof during the thirty (30) day period referred to therein, then Seller and Buyer shall jointly select a qualified partner (with fifteen (15) or more years of life insurance accounting experience) of either Deloitte & Touche LLP or KPMG LLP (the "ACCOUNTING EXPERT"), who, acting as an expert and not as an arbitrator, shall resolve those matters still in dispute with respect to the June Financial Statements and the June Adjusted Statutory Book Value calculated therefrom. If the parties fail to agree on an Accounting Expert within five (5) Business Days after the expiration of the thirty (30) day period, either party may request the American Arbitration Association to appoint such an Accounting Expert (or a qualified partner (with fifteen (15) or more years of life insurance accounting experience) of another accounting firm if both accounting firms decline to or are disqualified from accepting the dispute), and such appointment shall be conclusive and binding upon the parties. The Accounting Expert's resolution of the matters in dispute, including any adjustments to the June Financial Statements (or the June Adjusted Statutory Book Value calculated therefrom) made by the Accounting Expert, shall be made by a detailed writing and shall be final and binding on Seller and Buyer (and any amounts to be paid pursuant to Section 1.4(f) hereof shall thereupon be paid). Within twenty (20) days of the appointment of the Accounting Expert, each party shall deliver a written presentation of its position to the Accounting Expert and the other party, and the parties will then have ten (10) days to prepare a written response to the other party's presentation. The Accounting Expert may also request written responses from the parties to specific questions at any time, which shall be delivered to the Accounting Expert and the other party. The Accounting Expert shall make a determination as soon as practicable and in any event within sixty (60) days (or such other time as the parties shall agree in writing) after its engagement. Notwithstanding anything set forth in this
     Section 1.4(d), the scope of any dispute to be resolved by the Accounting Expert pursuant to this Section 1.4(d) shall be limited to whether the June Financial Statements were prepared in accordance with SAP (including the Agreed Accounting Policies), consistently applied with their application as of December 31, 2003, or whether there were mathematical errors in the June Financial Statements or the calculation of the June Adjusted Statutory Book Value, and, except for the foregoing matters, the Accounting Expert shall not and is not to make any further determination. In resolving any disputed item, the Accounting Expert may not assign a value to any particular item greater than the greatest value for such item claimed by Seller or Buyer or less than the smallest value for such item claimed by Seller or Buyer, in each case as presented to the Accounting Expert. Seller and Buyer agree to fully cooperate with each other and with the Accounting Expert to resolve any dispute.

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            (e)     Seller and Buyer agree that judgment may be entered to give effect to the determination of the Accounting Expert in any court having jurisdiction over the party against which such determination is to be enforced. Notwithstanding any other provision of this Agreement to the contrary, the procedure set forth in this Section 1.4 shall be each party's exclusive remedy against the other party to this Agreement with respect to any disputes relating to an adjustment to the Closing Consideration; PROVIDED, HOWEVER, that, except as provided in this sentence and in Section 7.3(d), Seller and GAC acknowledge that neither the decision of the Accounting Expert, if any, nor Parent and Buyer's acceptance of the final and binding June Financial Statements shall in any way limit or otherwise affect Parent and Buyer's rights to make any claim for breach of any representation, warranty or covenant of Seller or GAC under this Agreement, or in Parent and Buyer's right to indemnification for any such breach under
     Article VII.

            (f) If the June Adjusted Statutory Book Value as calculated from the final and binding June Financial Statements: (i) is greater than the Target Statutory Book Value, then Buyer shall pay to Seller the amount by which the June Adjusted Statutory Book Value exceeds the Target Statutory Book Value; or (ii) is less than the Target Statutory Book Value, then Seller shall pay to Buyer the amount by which the June Adjusted Statutory Book Value is less than the Target Statutory Book Value (the amount of either such adjustment, a "POST-CLOSING ADJUSTMENT AMOUNT"). The "PURCHASE PRICE" shall equal the Closing Consideration plus the Post-Closing Adjustment Amount, if payable by Buyer, or minus the Post-Closing Adjustment Amount, if payable by Seller. Buyer and Seller acknowledge that for purposes of the procedures set forth in this Section 1.4 only, the calculation of June Adjusted Statutory Book Value will be made subject to the provisions of Section 4.15.

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            (g)     Any Post-Closing Adjustment Amount payable by Seller
     pursuant to this Section 1.4 shall be paid promptly by Seller, but in no event later than ten (10) Business Days following the final and binding determination of such Post-Closing Adjustment Amount (as determined by the Accounting Expert). Any Post-Closing Adjustment Amount payable by Buyer pursuant to this Section 1.4, shall be paid promptly by Buyer, but in no event later than ten (10) Business Days following the final and binding determination of such Post-Closing Adjustment Amount (as determined by the Accounting Expert); PROVIDED, HOWEVER, that if any Post-Closing Adjustment Amount payable by Buyer pursuant to this Section 1.4 shall be an amount greater than $20 million (the "INITIAL ADJUSTMENT AMOUNT"), then Buyer shall (i) pay the Initial Adjustment Amount to Seller within ten (10) Business Days following the final and binding determination of such Post-Closing Adjustment Amount (as determined by the Accounting Expert) and
     (ii) shall issue to Seller a note (the "ADJUSTMENT NOTE") in the amount of the excess of such Post-Closing Adjustment Amount over the Initial Adjustment Amount, payable by Parent upon the earlier to occur of (A) the second Business Day after the date when it becomes permissible under applicable Law for Buyer to cause any Insurance Subsidiary to make a dividend to Buyer in the amount of such excess (and Buyer agrees to use its commercially reasonable efforts to facilitate the making of such dividend as promptly as practicable) and (B) the first Business Day after the twelve-month anniversary of the date that is 90 days after the Closing Date. Payment by either party of (i) any Post-Closing Adjustment Amount or
     (ii) the principal of any Adjustment Note shall in each case be made in immediately available funds via wire transfer to an account designated by the party entitled to receive such payment in writing, and shall in each case be paid together with interest thereon, at a rate per annum equal to the "Prime Rate" (as reported from time to time in THE WALL STREET JOURNAL) plus 200 basis points, calculated on the basis of the actual number of days elapsed divided by 365, from and including the Closing Date to but excluding the date of payment.

            (h) All fees and expenses of Seller relating to the matters described in this Section 1.4, including the preparation and delivery of the June Financial Statements and the fees of Ernst & Young LLP and Milliman, shall be borne by Seller, and all fees and expenses of Buyer relating to the matters described in this Section 1.4 shall be borne by Buyer. Notwithstanding the foregoing, in the event any dispute is submitted to the Accounting Expert for resolution as provided in Section 1.4(d) hereof, the fees and expenses of the Accounting Expert (and any arbitrator appointing such expert, if applicable) shall be borne equally by Seller and Buyer.

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            (i)     Following the Closing, Buyer shall not take any action with respect to the accounting books and records of the Acquired Companies and their Subsidiaries on which the June Financial Statements or the calculation of June Adjusted Statutory Book Value is to be based that is not consistent with the past practices of the Acquired Companies (including the Agreed Accounting Policies) and would affect the June Financial Statements or the calculation of June Adjusted Statutory Book Value. Without limiting the generality of the foregoing, no changes shall be made in the methodology for establishing any reserve or other account existing as of the date of the balance sheet included within the June Financial Statements (including with respect to assumptions, estimations methodology and actuarial methodology) that would affect the June Financial Statements or the calculation of June Adjusted Statutory Book Value.

     SECTION 1.5 CLOSING COSTS; TRANSFER TAXES AND FEES. Except as otherwise provided in this Section 1.5, Buyer and Seller shall each bear 50% of the cost of (a) all documentary, sales, use, stamp and transfer Taxes and any other Taxes or fees imposed by reason of the transfer of the Shares (and any deficiency, interest or penalty asserted with respect thereto) ("TRANSFER TAXES") and filing any associated Tax Returns and (b) all recording, filing, title and registration fees or other charges in connection with or as a direct result of the transfer of the Shares. Buyer shall bear all Transfer Taxes resulting solely from the fact that Parent is a foreign entity and all costs (including those costs relating to insurance regulatory approvals) of applying for new Required Licenses and obtaining the transfer of existing Required Licenses which may be lawfully transferred.

                                   ARTICLE II.
                         REPRESENTATIONS AND WARRANTIES
                                OF SELLER AND GAC

            Except as set forth in the disclosure letter delivered by Seller to Buyer (the "SELLER DISCLOSURE LETTER") (PROVIDED, that the listing of an item in one part of the Seller Disclosure Letter shall be deemed to be a listing in each part of the Seller Disclosure Letter and to apply to any other representation and warranty of Seller and GAC in this Agreement to which its relevance is reasonably apparent on its face), each of Seller and GAC represents and warrants to Buyer as of the date of this Agreement and, unless such representations and warranties address a matter only as of a certain date, as of the Closing Date as follows:

     SECTION 2.1 ORGANIZATION. Each of Seller, GAC and the Acquired Companies has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Acquired Companies is duly qualified to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it, the sale of insurance or the nature of the business conducted by it makes such qualification necessary, except for such failures to be so duly qualified and in good standing that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on the Acquired Companies.

     SECTION 2.2    CAPITALIZATION.

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            (a)     The capitalization of each Acquired Company is set forth on
     Part 2.2(a) of the Seller Disclosure Letter, and there are no equity securities issued and outstanding of any Acquired Company except as so set forth on Part 2.2(a) of the Seller Disclosure Letter. All of the Shares are owned of record by Seller, GAC or an Acquired Company.

            (b) All of the outstanding equity securities of each Acquired Company have been duly authorized and are validly issued, fully paid and nonassessable. None of the Shares have been issued in violation of, and none of the Shares are subject to, any purchase option, call, right of first refusal, preemptive, subscription or similar rights under any provision of Law, the Constituent Documents of Seller or any subsidiary of Seller or any Contract or Other Agreement.

            (c) The Acquired Companies have no preferred stock, voting common stock, non-voting common stock, or other shares of capital stock reserved for or otherwise subject to issuance under existing plans or contractual commitments. The Acquired Companies do not have any outstanding bonds, debentures, notes or other debt obligations, or any outstanding warrants or options for the purchase of any class of equity security, the holders of which have the right to vote or which are convertible into or exercisable for securities having the right to vote with the holders of the Shares on any matter.

            (d) There are no outstanding purchase rights, warrants, options, rights, phantom stock rights, agreements, convertible or exchangeable securities or other Contracts or Other Agreements relating to the issuance, sale, voting, rescission, redemption or transfer of any equity securities or other securities of any Acquired Company.

            (e) None of the Acquired Companies owns, directly or indirectly, any capital stock of or other equity interests in any corporation, partnership or other Person (other than investments held in the Investment Portfolio in accordance with the Investment Guidelines) and none of the Acquired Companies is a member of or participant in any partnership or joint venture other than as may be permitted by the Investment Guidelines.

            (f) Prior to the execution of this Agreement, Seller (i) has delivered to Buyer true and complete copies of the Constituent Documents, each as amended to date, of each of the Acquired Companies and (ii) has made available to Buyer true and complete copies of the stock certificate and transfer books and the minute books of each of the Acquired Companies.

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     SECTION 2.3    AUTHORIZATION; BINDING AGREEMENT. Each of Seller and GAC has
all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which each is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the other Transaction Documents to which each is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of each of Seller and GAC. This Agreement has been duly and validly executed and delivered by each of Seller and GAC and (assuming the accuracy of the representations and warranties in Section 3.2) constitutes a legally valid and binding agreement of each of Seller, and GAC enforceable against each of Seller and GAC in accordance with its terms, subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors' rights and remedies generally, and (ii) the effect of equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

     SECTION 2.4 NONCONTRAVENTION. Neither the execution and delivery of this Agreement and the other Transaction Documents nor the consummation of the transactions contemplated hereby and thereby will conflict with or result in any breach of any provision of, or require any consent or approval (other than consents and approvals described in Section 2.5 below) under or constitute (with or without notice or lapse of time or both) a violation or default (or give rise to any right of termination, cancellation or acceleration or to loss of a material benefit) under, or result in the creation of any Lien upon the property or assets of any Acquired Company under, any of the terms, conditions or provisions of (i) the Constituent Documents of Seller, GAC or any Acquired Company, (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment, agreement, arrangement or other instrument or obligation (collectively, "CONTRACTS OR OTHER AGREEMENTS") to which Seller, GAC or any Acquired Company is a party or by which any of them or any portion of their properties or assets may be bound or (iii) any Law or Order applicable to Seller, GAC, any Acquired Company or any portion of their properties or assets or any Registered Investment Company or Registered Separate Account, other than in the case of foregoing clauses (ii) and (iii), any such items that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on the Acquired Companies.

     SECTION 2.5 APPROVALS. No license, permit, consent, approval, order, certificate, authorization, declarations of or filing with any Governmental Entity on the part of Seller, GAC or any Acquired Company that has not been obtained or made is required in connection with the execution or delivery by Seller or GAC of this Agreement or the other Transaction Documents or the consummation by Seller and GAC of the transactions contemplated hereby and thereby, other than (a) filings and other applicable requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), (b) approvals, filings and/or notices required under any applicable state or federal banking laws or any applicable state or federal laws related to the sale or operation of insurance, investment companies, investment advisers or broker-dealers set forth in Part 2.5 of the Seller Disclosure Schedule, or (c) consents, approvals, authorizations, declarations or filings that, if not obtained or made, would not reasonably be expected to result in a Material Adverse Effect on the Acquired Companies, or prevent Seller or GAC from consummating the transactions contemplated hereby.

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     SECTION 2.6    FINANCIAL STATEMENTS. (a) Attached as Part 2.6(a) of the
Seller Disclosure Letter are (i) the unaudited combined financial statements (consisting of balance sheets and statements of income) as of and for the year ended December 31, 2003 of the Acquired Companies that are not Insurance Subsidiaries and (ii) the audited financial statements (consisting of balance sheets, statements of income and statements of cash flows), including the related footnotes, as of and for the year ended December 31, 2003 of each of the Acquired Companies listed on Part 2.6(a)(ii) of the Seller Disclosure Letter (collectively, the financial statements described in clauses (i) and (ii), the "NON-INSURANCE FINANCIAL STATEMENTS"). The Non-Insurance Financial Statements were derived from the same data and prepared using the same methodologies as were used in the annual audited GAAP financial statements of Seller included in the Seller's filings under the Exchange Act, and fairly present in all material respects (except, in the case of the Non-Insurance Financial Statements described in clause (i) above, for the absence of footnotes) the financial condition of the Acquired Companies that are not Insurance Subsidiaries as of the respective dates thereof and the results of operations of the Acquired Companies that are not Insurance Subsidiaries for the respective periods then ended.

            (b) The Acquired Companies that are not Insurance Subsidiaries do not have any liabilities or obligations of any nature (whether accrued, absolute, contingent, unasserted or otherwise) required by GAAP to be reflected on a balance sheet or in the notes thereto, except (i) as disclosed, reflected or reserved against in the balance sheet included in the Non-Insurance Financial Statements and (ii) for ordinary course liabilities and obligations incurred in the ordinary course of the business of the Acquired Companies that are not Insurance Subsidiaries consistent with past practice since December 31, 2003 and not in violation of this Agreement. This representation and warranty shall not be deemed to be breached as a result of any change in GAAP or Law after the date of this Agreement.

     SECTION 2.7    CERTAIN SUBSIDIARIES.

            (a)     INSURANCE SUBSIDIARIES.

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                    (i)     Part 2.7(a)(i) of the Seller Disclosure Letter sets
            forth the name of each Acquired Company that is an insurance company (collectively, the "INSURANCE SUBSIDIARIES"). Each of the Insurance Subsidiaries is (i) duly licensed or authorized in all material respects as an insurance company in its jurisdiction of incorporation, (ii) duly licensed or authorized in all material respects to carry on an insurance business in each other jurisdiction where it is required to be so licensed or authorized, and (iii) duly licensed or authorized in all material respects in its jurisdiction of incorporation and each other applicable jurisdiction to issue the Life & Annuity Contracts that it is currently writing, and was duly licensed or authorized in all material respects to issue the Life & Annuity Contracts that it wrote at the time such Life & Annuity Contracts were issued and otherwise to conduct its insurance and variable products business, as required by Law. Seller, GAC and the Insurance Subsidiaries have made all required filings under applicable Law regulating the business and products of insurance, except where the failure to file, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on the Acquired Companies. Part 2.7(a)(i) of the Seller Disclosure Letter sets forth the states where Seller, GAC and the Insurance Subsidiaries are domiciled or "commercially domiciled" for insurance regulatory purposes. Seller has previously delivered to Parent true and complete copies of all examination reports of insurance departments and any insurance regulatory authorities received by any Insurance Subsidiary since January 1, 2001.

                    (ii) With respect to each Insurance Subsidiary, each such Insurance Subsidiary's audited Insurance Subsidiary Statements as of and for the year ended December 31, 2003 are attached as Part 2.7(a)(ii) of the Seller Disclosure Letter. Such Insurance Subsidiary Statements present (and, with respect to any Insurance Subsidiary Statement for any quarter after December 31, 2003, and prior to the Closing, will present) fairly in all material respects, on a consistent basis and in accordance with the statutory accounting practices prescribed or permitted by the appropriate regulatory agencies of the jurisdiction in which such Insurance Subsidiary is domiciled ("SAP"), the financial position at the date of each such statement and results of each such Insurance Subsidiary's operations for each such referenced period.
            SCHEDULE 1.4 sets forth certain of the accounting policies and practices (including with respect to assumptions, estimations methodology and actuarial methodology) used by Seller to prepare the December Financial Statements. No material deficiency has been asserted in writing by any Governmental Entity with respect to any Insurance Subsidiary Statements that has not been addressed to the satisfaction of such Governmental Entity. Except as indicated therein, all assets that are reflected as admitted assets on the Insurance Subsidiary Statements comply in all material respects with all applicable Laws regulating the business and products of insurance with respect to admitted assets, as applicable, and the amounts of capital reflected on the Insurance Subsidiary Statement of each Insurance Subsidiary are sufficient in nature and amount to meet all requirements of applicable Law. The Insurance Subsidiary Statements comply in all material respects with all applicable Law.

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                    (iii)   All reserves for policyholder liabilities reflected
            on the balance sheets of the Insurance Subsidiary Statements as of December 31, 2003, (A) were determined in accordance with actuarial standards of practice, consistently applied, (B) were based on actuarial assumptions that were reasonable in relation to the relevant policy and contract provisions and (C) are in compliance with SAP in all material respects (it being understood by Parent and Buyer that in making the representations and warranties in this
            Section 2.7(a)(iii) Seller and GAC are not representing and warranting that the reserves referred to therein or the assets supporting such reserves have been or will be sufficient or adequate for the purposes for which they were established or that reinsurance recoverables taken into account in determining the amount of such reserves will be collectible). The Insurance Subsidiaries do not have any liabilities or obligations of any nature (whether accrued, absolute, contingent, unasserted or otherwise) required by SAP to be reflected on a balance sheet or in the notes thereto, except (i) as disclosed, reflected or reserved against in the balance sheets included in the Insurance Subsidiary Statements, and (ii) for ordinary course liabilities and obligations incurred in the ordinary course of business and consistent with past practice since December 31, 2003 and not in violation of this Agreement (it being understood by Parent and Buyer that in making the representations and warranties in this Section 2.7(a)(iii) Seller and GAC are not representing and warranting that the reserves referred to therein or the assets supporting such reserves have been or will be sufficient or adequate for the purposes for which they were established or that reinsurance recoverables taken into account in determining the amount of such reserves will be collectible).

                    (iv) Since January 1, 2001, each Insurance Subsidiary has had procedures and programs which are reasonably designed to provide assurance that its respective agents and employees are in material compliance with Law, including without limitation, advertising, licensing and sales practices laws, regulations, directives, bulletins and opinions of governmental authorities. Seller has no knowledge of any material noncompliance with such procedures and programs.

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                    (v)     Each of the Life & Annuity Contracts has been
            marketed and sold by the Insurance Subsidiaries and, to the knowledge of Seller, marketed and sold by the independent agents of the Insurance Subsidiaries, in each case, in compliance in all material respects with applicable Law of the respective jurisdiction in which such Life & Annuity Contracts have been sold, including (i) all applicable prohibitions against "redlining" or withdrawal of business lines, (ii) all applicable requirements relating to the disclosure of the nature of insurance products as policies of insurance, (iii) all applicable requirements relating to insurance product projections and illustrations, (iv) all applicable prohibitions against discrimination based on factors relating to race, gender, national origin or similar distinctions, (v) all applicable prohibitions against "churning," or other improper replacement practices, (vi) all applicable prohibitions against "vanishing premium," premium offsets or other under-funding of life insurance policies, (vii) all applicable requirements relating to "Holocaust victims" and (viii) all other requirements or prohibitions relating to unfair trade practices under applicable Law. Each of the Insurance Subsidiaries has provided notice and disclosure, to the extent such notice and disclosure is required by applicable Law, to prospective insureds of situations, if any, in which premiums are charged (or policy charges are imposed) from the date of issue of a Life & Annuity Contract, notwithstanding that coverage begins at a later date.

                    (vi) Since January 1, 2001, each Insurance Subsidiary has maintained records which in all material respects accurately reflect transactions in reasonable detail, and accounting controls, policies and procedures reasonably designed to ensure that such transactions are recorded in a manner which permits the preparation of financial statements in accordance with GAAP and applicable statutory accounting requirements.

                    (vii) Seller has delivered to Buyer a true and correct copy of the Investment Guidelines, and since January 1, 2002 the Investment Portfolio has been invested in compliance in all material respects with the Investment Guidelines, as in effect at the time any such investment was made.

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            (b)     BROKER/DEALER SUBSIDIARIES. Part 2.7(b) of the Seller
     Disclosure Letter sets forth the name of each Acquired Company that is registered as a broker or dealer (collectively, the "BROKER/DEALER SUBSIDIARIES"). Except as would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect on the Acquired Companies, (i) each of the Acquired Companies and each of its respective employees that is required, in order to conduct its business as it is now conducted, to be registered, licensed or qualified as a broker-dealer under the Exchange Act or, in the case of any employees, is otherwise required to be registered, licensed or qualified under the Exchange Act or NASD Regulations (which for this purpose shall include the NASD's Membership and Registration Rules (Rules 1000-1140)) is so registered, licensed or qualified (and has been so registered, licensed or qualified at all times since January 1, 1999 it has been required under applicable Law to be so registered, licensed or qualified), (ii) each Broker/Dealer Subsidiary is a member organization in good standing of the NASD, Inc. ("NASD"), securities exchanges, commodities exchanges, boards of trade, clearing organizations, trade organizations and such other Governmental Entities and organizations in which its membership is required in order to conduct its business as it is now conducted, (iii) each Broker/Dealer Subsidiary has timely filed all registrations, declarations, reports, notices, forms or other filings required to be filed with the SEC, NASD, the New York Stock Exchange or any other Governmental Entity and all fees and assessments due and payable in connection therewith have been paid, (iv) since the later of its inception or January 1, 2002, each Broker/Dealer Subsidiary has had net capital (as such term is defined in Rule 15c3-1 of the Exchange Act) that satisfies the minimum net capital requirements of the Exchange Act and of the laws of any jurisdiction in which such Broker/Dealer Subsidiary conducts business, and
     (v) no Broker/Dealer Subsidiary is, nor is any "associated person" of any Broker/Dealer Subsidiary, subject to a "statutory disqualification" (as such terms are defined in the Exchange Act) or subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of such Broker/Dealer Subsidiary as a broker-dealer, under the Exchange Act and, to the knowledge of Seller and GAC, there is no proceeding or investigation pending by any Governmental Entity or self-regulatory organization that is reasonably likely to result in any such censure, limitations, suspension or revocation.

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            (c)     INVESTMENT ADVISER. Part 2.7(c) of the Seller Disclosure
     Letter sets forth the name of each Acquired Company that is registered as an "investment adviser" under the Investment Advisers Act (an "INVESTMENT ADVISER SUBSIDIARY"). Except as would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect on the Acquired Companies, (i) each of the Acquired Companies and each of its employees that is required, in order to conduct its business as it is now conducted, to be registered, licensed or qualified as an investment adviser under the Investment Advisers Act is so registered, licensed or qualified (and has been so registered, licensed or qualified at all times since January 1, 1999 it has been required under applicable Law to be so registered, licensed or qualified), (ii) each "investment adviser representative" (as defined in the Investment Advisers Act) of an Investment Adviser Subsidiary, if any, who is required to be registered as such is so registered (and has been so registered, licensed or qualified at all times since January 1, 1999 it has been required under applicable Law to be so registered, licensed or qualified), (iii) each Investment Adviser Subsidiary has timely filed all registrations, declarations, reports, notices, forms or other filings required to be filed with the SEC or any other Governmental Entity (the "SEC DOCUMENTS"), and as of their respective dates, the SEC Documents of each Investment Adviser Subsidiary complied in all respects with the requirements of applicable Law (including the Securities Laws), and all fees and assessments due and payable in connection therewith have been paid, (iv) no Investment Adviser Subsidiary or any Person "associated" (as such term is defined in the Investment Advisers Act) with any Investment Adviser Subsidiary has been convicted of any crime or is subject to any disqualification that would be a basis for denial, suspension, or revocation of registration of an investment adviser under Section 203(e) of the Investment Advisers Act or Rule 206(4)-4(b) thereunder and, to the knowledge of Seller, there is no proceeding or investigation pending by any Governmental Entity or self-regulatory organization that is reasonably likely to result in any such denial, suspension or revocation, (v) in the conduct of its business with respect to employee benefit plans subject to Title I of ERISA ("ERISA PLANS"), none of the Acquired Companies have (A) breached any applicable fiduciary duty under Part 4 of Title I of ERISA which would subject it to liability under Sections 405 or 409 of ERISA, (B) engaged in a "prohibited transaction" within the meaning of Section 406 of ERISA or Section 4975 of the Code which would subject it to liability or taxes under Sections 409 or 502 of ERISA or Section 4975 of the Code or (C) engaged in any conduct that could constitute a crime or violation listed in Section 411 of ERISA that could preclude such Person from providing services to any ERISA Plan, and (vi) each Investment Adviser Subsidiary and each of its predecessors, if any, has at all times rendered investment advisory services to investment advisory clients, including the Clients, in compliance with all applicable requirements as to portfolio composition and portfolio management including the terms of any and all applicable investment advisory agreements, written instructions from such investment advisory clients, the organizational documents of such investment advisory clients, prospectuses, board of director or trustee directives and applicable Law.

            (d) Except as would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect on the Acquired Companies, no Investment Adviser Subsidiary has taken any action that would
     (x) prevent any of the Registered Investment Companies (other than a Registered Separate Account) from qualifying as a "regulated investment company", within the meaning of Section 851 of the Code, (y) cause any Client account which is subject to ERISA to fail to comply with the applicable requirements of ERISA or (z) otherwise be inconsistent with any of the Investment Adviser Subsidiaries' prospectus and other offering, advertising and marketing materials. The Seller has previously delivered to the Buyer a complete copy of each SEC Document filed by each Investment Adviser Subsidiary from January 1, 2001 through the date hereof (including a composite Form ADV as in effect on the date hereof).

            (e) Each Acquired Company that acts as an investment adviser or distributor to a Registered Investment Company has adopted a formal code of ethics and a written policy regarding insider trading, a complete and accurate copy of each of which has been delivered to Parent and each of which substantially complies with Law. The policies of each Investment Adviser Subsidiary with respect to avoiding conflicts of interest are as set forth in its most recent Form ADV thereof, as amended, copies of which have been delivered to Parent, and there have been no material violations or allegations of violations of such policies that have occurred or been made that have not been addressed in accordance with these procedures.

            (f) Each Investment Adviser Subsidiary has at all times maintained books and records which accurately reflect transactions in reasonable detail, and accounting controls, policies and procedures reasonably designed to ensure that such transactions are (i) executed in accordance with its management's general or specific authorization, as applicable, and (ii) recorded in a manner which permits the preparation of financial statements in accordance with GAAP and applicable regulatory accounting requirements and other account and financial data, including performance results, in accordance with applicable regulatory requirements, and the documentation pertaining thereto is retained, protected and duplicated in accordance with all applicable regulatory requirements, including the Investment Advisers Act and the Investment Company Act.

     SECTION 2.8 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 2003, the Acquired Companies have conducted their respective businesses only in the ordinary course consistent with past practice (except in connection with the transactions contemplated hereby) and have used commercially reasonable efforts to preserve intact the business organization of the Acquired Companies and to maintain satisfactory relationships with the customers, suppliers and employees and others with which the Acquired Companies have business relationships and, without limiting the generality of the foregoing:

            (a) There have been no changes, effects, events, occurrences or developments which, individually or in the aggregate, have had or would reasonably be expected to result in a Material Adverse Effect on the Acquired Companies.

            (b) None of the Acquired Companies has sold, assigned, transferred or conveyed any Proprietary Right.

            (c) Except as otherwise contemplated by this Agreement or as required to ensure that any Plan is maintained in compliance with applicable Law or to comply with any Contract or Other Agreement regarding Business Employees or Plan entered into prior to the date hereof (complete and accurate copies of which have been heretofore delivered to Buyer), none of the Acquired Companies has (A) adopted, entered into, terminated or amended any collective bargaining agreement or Plan or any Contract or Other Agreement with respect to any current or former employees of an Acquired Company or any Bank Channel Employee, (B) increased in any manner the compensation, bonus or fringe or other benefits of, or paid any bonus of any kind or amount whatsoever to, any current or former Business Employee, except for any planned salary increases and payment of bonuses, each as described in Part 2.8(c) of the Seller Disclosure Letter, (C) paid any benefit or amount not required under any Plan or Contract or Other Agreement as in effect on the date of this Agreement, other than as contemplated in the foregoing clause (B), (D) except in the ordinary course of business consistent with past practice, granted or paid any severance or termination pay or increase in any manner the severance or termination pay of any current or former employees of an Acquired Company or any Bank Channel Employee, (E) granted any awards under any bonus, incentive, performance or other Plan, Contract or Other Agreement or otherwise, other than as contemplated in the foregoing clause (B), (F) taken any action to fund or in any other way secure the payment of compensation or benefits under any Plan or Contract or Other Agreement, (G) taken any action to accelerate the vesting or payment of any compensation or benefit under any Plan or Contract or Other Agreement or (H) materially changed any actuarial or other assumption used to calculate funding obligations with respect to any Acquired Company Plan or changed the manner in which contributions to any Acquired Company Plan are made or the basis on which such contributions are determined.

            (d) No Acquired Company has effected any amendment or modification to its Constituent Documents.

            (e) None of the Acquired Companies has made any material change in its fiscal year, accounting methods or principles used for GAAP or statutory reporting purposes, except for changes which are required by Law, SAP or GAAP of all enterprises in the same business.

            (f) Except in the ordinary course of business consistent with past practice, no Acquired Company has made any material change, and neither Seller, GAC nor any Acquired Company has permitted any of the Insurance Subsidiaries to make any material change, in its underwriting or claims management practices, pricing practices, reserving practices, reinsurance practices, marketing practices or investment policies or practices or Investment Guidelines, except in each case as required by Law.

            (g) None of the Acquired Companies has made any new material Tax election or any settlement or compromise of any material income Tax liability.

            (h) No Acquired Company has revalued any properties or assets, including writing off notes or accounts receivable, other than in the ordinary course of the business of the applicable Acquired Company, or as required by applicable Law, SAP or GAAP.

            (i) The investments of the Acquired Companies have been maintained, and no sales or other dispositions of investments have been effected, other than in accordance with the Investment Guidelines and in the ordinary course of business.

            (j) The Seller has not taken or failed to take any action or permitted any Acquired Company to take or fail to take any action, in each case for the purpose of either (i) shifting statutory income or surplus from the period following June 30, 2004 to the period preceding June 30, 2004 or (ii) increasing statutory income or surplus with the intent of increasing the June Adjusted Statutory Book Value or increasing the Closing Consideration to the detriment of Buyer and Parent; PROVIDED, HOWEVER, that Parent and Buyer agree that any action taken by Seller, to the extent necessary to ensure that an independent auditor's opinion will be unqualified after an issue as to ability to give an unqualified opinion is raised by such auditor, shall not be deemed to be a breach of this Section 2.8(j).

            (k) No Acquired Company has launched or introduced any material new product or service.

     SECTION 2.9 LITIGATION, JUDGMENTS, NO DEFAULT, ETC. There is no suit, action or proceeding (collectively, "PROCEEDING") pending or, to the knowledge of Seller, threatened in writing since January 1, 2001, to which any of the Acquired Companies or any Registered Investment Company or Registered Separate Account is a party and which (i) relate to or involve a claim for specified damages of more than $1,000,000, (ii) relate to or involve any class action claims, (iii) seek any material injunctive relief or (iv) would reasonably be expected to give rise to any legal restraint on or prohibition against the transactions contemplated by this Agreement. There is no Proceeding or claim by any of the Acquired Companies pending, or which the Seller or a Subsidiary intends to initiate on behalf of any Acquired Company, against any other Person. To the knowledge of Seller, there is no pending or threatened investigation of any of the Acquired Companies or any Registered Investment Company or Registered Separate Account by any Governmental Entity. To the knowledge of Seller, there is no judgment, decree, injunction (preliminary or otherwise), rule or order (collectively "ORDERS") of any arbitrator or Governmental Entity outstanding against any of the Acquired Companies, any Registered Investment Company or any Registered Separate Account.

     SECTION 2.10   COMPLIANCE; MATERIAL CONTRACTS.

            (a) No Acquired Company is in violation, breach or default of any term, condition or provision of its Constituent Documents.

            (b) None of the Acquired Companies or, to the knowledge of Seller, any other party thereto, is in violation of or in breach or default under (nor, to the knowledge of Seller, does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or breach or default under) any Material Contract (as defined below) to which any Acquired Company is a party or by which any of them or any portion of their respective properties or other assets may be bound, except for violations, breaches or defaults that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on the Acquired Companies. Other than Related Contracts, none of the Acquired Companies has entered into any Contract or Other Agreement with any Affiliate of the Seller (other than another Acquired Company) that is in effect. Part 2.10(b) of the Seller Disclosure Letter sets forth a true and complete list of each Contract or Other Agreement (other than a Life and Annuity Contract or Related Contract entered into in the ordinary course of business) to which any Acquired Company is a party, or by which any of them or any portion of their respective properties or other assets may be bound, and that is of a nature described below in this
     Section 2.10(b) (each, a "MATERIAL CONTRACT"):

                    (i) an employment contract (whether oral or written) that has an aggregate future liability in excess of $100,000 and is not terminable by such Acquired Company by notice of not more than 60 days for a cost of less than $50,000;

                    (ii) a Contract or Other Agreement (x) containing a provision limiting the ability of any Acquired Company to engage in any line of insurance or asset management in any geographical area or to compete with any Person, or (y) providing for "exclusivity" as a result of which any Acquired Company is restricted with respect to distribution and marketing;

                    (iii) a (A) management, service, consulting or other similar type of contract or (B) advertising agreement or arrangement, in any such case which has an aggregate future liability to any person (other than another Acquired Company) in excess of $250,000 and is not terminable by such Acquired Company by notice of not more than 60 days for a cost of less than $125,000;

                    (iv) a material license, option or other agreement relating in whole or in part to any Proprietary Rights described in
            Section 2.14 (including any license or other agreement under which any Acquired Company is licensee or licensor of any such Proprietary Right);

                    (v) a Contract or Other Agreement under which any Acquired Company has borrowed any money from, or issued any note, bond, debenture or other evidence of indebtedness to, any Person, or any other note, bond, debenture or other evidence of indebtedness issued to any Person, in any such case which, individually, is in excess of $1,000,000;

                    (vi) a Contract or Other Agreement under which (A) any Person has directly or indirectly guaranteed indebtedness, liabilities or obligations of such Acquired Company or (B) any Acquired Company has directly or indirectly guaranteed indebtedness, liabilities or obligations of any Person (in each case other than endorsements for the purpose of collection in the ordinary course of business), in any such case which, individually, is in excess of $1,000,000;

                    (vii) a Contract or Other Agreement under which such Acquired Company has made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person, in any such case which, individually, is in excess of $1,000,000;

                    (viii) a Contract or Other Agreement providing for indemnification outside of the ordinary course of business of any Person with respect to liabilities relating to any current or former business of any Acquired Company or any predecessor to an Acquired Company;

                    (ix) a Contract or Other Agreement with any Person (other than an Acquired Company) to which a Broker/Dealer Subsidiary is a party and pursuant to which such Broker/Dealer Subsidiary acts as a placement agent for securities;

                    (x) a Contract or Other Agreement by or to which any Acquired Company or any of an Acquired Companies' assets or business is bound or subject which has an aggregate future liability to any Person (other than another Acquired Company) in excess of $1,000,000 and is not terminable by such Acquired Company by notice of not more than 60 days for a cost of less than $500,000;

                    (xi) a Contract or Other Agreement preventing the solicitation for employment of third parties by the applicable Acquired Company;

                    (xii) a "standstill" Contract or Other Agreement prohibiting an Acquired Company from acquiring the assets or securities of any person;

                    (xiii) a partnership, joint venture, shareholders or other similar Contract or Other Agreement with any Person; or

                    (xiv) a Contract or Other Agreement relating to the future disposition or acquisition of any investment in any person or of any interest in any business enterprise (other than the disposition or acquisition of investments in the ordinary course of the business of the applicable Acquired Company, including the disposition or acquisition of investments forming part of the Investment Portfolio), or requiring an Acquired Company to purchase any security (other than the disposition or acquisition of investments in the ordinary course of business of the applicable Acquired Company, including the disposition or acquisition of investments forming part of the Investment Portfolio).

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     SECTION 2.11   FINDERS AND INVESTMENT BANKERS. Neither Seller nor any
Acquired Company nor any of their respective officers, directors or Affiliates has employed any investment banker, financial advisor, broker or finder in connection with the transactions contemplated by this Agreement, except for Goldman, Sachs & Co. ("GOLDMAN SACHS") and Milliman USA, Inc. ("MILLIMAN"), or incurred any liability for any investment banking, business consultancy, financial advisory, brokerage or finders' fees or commissions in connection with the transactions contemplated hereby, except for fees payable to Goldman Sachs and Milliman, all of which fees have been or will be paid by Seller in accordance with the agreements between Seller and Goldman Sachs and Seller and Milliman.

     SECTION 2.12 COLLECTIVE BARGAINING AGREEMENTS. No Acquired Company is a party to or subject to any collective bargaining agreement with any labor union. To the knowledge of Seller, no union organization campaign is in progress with respect to the Business Employees. There are no labor controversies pending or, to the knowledge of Seller, threatened in writing against any Acquired Company which, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect on the Acquired Companies. There are not any pending charges against Seller (relating to any of the Acquired Companies, any of their current or former employees or the Bank Channel Employees), any Acquired Company or any current or former employees of Seller or any Acquired Company by any Governmental Entity responsible for the prevention of unlawful employment practices, and none of Seller or any Acquired Company has received written communication during the past three years of the intent of any Governmental Entity responsible for the enforcement of labor or employment laws to conduct an investigation of or affecting any Acquired Company and, to the knowledge of Seller, no such investigation is in progress.

     SECTION 2.13 INSURANCE. Seller carries insurance with respect to the Acquired Companies with insurers that, to the knowledge of Seller, are solvent, in amount and types of coverage which are customary in the industry and against risks and losses which are usually insured against by persons holding or operating similar properties and similar businesses. Except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect on the Acquired Companies, all such policies are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any period ending prior to the Closing
Date), and no notice of cancellation or termination has been received with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation. To the knowledge of Seller, the business of the Acquired Companies has been conducted in a manner so as to conform in all material respects to all applicable provisions of such insurance policies. No material claims have been asserted under any of such insurance policies or relating to the properties, assets or operations of the Acquired Companies since January 1, 2002.

     SECTION 2.14   PROPRIETARY RIGHTS.

            (a) The Acquired Company Proprietary Rights, together with the intellectual property being licensed under each of the Transitional Trademark License, the Buyer Intellectual Property License and the IP Side Letters, will immediately after the Closing be sufficient to conduct the business of the Acquired Companies as it is now being conducted. Part 2.14(a) of the Seller Disclosure Letter sets forth a true and complete list of all material unregistered and unpatented Acquired Company Proprietary Rights. With respect to all Acquired Company Proprietary Rights that are registered or subject to an application for registration in the United States, Part 2.14(a) of the Seller Disclosure Letter sets forth a list of all registered Acquired Company Proprietary Rights and a list of all jurisdictions in which such Proprietary Rights are registered or registrations applied for and all registration and application numbers. All the material Acquired Company Proprietary Rights have been duly registered in, filed in or issued by the appropriate Governmental Entity where such registration, filing or issuance is necessary for the conduct of the business of the Acquired Companies as it is presently conducted. The Acquired Companies are the owners of, and, to the knowledge of Seller, have the right to use, execute, reproduce, display, perform, modify, enhance, distribute, prepare derivative works of and sublicense, without payment to any other Person, all the Acquired Company Proprietary Rights, and the consummation of the transactions contemplated hereby does not and will not conflict with, alter or impair any such rights, and since January 1, 2002 neither Seller nor any Acquired Company has received any written communication from any Person asserting any ownership interest in any Acquired Company Proprietary Rights. Neither Seller nor any Acquired Company has granted any license of any kind relating to any Acquired Company Proprietary Rights (other than to an Acquired Company).

            (b) To the knowledge of Seller, the operations of the Acquired Companies do not violate, conflict with or infringe and, to the knowledge of Seller, since January 1, 2002, no Person has asserted in writing to the Acquired Companies that such operations violate, conflict with or infringe any patents, copyrights or trademarks owned by any third party. To the knowledge of Seller, there are no third parties whose operations infringe nor has anyone asserted in writing that such operations conflict with or infringe, any Acquired Company Proprietary Rights.

     SECTION 2.15 COMPLIANCE WITH LAW. The businesses of the Acquired Companies have been conducted in compliance with all Laws applicable to the Acquired Companies, except for instances of non-compliance which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Acquired Companies. None of the Acquired Companies or any Registered Investment Company or Registered Separate Account has received any written notice of any alleged violation of Law from a Governmental Entity since January 1, 2002 (other than written notices which have been cured or otherwise remedied), and there are no pending or, to the knowledge of Seller, threatened hearings or investigations with respect to any such violation. To the knowledge of the Seller, there is no unresolved violation or exception by any Governmental Entity with respect to any report or statement relating to any examination of any Acquired Company or any Registered Investment Company or Registered Separate Account. This Section 2.15 does not relate to matters covered by Section 2.17,
Section 2.18, Section 2.19 or Section 2.20.

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     SECTION 2.16   REAL PROPERTY.

            (a) Each of the Acquired Companies has good, clear and marketable fee title to the real property listed on Part 2.16(a) of the Seller Disclosure Letter, free and clear of all Liens except (i) taxes not yet due and (ii) such imperfections or irregularities of title or other Liens as do not and would not reasonably be expected to materially affect the use of the real property subject thereto or affected thereby or otherwise materially impair business operations at such properties.

            (b) Part 2.16(b) of the Seller Disclosure Letter sets forth the address of each material parcel of property leased or subleased by an Acquired Company (each, a "LEASED PROPERTY"), and a true and complete list of all leases for each such Leased Property (each, a "LEASE") (including the date and name of the parties to such Lease). With respect to each of the Leases:

                    (i)     such Lease is valid and in full force and effect;

                    (ii) to the knowledge of Seller, the transactions contemplated in this Agreement do not require the consent of any other party to a Lease, an assignment of Lease or a sublease;

                    (iii) to the knowledge of Seller, (A) the Acquired Company or any other party to the Lease is not in breach or default under such Lease, and (B) no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease;

                    (iv) to the knowledge of Seller, the Acquired Company has not subleased, licensed or otherwise granted anyone the right to use or occupy such Leased Property or any portion thereof; and

                    (v) to the knowledge of Seller, the Acquired Company has not collaterally assigned or granted any other security interest in such Lease or any interest therein.

            (c) The Leased Properties comprise all of the real property used in the business of the Acquired Companies as currently conducted.

     SECTION 2.17   LICENSES AND PERMITS.

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            (a)     Except as otherwise expressly addressed in Section 2.7, the
     Acquired Companies and each Registered Investment Company and Registered Separate Account have obtained, and are and have at all times since January 1, 2002 been in compliance in all respects with, all necessary licenses, permits, consents, approvals, orders, certificates, authorizations, declarations and filings required by all Governmental Entities for the conduct of the businesses and operations of the Acquired Companies as now conducted (collectively, the "REQUIRED LICENSES"), except where the failure to have obtained or complied with any such Required Licenses, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on the Acquired Companies.

            (b) Part 2.17(b) of the Seller Disclosure Letter sets forth a list of all Required Licenses. Since January 1, 2002, Seller has not received written notice of any Proceedings relating to the revocation or modification of any Required Licenses the loss of which, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect on the Acquired Companies. To the knowledge of Seller, and except for the "relicensing" requirements in the states identified on Part 2.17(b) of the Seller Disclosure Letter and any similar requirements in other states that may be triggered by the change in control of the Insurance Subsidiaries but do not require the approval of any Governmental Entity sooner than 90 days following the Closing, none of the Required Licenses will be subject to suspension, modification, revocation or nonrenewal as a result of the execution and delivery of this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby.

     SECTION 2.18 ENVIRONMENTAL MATTERS. Except for such matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on the Acquired Companies:

            (a) each of the Acquired Companies is, and has been, in compliance with all Environmental Laws, and none of the Acquired Companies has received any communication that alleges that any of the Acquired Companies are in violation of, or have liability under, any Environmental Law;

            (b) each of the Acquired Companies has obtained and is in compliance with all Environmental Permits necessary for its operations as currently conducted;

            (c) there are no Environmental Claims pending or, to the knowledge of Seller, threatened in writing, against any of the Acquired Companies;

            (d) there have been no releases of any Hazardous Material that would reasonably be expected to form the basis of any Environmental Claim against any of the Acquired Companies or against any Person whose liabilities for such Environmental Claims any of the Acquired Companies have, or may have, retained or assumed, either contractually or by operation of law; and

            (e) (i) none of the Acquired Companies has retained or assumed, either contractually or by operation of law, any liabilities or obligations that could reasonably be

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expected to form the basis of any Environmental Claim against any of the
Acquired Companies and (ii) to the knowledge of Seller, no Environmental Claims are pending against any Person whose liabilities for such Environmental Claims any of the Acquired Companies have, or may have, retained or assumed, either contractually or by operation of law.

     SECTION 2.19   TAX RETURNS AND TAX PAYMENTS.

            (a) Seller has timely filed all U.S. federal income Tax Returns and Combined Returns and each of the Acquired Companies has timely filed all other Tax Returns required to be filed by them for taxable periods prior to the Closing Date, except, as to such Tax Returns, to the extent that any failure to have filed, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on the Acquired Companies, and all such Tax Returns were true and correct in all material respects. Seller and the Acquired Companies have paid all Taxes shown to be due on such Tax Returns and all other Taxes otherwise due, except to the extent that any failure so to pay, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on the Acquired Companies. The unpaid Taxes of the Acquired Companies (i) did not, as of December 31, 2003, exceed the reserve for Tax liability set forth on the face of the December 31, 2003 balance sheet included within the December Financial Statements and the December 31, 2003 combined balance sheet included within the Non-Insurance Financial Statements and (ii) will not exceed such reserve as adjusted for operations through the Closing Date, except to the extent that any failure to reserve, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on the Acquired Companies. Subject to
     Section 4.8(c), the reserve for Tax liability will be prepared in accordance with the past custom and practice of the Acquired Companies in filing their Tax Returns. The reserve for Taxes for federal income Taxes and state income Taxes for Combined Returns on the December 31, 2003 balance sheet included within the December Financial Statements and the December 31, 2003 combined balance sheet included within the Non-Insurance Financial Statements will be settled prior to the Closing Date pursuant to
     Section 4.13 or otherwise.

            (b) No claim for unpaid Taxes in writing by a Tax authority has been asserted against Seller or any Acquired Company and no written notice of audit by a Tax authority has been received by Seller, which, if resolved unfavorably, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect on the Acquired Companies. No audit or examination of any Acquired Company is being conducted by a Tax authority, which, if resolved unfavorably, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect on the Acquired Companies. No extension of the statute of limitations is in effect on the assessment of any Taxes of the Acquired Companies. None of the Acquired Companies is or has been during any year for which the applicable statute of limitations with respect to the payment of federal income Taxes has not yet expired, a member of an affiliated group of corporations within the meaning of Section 1504 of the Code other than an affiliated group the common parent of which is or was Seller or has any liability resulting from Taxes of any Person other than the Acquired Companies under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law).

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

            (c)     Seller is not a "foreign person" within the meaning of
     Section 1445 of the Code.

            (d) Each of the Acquired Companies has complied with all applicable laws relating to the payment and withholding of Taxes (i) pursuant to Sections 1441, 1442, 3121 and 3402 of the Code or similar provisions under any state, local or foreign laws) and (ii) with respect to any Policy under Sections 3405, 6047(a) and 6047(d)(1)(B) of the Code or similar provisions under any state, local or foreign laws, except to the extent that any failure to have paid or withheld, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on the Acquired Companies and has, within the time and manner prescribed by law, withheld from and paid over to the proper authorities all amounts required to be so withheld and paid over under applicable laws.

            (e) None of the Acquired Companies shall be required to include in a Tax period ending after the Closing Date taxable income attributable to income that accrued in a prior Tax period but was not recognized in any prior Tax period as a result of the installment method of accounting, the long-term contract method of accounting, the cash method of accounting or
     Section 481 of the Code or comparable provisions of state, local or foreign Tax law.

            (f) No material liens for Taxes exist with respect to any of the assets or properties of the Acquired Companies except for statutory liens for Taxes not yet due or payable.

            (g) Each deficiency resulting from any closed audit or examination relating to Taxes of the Seller and the Acquired Companies has been timely paid, except to the extent that any failure to have paid, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on the Acquired Companies.

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            (h)     Except as otherwise provided in this Section 2.19(h), each reserve item with respect to the Insurance Subsidiaries, in all material respects, was determined correctly in accordance with the requirements of Sections 807, 811 and 846 of the Code for any tax returns in which any of them were included for the taxable periods ended December 31, 2001 and December 31, 2002, has been consistently and correctly applied with respect to the filing of all tax returns including any of them for all taxable years for which the applicable statute of limitations has not expired, and will be consistently and correctly applied with respect to the filing of any tax returns in which any of them will be included for the taxable period ended December 31, 2003 and the taxable period from January 1, 2004 through the Closing Date when such tax returns are filed (it being understood by Parent and Buyer that in making the representations and warranties in this Section 2.19(h), Seller and GAC are not representing and warranting that the reserves referred to therein or the assets supporting such reserves have been or will be sufficient or adequate for the purpose for which they were established or that reinsurance receivables taken into account in determining the amount of such reserves will be collectible). No representation or warranty is made in this Section 2.19(h) with respect to reserve items in connection with the implementation of 2001 CSO reserving methodology.

            (i) No Insurance Subsidiary has agreed, or is required to make, any adjustment under Section 807(f) of the Code.

            (j) Each Insurance Subsidiary is and has been taxable as a life insurance company within the meaning of Section 816 of the Code for the taxable period ending on or including the Closing date and for all prior taxable periods for which the statute of limitations has not expired.

            (k) Set forth on Part 2.19(k) of the Seller Disclosure Letter is the policyholders surplus account and the shareholders surplus account (as defined in Section 815 of the Code) for each Insurance Subsidiary as of December 31, 2002 as reported on Seller's consolidated federal income Tax Return for the taxable year ending on December 31, 2002, which surplus accounts were materially correct as of the date such Tax Returns was filed.

            (l) All tax sharing agreements to which the Acquired Companies are parties or by which the Acquired Companies are bound will be terminated before closing. None of the Acquired Companies is party to or bound by any written, tax indemnity obligation.

     SECTION 2.20   EMPLOYEE BENEFIT PLANS.

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

            (a) Part 2.20(a)(i) of the Seller Disclosure Letter sets forth a true and correct list of each bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock option, phantom stock, performance, retirement, thrift, savings, stock bonus, cafeteria, paid time off, perquisite, fringe benefit, vacation, severance, termination, retention, change of control, disability, death benefit, hospitalization, medical or other welfare benefit or other plan, program, arrangement or understanding, whether oral or written, formal or informal, funded or unfunded (whether or not legally binding), including, without limitation, each "employee pension benefit plan" (as defined in Section 3(2) of ERISA, whether or not subject to ERISA) (a "PENSION PLAN") and "employee welfare benefit plan" (as defined in Section 3(1) of ERISA, whether or not subject to ERISA) (a "WELFARE PLAN"), whether or not subject to the United States law, in each case maintained or contributed to, or required to be maintained or contributed to, by Seller or any of its Subsidiaries or any other person or entity that, together with Seller, is or was treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, together with Seller, a "COMMONLY CONTROLLED ENTITY") providing compensation or benefits to any current or former employees of an Acquired Company or any Bank Channel Employee (each such plan, a "PLAN" and, collectively, the "PLANS") that is a material Plan, other than the Acquired Company Plans. Part 2.20(a)(ii) of the Seller Disclosure Letter sets forth a true and correct list of each Acquired Company Plan. With respect to each Acquired Company Plan and other material Plan, Seller has delivered to Parent complete and correct copies of such Plan (or a description of such Plan if not written). To the extent applicable to an Acquired Company Plan, Seller has delivered to Buyer complete and correct copies of all trust agreements, insurance contracts or other funding agreements or arrangements, the three most recent actuarial and trust reports, the three most recent Form 5500s required to have been filed with the IRS and all schedules thereto, the most recent IRS determination letter, all current summary plan descriptions, and any and all amendments to any such document. To the knowledge of Seller, each item described in the immediately preceding sentence was as of its date and is true and correct in all material respects.

            (b) Each Plan intended to be qualified under Section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter from the IRS with respect to all tax law changes through the Economic Growth and Tax Relief Reconciliation Act of 2001 as to its qualification under the Code and to the effect that each such trust is exempt from taxation under Section 501(a) of the Code. No such determination letter has been revoked, and, to the knowledge of Seller, revocation has not been threatened. No event has occurred and no circumstances exist that would (i) be reasonably likely to adversely affect
     (x) such qualification or tax-exempt status in form or operation or (y) the tax-qualification of such Plan, or (ii) materially increase its cost or require security under Section 307 of ERISA.

            (c) Each of the Acquired Company Plans has been operated and administered in compliance in all material respects with its terms. Each Acquired Company and all the Acquired Company Plans are in compliance in all material respects with the applicable provisions of ERISA, the Code and all other Applicable Laws. All contributions required to be made to any Acquired Company Plan have been timely made or properly accrued on the Non-Insurance Financial Statements or the Insurance Subsidiary Statements. There are no pending or, to the knowledge of Seller, threatened investigations by any Governmental Entity, termination proceedings or other claims (except routine claims for benefits payable under the Plans) by or on behalf of any employee or beneficiary under any Acquired Company Plan, or otherwise involving any such Acquired Company Plan or the assets of any Acquired Company Plan and there are not any facts or circumstances that could give rise to any material liability in the event of any such investigation, claim or proceeding. All reports, returns and similar documents with respect to the Acquired Company Plans required to be filed with any Governmental Entity or distributed to any Acquired Company Plan participant have been duly and timely filed or distributed and all reports, returns and similar documents actually filed or distributed were true and correct in all material respects.

            (d) Except as expressly provided in Section 4.6, with respect to any Plan (other than any Acquired Company Plan), there is no liability which could reasonably be expected to become a liability of Parent, Buyer and its Subsidiaries (including the Acquired Companies) following the Closing. No Commonly Controlled Entity has (i) engaged in a transaction described in Section 4069 of ERISA that could subject Parent, Buyer or any of its Subsidiaries (including each Acquired Company) to liability at any time after the date hereof or (ii) acted in a manner that could, or failed to act so as to, result in material fines, penalties, taxes or related charges under (x) Section 502(c), (i) or (1) of ERISA, (y) Section 4071 of ERISA or (z) Chapter 43 of the Code.

            (e) No amount or other entitlement or economic benefit that could be received (whether in cash or property or the vesting of property) as a result of the execution or delivery of this Agreement or any of the transactions contemplated by this Agreement (alone or in combination with any other event, including termination of employment) by any current or former employees of an Acquired Company or any Bank Channel Employee who is a "disqualified individual" (as such term is defined in Treasury Regulation
     Section 1.280G-1) under any Plan or Contract or Other Agreement or otherwise would be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code) and no such disqualified individual is entitled to receive any additional payment from an Acquired Company in the event that the excise tax required by Section 4999(a) of the Code is imposed.

            (f) No Acquired Company Plan (i) is subject to Title IV or Part 3 of Title I of ERISA or Section 412 of the Code or (ii) is a multiemployer plan as defined in Section 4001(a)(3) of ERISA (a "MULTIEMPLOYER PLAN"), and no employee benefit plan (that would be treated as an Acquired Company Plan if it were still in existence) described in the immediately preceding clause (i) or (ii) has been terminated within the six years prior to the date hereof, the liabilities of which have not been satisfied in full.

            (g)     With respect to each Plan that is subject to Title IV or
     Part 3 of Title I of ERISA or Section 412 of the Code: (i) no reportable event (within the meaning of Section 4043 of ERISA, other than an event for which the reporting requirements have been waived by regulations) has occurred in the six (6) years prior to the date hereof or is expected to occur on or prior to the Closing; (ii) there has been no application for waiver and has been no accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived, as of the most recently ended plan year of such Plan; (iii) no Commonly Controlled Entity has been required to provide security under Section 401(a)(29) of the Code; (iv) all premiums (and interest charges and penalties for late payment, if applicable) have been paid when due to the Pension Benefit Guaranty Corporation ("PBGC"); and (v) no filing has been made with the PBGC and no proceeding has been commenced by the PBGC to terminate any Plan and no condition exists which could constitute grounds for the termination of any such Plan by the PBGC.

            (h) No Acquired Company has any unsatisfied actual or contingent liability under Title IV of ERISA for any employee benefit plan that is not a Plan.

            (i) No "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA) has occurred that involves the assets of any Acquired Company Plan that could subject any Acquired Company or any of its Subsidiaries, any of their employees, or, to the knowledge of Seller, a trustee, administrator or other fiduciary of any trust created under any Acquired Company Plan to the tax or sanctions on prohibited transactions imposed by Section 4975 of the Code or Title I of ERISA; no Acquired Company or any of its Subsidiaries, any of their employees, or, to the knowledge of Seller, a trustee, administrator or other fiduciary of any Acquired Company Plan or any agent of any of the foregoing has engaged in any transaction or acted in a manner that could, or has failed to act so as to, subject any Acquired Company or any of its Subsidiaries, any of their employees or any trustee, administrator or other fiduciary to any liability for breach of fiduciary duty under ERISA or any other applicable Law.

            (j) No Acquired Company Plan that is a Welfare Plan provides benefits after termination of employment except where the cost thereof is borne entirely by the former employee (or his or her eligible dependents or beneficiaries) or as required by Section 4980B(f) of the Code or any similar statute.

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            (k)     No current or former employee of any Acquired Company or any
     Bank Channel Employees will be entitled to any additional compensation, severance or other benefits or any acceleration of the time of payment or vesting of any compensation or benefits under any Plan or Contract or Other Agreement as a result of the transactions contemplated hereby (alone or in combination with any other event) or any compensation or benefits under any Plan or Contract or Other Agreement the value of which will be calculated on the basis of any of the transactions contemplated hereby (alone or in combination with any other event), except as expressly provided in this Agreement. The execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby (alone or in combination with any other event) and compliance with the provisions of this Agreement and the other Transaction Documents do not and will not require the funding (whether through a grantor trust or otherwise) of, or increase the cost of, any Plan or Contract and Other Agreement or any other employment arrangement.

            (l) No Acquired Company has any material liability or obligations, including under or on account of a Plan or Contract or Other Agreement, arising out of the hiring of persons to provide services and treating such persons as consultants or independent contractors and not as employees.

     SECTION 2.21   INVESTMENT ADVISORY ACTIVITIES.

            (a)     ADVISORY AGREEMENTS, INVESTMENT COMPANIES AND OTHER CLIENTS.

                    (i) Part 2.21(a)(i) of the Seller Disclosure Letter sets forth a list, as of December 31, 2003, of each Client with an account of greater than $1,000,000 of each Investment Advisor Subsidiary and shows for each such Client the aggregate amount of assets under management with Safeco Asset Management Company as of such date.

                    (ii) Seller has previously delivered to Parent copies of each Advisory Agreement with any of the Clients listed on Part 2.21(a)(i) of the Seller Disclosure Letter, such Advisory Agreements being referred to herein as the "CLIENT CONTRACTS"; provided that, for purposes of clauses (iii) and (iv) below, "Client Contracts" shall include all Advisory Agreements, regardless of the size of any related account. Since January 1, 2003, none of the Investment Adviser Subsidiaries has received and none is aware of any written demands or formal requests for reductions in the fee rates, waivers of fees or other reductions in the amounts payable under the Client Contracts.

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

                    (iii) Each Client Contract and any subsequent renewal has been duly authorized, executed and delivered by the Investment Adviser Subsidiary party thereto and, to the knowledge of Seller, each other party thereto, and is a valid and legally binding agreement, enforceable against such Investment Adviser Subsidiary and, to the knowledge of Seller, each other party thereto, subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors' rights and remedies generally, and (ii) the effect of equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

                    (iv) Each Investment Adviser Subsidiary and, to the knowledge of Seller, each other party thereto, is in substantial compliance with the terms of each Client Contract to which it is a party, and is not in default under any of the terms of any such Client Contract, except where such default would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect on the Acquired Companies; there does not exist under any Client Contract any event or condition that, after notice or lapse of time or both, would constitute an event of default thereunder on the part of the Investment Adviser Subsidiary in question, or, to the knowledge of Seller, any other party thereto, except, in each case, where such event or condition would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect on the Acquired Companies.

            (b)     REGISTERED INVESTMENT COMPANIES.

                    (i) Each Registered Investment Company is, and at all times required under the Securities Laws has been, duly registered with the SEC as an investment company under the Investment Company Act. Since January 1, 1999, each Registered Investment Company has continuously been (A) in substantial compliance with (w) the terms and conditions of its Constituent Documents, (x) the Securities Laws and the rules and regulations promulgated thereunder, (y) its investment policies and investment restrictions set forth in its registration statement as from time to time in effect and (z) the laws of its jurisdiction of formation and of each jurisdiction in which shares of such Registered Investment Company have been offered for sale or sold, and (B) duly registered or licensed and in good standing under the laws of each jurisdiction in which qualification is necessary. Without limiting the generality of the foregoing, each Registered Investment Company has maintained its records in compliance in all material respects with each of the Investment Company Act, the Investment Advisers Act and the rules of the National Association of Securities Dealers, Inc., including records necessary to substantiate the performance of the Registered Investment Company set forth in such Registered Investment Company's registration statements as from time to time in effect. There are no special restrictions, consent judgments or SEC or judicial orders on or against or with regard to any Registered Investment Company in effect, except for exemptive orders issued pursuant to Section 6(c) of the Investment Company Act listed on Part 2.21(b)(i) of the Seller Disclosure Letter.

                    (ii) Seller has delivered to Parent copies of the audited financial statements for each of the Registered Investment Companies for their fiscal year ending in 2002, and will deliver to Parent copies of any interim financial statements (whether quarterly, semi-annual or annual) prepared in the ordinary course for periods ending after the date hereof and before the Closing Date promptly upon such financial statements becoming available (the "INVESTMENT COMPANY FINANCIAL STATEMENTS"). Each Investment Company Financial Statement is consistent with the books and records of such Registered Investment Company, and has been prepared in accordance with GAAP applied on a consistent basis throughout the periods presented in such Investment Company Financial Statement, subject, in the case of interim unaudited Investment Company Financial Statements, only to normal recurring year-end adjustments. The minute books of each Registered Investment Company accurately record all material corporate action taken by its shareholders and trustees and committees and true, correct and complete copies of such documents with respect to meetings occurring after January 1, 2001, have been delivered to Buyer.

                    (iii) (A) Seller has delivered to Parent copies of each Advisory Agreement in effect on the date hereof between Safeco Asset Management Company and each Registered Investment Company; (B) each such Advisory Agreement and any subsequent renewal has been duly authorized, executed and delivered by Safeco Asset Management Company, and, to the knowledge of Seller, the Registered Investment Company party thereto; and is a valid and legally binding agreement, enforceable against Safeco Asset Management Company and, to the knowledge of Seller, each other party thereto (subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors' rights and remedies generally, and (ii) the effect of equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law)); and (C) in the case of each Advisory Agreement with a Registered Investment Company has been adopted in compliance with Section 15 of the Investment Company Act, and if applicable, Rule 12b-1 thereunder.

                    (iv) Each current prospectus (which term, as used in this Agreement, shall include any related statement of additional information), as amended or supplemented, relating to each Registered Investment Company has been delivered to Parent. Each Registered Investment Company has timely filed all prospectuses, annual information forms, registration statements, proxy statements, financial statements, notices on Form 24f-2, other forms, reports, sales literature and advertising materials and any other documents required to be filed with any Governmental Entity, and any amendments thereto (the "FUND REPORTS"), and has timely paid all fees and interest required to be paid in connection therewith. The Fund Reports (i) have been prepared in accordance with the requirements of applicable Law, and (ii) did not at the time they were filed, and with respect to any prospectus, proxy statement, sales literature or advertising material, did not during the period of its authorized use, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were or are made, not misleading.

                    (v) None of the Advisory Agreements between a Registered Investment Company or any of its Subsidiaries and Safeco Asset Management Company contains any undertaking by such entity to cap fees or to reimburse any or all fees thereunder except, as of the date hereof, as may be disclosed in the applicable Investment Company Financial Statements.

                    (vi) Part 2.21(b)(vi) of the Seller Disclosure Letter sets forth all of the investment advisory agreements, sub-advisory agreements and distribution or underwriting contracts or plans adopted pursuant to Rule 12b-1 under the Investment Company Act (a "12b-1 PLAN") or arrangements for the payment of service fees (as such term is defined in Rule 2830 of the NASD Conduct Rules), and all administrative services and other services agreements, if any (collectively, the "FUND AGREEMENTS"), to which any Registered Investment Company is a party and which are in effect on the date of this Agreement. True, correct and complete copies of the Fund Agreements have been delivered to Parent prior to the date hereof. As to each Registered Investment Company (other than any Registered Separate Account that is not a management investment company), there has been in full force and effect an investment advisory agreement and a distribution or underwriting agreement at all times since inception of such Registered Investment Company. Each Fund Agreement was duly approved in accordance with the applicable provisions of the Investment Company Act and all payments due since December 31, 2002 under each distribution or principal underwriting agreement to which any Registered Investment Company is a party have been made in compliance with the related 12b-1 Plan; and the operation of each such 12b-1 Plan complies with Rule 12b-1 under the Investment Company Act.

                    (vii) Each of the Registered Investment Companies has issued its shares, units or other interests and operated in compliance in all material respects with its investment objectives and policies and with Law, including Section 17 of the Investment Company Act; and each Board of a Registered Investment Company has been established and operates in conformity with the requirements and restrictions of Sections 9, 10 and 16 of the Investment Company Act. All shares of each Registered Investment Company have been duly authorized, are validly issued, fully-paid and non-assessable and have been sold in compliance with the Securities Act. With respect to each Registered Investment Company, all registration or qualification statements or notices of offering to sell or sales under which shares of such Registered Investment Company have been sold have, at all times when such registration statement, qualification statement or notice has been effective, complied in all material respects with the requirements of the Investment Company Act, the Securities Act and any other applicable Law then in effect. No stop order suspending the effectiveness of any such registration or qualification statement or notice has been issued and no proceedings for that purpose have been instituted or, to the knowledge of Seller, are contemplated with respect to any Registered Investment Company.

                    (viii) As of the Closing Date, each Investment Company Board of a Registered Investment Company having such a Board has taken such action required to be taken to approve new Advisory Agreements with Safeco Asset Management Company and to constitute itself in each case so as to comply with the provisions of Section 15 of the Investment Company Act and Rule 12b-1 thereunder.

                    (ix) Except as contemplated by Sections 4.9 and 4.10, no further action of the Investment Company Board of any Registered Investment Company having such a Board or of the shareholders of any such Registered Investment Company is required in connection with the transactions contemplated by this Agreement.

                    (x) Each of (1) the proxy solicitation materials to be distributed to the shareholders of any Registered Investment Company in connection with the approvals described in Sections 4.9 and 4.10 and (2) the materials provided to the Boards of any Registered Investment Companies in connection with the approvals of the Board resolutions have provided and will provide all information necessary in order to make the disclosure of information therein satisfy the requirements of Section 14 of the Exchange Act, Sections 15 and 20 of the Investment Company Act and the rules and regulations thereunder and such materials and information (except to the extent supplied by Parent or its Affiliates) will be complete in all respects and will not contain (at the time such materials or information are distributed, filed or provided, as the case may be) any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading or necessary to correct any statement or any earlier communication with respect to the solicitation of a proxy for the same meeting or subject matter which has become false or misleading.

                    (xi) As of the date hereof, no exemptive orders or no action letters from any Governmental Entity have been obtained, nor are any requests pending therefor, with respect to any Registered Investment Company under any of the Securities Laws except for exemptive orders issued pursuant to Section 6(c) of the Investment Company Act for regular operations in the ordinary course of business listed on Part 2.21(b)(xi) of the Seller Disclosure Letter.

                    (xii) No Acquired Company nor any of their Subsidiaries or Affiliates has any express or implied understanding or arrangement which would impose an unfair burden on any of the Registered Investment Companies or would in any way violate Section 15(f) of the Investment Company Act as a result of the transactions set forth in Section 1.1.

                    (xiii) Neither the Seller nor any "affiliated person" (as defined in the Investment Company Act) of the Seller or any Registered Investment Company receives or is entitled to receive any compensation directly or indirectly (i) from any Person in connection with the purchase or sale of securities or other property to, from or on behalf of any Registered Investment Company, other than bona fide ordinary compensation as principal underwriter for such Registered Investment Company or as broker in connection with the purchase or sale of securities in compliance with Section 17(e) of the Investment Company Act or (ii) from any Registered Investment Company or its security holders for other than bona fide investment advisory, administrative or other services. Disclosure of any such compensation arrangements has been made in the registration statement of each Registered Investment Company filed with the SEC to the extent such disclosure is required by applicable Law.

                    (xiv) Since the dates of the most recent audited financial statements included in the Investment Company Financial Statements of each Registered Investment Company, such Registered Investment Company has not, except for such actions expressly required under this Agreement to be taken in connection with the transactions contemplated hereby:

                            (1) declared, set aside, made or paid any dividend or other distribution in respect of its equity interests or otherwise purchased or redeemed, directly or indirectly, any of its equity interests, except in the ordinary course of its business;

                            (2) adopted, or amended in any material respect, any deferred compensation or other plan, agreement, trust, fund or arrangement for the benefit of any trustees;

                            (3)  amended its Constituent Documents;

                            (4) changed in any material respect its accounting practices, policies or principles, except as may be required under applicable Law or GAAP; or

                            (5) operated its business in any manner other than in the ordinary course.

                    (xv) Each Registered Investment Company has in full force and effect such insurance and fidelity bonds as may be required by the Investment Company Act. Part 2.21(b)(xv) of the Seller Disclosure Letter sets forth all policies of insurance in effect with each Registered Investment Company and with each Investment Adviser Subsidiary relating to the Asset Management Business, and true and correct copies of such policies of insurance have previously been delivered to Parent.

                    (xvi) Notwithstanding any other provision in this Agreement to the contrary, Sections 2.21(b)(xvii) through 2.21(b)(xx) contain the only representations that Seller makes with respect to the Tax treatment of any Registered Investment Company and each such representation is subject to the dispute rights of
            Section 4.10(f).

                    (xvii) All Tax Returns of each Registered Investment Company that are required to be filed by it for taxable periods ending on or prior to the Closing Date (with due regard to any extensions) have been duly and timely filed. All such Tax Returns are true, correct and complete in all material respects. All Taxes of any Registered Investment Company for any Pre-Closing Tax Period have been duly and timely paid in full (or adequate provision for such has been made in its financial statements in accordance with
            GAAP).

                    (xviii) Each Registered Investment Company has complied with all laws relating to the payment and withholding of Taxes and has, within the time and the manner prescribed by law, paid over to the proper taxing authorities all amounts required to be so withheld and paid over.

                    (xix) Each Registered Investment Company that has elected to be a "regulated investment company" pursuant to Section 851(b)(1) of the Code has satisfied the relevant requirements of the Code for all taxable years, or parts thereof, of such Registered Investment Company ending on or prior to the Closing Date as to its status as a regulated investment company as defined in Section 851 of the Code. Neither Seller, any Affiliate of Seller nor, to the knowledge of Seller, any Registered Investment Company or any other agent of any Registered Investment Company has received any notice or other communication from any Governmental Entity relating to or affecting any Registered Investment Company's compliance with any of these relevant requirements.

                    (xx) With respect to each Registered Investment Company, to the knowledge of Seller, no claims have been or are being asserted by any Governmental Entity with respect to any Taxes and there are no threatened claims for Taxes. None of the Registered Investment Companies has ever entered into a closing agreement pursuant to Section 7121 of the Code or otherwise. There has not been any audit by any Governmental Entity of any Tax period of any Registered Investment Company, and, to the knowledge of Seller, no such audit is in progress and no Registered Investment Company has been notified by any Governmental Entity that any such audit is contemplated or pending. Except with respect to any extension granted pursuant to Internal Revenue Service Form 7004 (or any predecessor), no extension of time with respect to any date on which a Tax Return was or is to be filed by any Registered Investment Company is in force, and no waiver or agreement by any Registered Investment Company is in force for the extension of time for the assessment or payment of any Taxes.

                    (xxi) No Registered Investment Company, Investment Adviser Subsidiary, or Broker/Dealer Subsidiary (including any officer, director, or employee of any of them) has entered into, or acquiesced in, any agreement, arrangement or understanding to permit any person to engage in improper "market timing" or "late trading" activity (as such terms are commonly used in the securities industry) with respect to any Registered Investment Company or Separate Account. No Registered Investment Company, Investment Adviser Subsidiary, or Broker/Dealer Subsidiary (including any officer, director, or employee of any of them) has agreed to waive, modify, or otherwise not to enforce, any limitation or requirement in the then-current prospectus or statement of additional information or other constituent documents of a Registered Investment Company or Separate Account, the effect of which waiver, modification, or failure to enforce would be to permit or facilitate improper "market timing" or "late trading" activities with respect to such Registered Investment Company or Separate Account. No access person (as such term is defined in Rule 17j-1 under the Investment Company Act) of any Registered Investment Company or employee of any Investment Adviser Subsidiary or Broker/Dealer Subsidiary has engaged in any improper "market timing" or improper "late trading" activities with respect to any Registered Investment Company or Separate Account. Each Registered Investment Company has established procedures (i) to prevent patterns of transactions characteristic of improper "market timing" strategies, (ii) regarding the fair-value pricing and determination of the net asset value ("NAV") of fund shares in connection with purchase and redemption orders by investors in each Registered Investment Company (including policies and procedures to deter improper "late trading"), (iii) to prevent the improper or illegal disclosure of its portfolio holdings to any person and to prevent disclosure of its portfolio holdings in a manner that might reasonably be expected to facilitate improper market timing activities in respect of its shares or other improper or illegal activities in respect of it and (iv) reasonably designed to monitor and ensure that investors obtain the proper "breakpoint" discount with respect to purchases of shares of each Registered Investment Company with front-end sales loads (collectively, the procedures described in clauses (i)-(iv), the "RIC PROCEDURES"). Each Investment Adviser Subsidiary and each Registered Investment Company is and has at all times since January 1, 2003 been in compliance in all material respects with all such procedures. No Investment Adviser Subsidiary, Registered Investment Company or Broker/Dealer Subsidiary has acted, directly or indirectly, to facilitate purchase and redemption orders for fund shares received after the NAV has been determined for a particular day at that day's NAV, nor is any Investment Adviser Subsidiary, Registered Investment Company or Broker/Dealer Subsidiary aware of such activities occurring in connection with the operations of any Registered Investment Company, except with respect to the Safeco Resource Series Trust, as permitted by NEW YORK LIFE FUND, INC., SEC no-action letter published May 6, 1971 and as provided for in the Participation Agreements filed with the SEC as exhibits to registration statements (which in each case requires that the beneficial owner of any fund shares shall have provided the relevant purchase or sale order or instruction to the relevant intermediary prior to the time as of which such NAV is determined for the day in question). The parties agree that, in the event that any Governmental Entity asserts in any context, or any other Person asserts in a Proceeding, that any specified activity prior to the Closing constituted or might have constituted improper "market timing" or improper "late trading," then for the purposes of determining whether any of the representations in this Section 2.21(b)(xxi) has been breached, as between the parties the activity in question will be assumed to have constituted improper "market timing" or "late trading," as the case may be, regardless of whether Seller believes that the activity in question was in fact improper or constituted "market timing" or "late trading" activity.

                    (xxii) Each Registered Investment Company has at all times disclosed in its prospectus and statement of additional information to the extent required by applicable Law, any and all arrangements in place between each Investment Adviser Subsidiary or Registered Investment Company and a financial intermediary pursuant to which a financial intermediary is compensated, directly or indirectly, by such entity or an affiliate of such entity, with cash payments or other incentives in connection with its sale of shares of the Registered Investment Company. Such arrangements are and at all times have been in compliance in all material respects with applicable Law (including the Securities Act, the Investment Advisers Act, the Investment Company Act, ERISA and the NASD Regulations).

                    (xxiii) Each Investment Advisory Subsidiary has selected
            broker-dealers to execute portfolio transactions for each Registered Investment Company in accordance with the policies of each such Registered Investment Company disclosed in each such Registered Investment Company's registration statement and applicable requirements to seek best execution consistent with the Conduct Rules of the NASD.

                    (xxiv) Each Investment Adviser Subsidiary and each Registered Investment Company has at all times disclosed in its prospectus and statement of additional information to the extent required by applicable Law, any and all arrangements under which products or services other than execution of securities transactions are obtained by either entity from or through a broker-dealer in exchange for the direction by the Investment Adviser Subsidiary of client brokerage transactions to the broker-dealer. Such arrangements are and at all times have been in compliance in all material respects with applicable Law (including but not limited to the Securities Act, the Investment Advisers Act, the Investment Company Act, ERISA and the NASD Regulations).

     SECTION 2.22   INSURANCE PRACTICES.

            (a) Except as otherwise, individually or in the aggregate, would not reasonably be expected to result in, a Material Adverse Effect on the Acquired Companies, all policies, binders, slips, certificates, annuity contracts and participation agreements and other agreements of insurance, whether individual or group, that are in effect (including all applications, supplements, endorsements, riders and ancillary agreements in connection therewith) and that have been issued by the Insurance Subsidiaries and any and all marketing materials, are, to the extent required under Law, on forms approved by applicable insurance regulatory authorities which have been filed and not objected to by such authorities within the period provided for objection (the "COMPANY FORMS"). The Company Forms comply in all material respects with the insurance statutes, regulations and rules applicable thereto and, as to premium rates established by Seller or any Insurance Subsidiary which are required to be filed with or approved by insurance regulatory authorities, the rates have been so filed or approved, the premiums charged conform thereto and such premiums comply in all material respects with the insurance statutes, regulations and rules applicable thereto.

            (b) To the knowledge of the Seller, at the time any Insurance Subsidiary paid commissions to any broker or agent since January 1, 2001 in connection with the sale of Life & Annuity Contracts, each such broker or agent was duly licensed as an insurance broker (for the type of business sold by such broker) or agent in the particular jurisdiction in which such broker or agent sold such business for any Insurance Subsidiary. To the knowledge of Seller, since January 1, 1999 no such broker or agent violated (or with or without notice or lapse of time or both would have violated) in any material respect any Law or any other requirement of any Governmental Entity or arbitrator applicable to the sale or servicing of Life & Annuity Contracts. Neither the manner in which any Insurance Subsidiary compensates any Person involved in the sale or servicing of Life & Annuity Contracts that is not registered as a broker-dealer or insurance agent, as applicable, nor, to the knowledge of the Seller, the conduct of any such Person, renders such Person a broker-dealer or insurance agent under any applicable federal or state law, and the manner in which any Insurance Subsidiary compensates each Person involved in the sale or servicing of Life & Annuity Contracts is in compliance in all material respects with all applicable Law.

            (c) Notwithstanding any other provision in this Agreement to the contrary, Section 2.22(c) contains the only representations with respect to the policyholder Tax treatment that Seller makes with respect to any annuity policy or other insurance policy issued by any Insurance Subsidiary (a "POLICY"), including any benefits or other amounts provided by such a Policy, and each such representation is subject to the remediation and mitigation provisions of Section 4.10(g). The Tax treatment under the Code of any Policy (whether developed or administered by or reinsured with an unrelated party) issued or sold prior to or on the Closing Date is, and at all times through the Closing Date has been, the same or more favorable to the owner of such Policy (the "POLICY OWNER") or the intended beneficiaries thereof than the Tax treatment under the Code for which such Policy purported to qualify at the time of such Policy's issuance. For purposes of this Section 2.22(c), the provisions of the Code relating to the Tax treatment of such Policy shall refer to Code Sections 72, 79, 101, 104, 105, 106, 125, 130, 264, 401, 403, 404, 408, 408A, 412, 415, 419, 419A,
     457, 501, 505, 817, 817A, 818, 1035, 7702, 7702A and 7702B. For any such variable Policy such Insurance Subsidiary is, and at all times through the Closing Date has been, treated as the owner for Tax purposes under the Code of the assets in any segregated asset account of such Insurance Subsidiary that relate to such Policy. Any such Policy that is a modified endowment contract under Code Section 7702A (a "MEC") has been marketed as such at any relevant time prior to its issuance, or its Policy Owner has consented to such MEC status.

            (d)     OTHER INSURANCE PRACTICE REPRESENTATIONS.

                    (i) To Seller's knowledge, there is no pending or threatened audit or other proceeding with the IRS or in any court with respect to the Tax treatment of any Policy to the Policy Owner under the Code.

                    (ii) To the knowledge of the Seller, there are no "hold harmless," tax sharing, indemnification, or similar arrangements regarding the Tax qualification or treatment of any Life & Annuity Contracts.

                    (iii) All contracts issued by any Insurance Subsidiary (whether developed or administered by or reinsured with any unrelated party) that are subject to Section 817 of the Code and the Treasury Regulations promulgated thereunder have met the diversification requirements applicable thereto since the issuance of the contracts.

                    (iv) All annuity contracts issued by any Insurance Subsidiary (whether developed or administered by or reinsured with any unrelated party) that are subject to Section 72(s) of the Code contain all of the necessary provisions of Section 72(s) of the Code.

                    (v) Each Life Insurance Contract (whether developed or administered by or reinsured with any unrelated party) that was issued after December 31, 1984 complies with the requirements of
            Section 7702 of the Code and qualifies as a "life insurance contract" within the meaning of Section 7702(a) of the Code. Each Life Insurance Contract (whether developed or administered by or reinsured with any unrelated party)that was issued before January 1, 1985 (i) complies with the requirements of Section 7702 of the Code to the extent applicable to such Life Insurance Contract and qualifies as a "life insurance contract" within the meaning of
            Section 7702(a) to such extent or (ii) to the extent Section 7702 of the Code is inapplicable to such Life Insurance Contract and such Life Insurance Contract is a flexible premium contract within the meaning of Section 101(f) of the Code, complies with the requirements of such Section 101(f).

            (e) Except as would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect on the Acquired Companies, (i) each separate account maintained by an Insurance Subsidiary (a "SEPARATE ACCOUNT") is duly and validly established and maintained under the laws of its state of formation and is either excluded from the definition of investment company or exempt from registration under the Investment Company Act or is duly registered as an investment company under the Investment Company Act, and (ii) each such Separate Account is operated, and each contract issued by an Insurance Subsidiary under which Separate Account assets are held has been duly and validly issued, offered and sold. Seller has delivered to Buyer true, correct and complete copies of the annual statements of the Separate Accounts as filed with applicable state insurance regulatory authorities for the year ended December 31, 2002. Each such annual statement complied in all material respects with all applicable Laws when so filed and was timely filed with all required Governmental Entities. No material deficiencies have been asserted by any Governmental Entity with respect to any such annual statement. Each statutory financial statement of the Separate Accounts contained in any such annual statement fairly presents in all material respects, in accordance with applicable SAP, the financial condition of the applicable Separate Account and such Separate Account's summary of operations and surplus account for and during the respective periods covered by such financial statements. Each Insurance Subsidiary and each of its predecessors, if any, has at all times operated such Separate Accounts in material compliance with the terms of any and all agreements relating to such Separate Accounts and applicable Law.

            (f)     [INTENTIONALLY OMITTED].

            (g) The separate accounts maintained by an Insurance Subsidiary which are required to register as an investment company under the Investment Company Act (each, a "REGISTERED SEPARATE ACCOUNT") are and have been operated and registered in compliance with the Investment Company Act in all material respects and the applicable Insurance Subsidiary has filed all reports and amendments to its registration statement required to be filed, and has been granted all exemptive relief necessary for the operation of the Registered Separate Accounts, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Acquired Companies.

            (h) There are no Contracts or Other Agreements to which any Insurance Subsidiary is a party, or which is binding upon any Insurance Subsidiary, that restrict the right of any Insurance Subsidiary to change the crediting rates and other non-guaranteed elements under the Life & Annuity Contracts, other than pursuant to the terms of the Life & Annuity Contracts. Except as set forth in its statutory reports filed prior to the date hereof and delivered to Buyer, and except as required by Laws of general applicability and the insurance permits, grants or licenses maintained by the Insurance Subsidiaries, there are no written agreements, memoranda of understanding, commitment letters or similar undertakings binding on any Insurance Subsidiary to which such Insurance Subsidiary is a party, on one hand, and any Governmental Entity is a party or addressee, on the other hand, or orders or directives by, or supervisory letters from, any Governmental Entity specifically with respect to any Insurance Subsidiary, which (A) limit the ability of the Insurance Subsidiary or any of its Subsidiaries to issue Life & Annuity Contracts, (B) require any investments of the Insurance Subsidiary or any of its Subsidiaries to be treated as nonadmitted assets, (C) require any divestiture of any investments of the Insurance Subsidiary or any of its Subsidiaries, (D) in any manner relate to the capital adequacy (including the maintenance of any National Association of Insurance Commissioners Insurance Regulatory Information System Ratio, reserves or surplus), credit policies or management of the Insurance Subsidiary or any of its Subsidiaries or the ability of the Insurance Subsidiary or any of its Subsidiaries to pay dividends or other distributions or (E) otherwise restrict the conduct of business of the Insurance Subsidiary or any of its Subsidiaries in any material respect.

            (i) All Life & Annuity Contracts were issued in conformity in all material respects with the applicable Insurance Subsidiary's underwriting standards.

            (j) Seller has delivered to Buyer all correspondence between any Insurance Subsidiary and any Governmental Entity (other than any Taxing authority) since January 1, 2002, regarding any alleged material violation of Laws.

            (k) (i) To the extent that any Insurance Subsidiary is legally responsible therefor, (A) the terms of each Qualified Contract and the administration and operation thereof and of any plan or arrangement funded in whole or in part through any such Qualified Contract comply, and at all relevant times have complied, in all material respects with the applicable provisions of the Code and ERISA and (to the extent such plan is intended by the contract holder to limit fiduciary responsibility in accordance with section 404(c) of ERISA) comply, and at all relevant times have complied, in all material respects with all applicable requirements for limiting fiduciary responsibility under section 404(c) of ERISA; (B) contributions or payments to each such Qualified Contract that are intended to be nontaxable are not taxable; and (C) plan or contract loans made under such Qualified Contracts were neither prohibited transactions nor taxable when made or at any time thereafter, except with respect to taxable defaults in repayment of such plan or contracts loans; and

            (ii) each Insurance Subsidiary is in material compliance with all provisions of ERISA which apply to the design or administration of Life & Annuity Contracts or to the

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     investment of assets of employee benefit plans subject to ERISA which are held under Life & Annuity Contracts.

            (l) Each Insurance Subsidiary has at all times since January 1, 2003 in its marketing and sales materials, to the extent required by applicable Law, disclosed any and all arrangements in place between each Insurance Subsidiary and a financial intermediary pursuant to which a financial intermediary is compensated, directly or indirectly, by such entity or an affiliate of such entity, with cash payments or other incentives in connection with its sale of annuity and/or insurance products (collectively, "FINANCIAL INTERMEDIARY ARRANGEMENTS"). Such arrangements are and at all times since January 1, 2003 have been in compliance in all material respects with applicable Law.

            (m) No Insurance Subsidiary has acted, directly or indirectly, to facilitate purchase and redemption orders for shares in any Registered Investment Company or interests in any Separate Account received after the NAV has been determined for a particular day at that day's NAV and no such activities have occurred in connection with the operations of any Registered Separate Account, except with respect to the Safeco Resource Series Trust, as permitted by NEW YORK LIFE FUND, INC., SEC no-action letter published May 6, 1971 and as provided for in the Participation Agreements filed with the SEC as exhibits to registration statements (which in each case requires that the beneficial owner of any fund shares shall have provided the relevant purchase or sale order or instruction to the relevant intermediary prior to the time as of which such NAV is determined for the day in question).

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            (n)     No Insurance Subsidiary (including any officer, director, or employee of any Insurance Subsidiary) has entered into, or acquiesced in, any agreement, arrangement or understanding to permit any person to engage in improper "market timing" or improper "late trading" activity (as such terms are commonly used in the securities industry) with respect to any Separate Account or Registered Investment Company. No Insurance Subsidiary has agreed to waive, modify, or otherwise not to enforce, any limitation or requirement adopted or implemented by it or by such Separate Account (including without limitation in any prospectus or other offering document relating to any Separate Account or in any other constituent document relating to any Separate Account), the effect of which waiver, modification, or failure to enforce would be to permit or facilitate improper "market timing" or improper "late trading" activities with respect to such Separate Account. Each Insurance Subsidiary has established procedures to prevent patterns of transactions characteristic of improper "market timing" strategies in its Separate Accounts. Each Insurance Subsidiary and each Separate Account is and has at all times since such procedures were adopted been in compliance in all material respects with such procedures. The parties agree that, in the event that any Governmental Entity asserts in any context, or any other Person asserts in a Proceeding, that any specified activity prior to the Closing constituted or might have constituted improper "market timing" or improper "late trading," then for the purposes of determining whether any of the representations in this
     Section 2.22(n) have been breached, as between the parties the activity in question will be assumed to have constituted improper "market timing" or improper "late trading," as the case may be, regardless of whether Seller believes that the activity in question was in fact improper or constituted "market timing" or "late trading" activity.

            (o) Each Insurance Subsidiary to which the Health Insurance Portability and Accountability Act and the regulations promulgated thereunder (including 45 C.F.R. parts 160, 162 and 164) (collectively, "HIPAA") are applicable has implemented a plan or plans designed to ensure compliance by such Insurance Subsidiary, with any applicable state or federal privacy laws or regulations (including HIPAA) governing the privacy, security and electronic data transfer standards relating to health information to the extent such laws or regulations are in effect as of the date hereof, and has taken reasonable steps to formulate and implement a plan or plans designed to ensure compliance with such laws and regulations by no later than the applicable mandated compliance dates to the extent such laws and regulations are not in effect as of the date hereof. These plans, as in effect on the date hereof, are referred to collectively as the "INSURANCE SUBSIDIARY HIPAA/PRIVACY PLAN". The Insurance Subsidiary HIPAA/Privacy Plan is based upon advice of legal counsel competent as to the matter concerning: (i) the application of HIPAA and other state and federal privacy laws and regulations to each Insurance Subsidiary and (ii) the measures that must be taken to attain compliance with such laws and regulations by their mandated compliance dates. The Seller reasonably believes that the objectives set forth in the Insurance Subsidiary HIPAA/Privacy Plan for any laws and regulations that are not in effect as of the date hereof are attainable in the manner and within the time periods set forth therein (which time periods have been established to ensure full compliance by the applicable compliance dates imposed by HIPAA and other applicable state and federal privacy laws and regulations).

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     SECTION 2.23   THIRD PARTY REINSURANCE CONTRACTS. Part 2.23 of the Seller
Disclosure Letter lists all agreements pursuant to which any Insurance Subsidiary cedes or retrocedes risks assumed under the Life & Annuity Contracts (the "THIRD PARTY REINSURANCE CONTRACTS"). No Insurance Subsidiary is currently a party to any surplus relief contract or treaty, whether called a reinsurance contract or agreement or otherwise denominated, or any other similar contract or agreement other than any contract or treaty set forth in Part 2.23 of the Seller Disclosure Letter. All of the Third Party Reinsurance Contracts are in full force and effect and valid and binding upon the Insurance Subsidiaries (to the extent a party thereto, subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors' rights and remedies generally, and (ii) the effect of equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law)) and, to the knowledge of the Seller, upon each of the other parties thereto, and none of the Insurance Subsidiaries and, to the knowledge of the Seller, none of the other parties to the Third Party Reinsurance Contracts, is in material default under, and no event has occurred which, with the passage of time or giving of notice or both, would result in any of the Insurance Subsidiaries or, to the knowledge of the Seller, any of the other parties to the Third Party Reinsurance Contracts, being in material default under, any of the terms of the Third Party Reinsurance Contracts. None of the Insurance Subsidiaries has received any written notice of the initiation of bankruptcy, liquidation, receivership, insolvency or similar proceedings with respect to any other party to a Third Party Reinsurance Contract. None of the Insurance Subsidiaries has been prohibited under the applicable SAP or applicable insurance Laws from taking financial statement credit for the reinsurance provided by the Third Party Reinsurance Contracts and any reinsurance recoverables more than thirty days past due have been previously disclosed to Buyer. The Closing of the transactions contemplated by this Agreement will not give rise to any termination or recapture rights under the Third Party Reinsurance Contracts. All Life & Annuity Contracts that are reinsured or retroceded in whole or in part conform in all material respects to the standards agreed to with reinsurers in the related reinsurance, retrocession or other similar contracts other than such deviations that are immaterial, individually or in the aggregate.

                                  ARTICLE III.
                         REPRESENTATIONS AND WARRANTIES
                               OF PARENT AND BUYER

            Parent and Buyer represent and warrant to Seller and GAC as of the date of this Agreement and, unless such representations and warranties address a matter only as of a certain date, as of the Closing Date as follows:

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

     SECTION 3.1 ORGANIZATION. Each of Parent and Buyer has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Parent and Buyer is duly qualified to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it make such qualification necessary, except for such failures to be so duly qualified and in good standing that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on Parent or Buyer, as the case may be. Buyer is a newly formed, direct wholly owned subsidiary of Parent and, except for activities incident to the acquisition of the Shares and the other transactions contemplated under the Transaction Documents, Buyer has not engaged in any business activities of any type or kind whatsoever.

     SECTION 3.2 AUTHORIZATION; BINDING AGREEMENT. Each of Parent and Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which each is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the other Transaction Documents to which each is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of each of Parent and Buyer. This Agreement has been duly and validly executed and delivered by each of Parent and Buyer and (assuming the accuracy of the representations and warranties in Section 2.3) constitutes a legally valid and binding agreement of each of Parent and Buyer, enforceable against each of them in accordance with its terms, subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors' rights and remedies generally, and (ii) the effect of equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

     SECTION 3.3 NONCONTRAVENTION. Neither the execution and delivery of this Agreement and the other Transaction Documents nor the consummation of the transactions contemplated hereby and thereby will conflict with or result in any breach of any provision of, or require any consent or approval (other than consents and approvals described in Section 3.4 below) under, or constitute (with or without notice or lapse of time or both) a violation or default (or give rise to any right of termination, cancellation or acceleration or to any loss of a material benefit) under, or result in the creation of any Lien upon the properties or assets of Parent or Buyer under, any of the terms, conditions or provisions of (i) the Constituent Documents of either Parent or Buyer, (ii) any Contracts and Other Agreements to which Parent or Buyer is a party or by which any of them or any portion of their properties or assets may be bound or
(iii) any Law or Order applicable to Parent or Buyer or any portion of their properties or assets, other than in the case of the foregoing clauses (ii) and
(iii), any such items that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on Parent or Buyer.

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     SECTION 3.4    APPROVALS. No license, permit, consent, approval, order,
certificate, authorization of, declaration of or filing with, any Governmental Entity on the part of either Parent or Buyer that has not been obtained or made is required in connection with the execution or delivery by Parent or Buyer of this Agreement or the other Transaction Documents or the consummation by Parent or Buyer of the transactions contemplated hereby and thereby, other than (a) filings and other applicable requirements under the HSR Act, (b) approvals, filings and/or notices required under any applicable state or federal banking laws or any applicable state or federal laws related to the sale or operation of insurance, investment companies, investment advisers or broker-dealers set forth in Part 2.5 of the Seller Disclosure Schedule, or (c) consents, approvals, authorizations, declarations or filings that, if not obtained or made, would not reasonably be expected to result in a Material Adverse Effect on Parent or Buyer or prevent Parent or Buyer from consummating the transactions contemplated hereby.

     SECTION 3.5 FINDERS AND INVESTMENT BANKERS. None of Parent or Buyer or any of their respective officers, directors or Affiliates has employed any investment banker, financial advisor, broker or finder in connection with the transactions contemplated by this Agreement or incurred any liability for any investment banking, business consultancy, financial advisory, brokerage or finders' fees or commissions in connection with the transactions contemplated hereby.

     SECTION 3.6 FINANCING. Parent has firm financing commitments that are sufficient to enable it to consummate the transactions contemplated in this Agreement. True and correct copies of such commitments have been delivered to Seller. The financing required to consummate the transactions contemplated in this Agreement is referred to in this Agreement as the "FINANCING". As of the date of this Agreement, Parent does not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to Parent on a timely basis to consummate the transactions contemplated in this Agreement, including the payment of the Closing Consideration as set forth in Section 1.3(b)(i).

     SECTION 3.7 COMPLIANCE WITH SECTION 15(f) OF THE INVESTMENT COMPANY ACT. Neither Buyer nor any of its Affiliates has any express or implied understanding or agreement which would impose an unfair burden on any Investment Company that would otherwise preclude satisfaction of the safe harbor provided by Section 15(f) of the Investment Company Act as a result of the transactions contemplated hereby.

     SECTION 3.8 INVESTMENT INTENT. The Shares will be acquired by Buyer for its own account and not for the purpose of a distribution. Buyer will refrain from transferring or otherwise disposing of any of the Shares acquired by it, or any interest therein, in such manner as to violate any registration provision of the Securities Act, or any applicable state securities law regulating the disposition thereof. Buyer agrees that the certificates representing the Shares may bear legends to the effect that the Shares have not been registered under the Securities Act, or such other state securities laws, and that no interest therein may be transferred or otherwise disposed of in violation of the provisions thereof.

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     SECTION 3.9    NO DISQUALIFICATION. None of Parent, Buyer, or any Person
"associated" (as such term is defined in the Investment Advisers Act) with Parent or Buyer has been convicted of any crime or is subject to any disqualification that would be a basis for denial, suspension, or revocation of registration of an investment adviser under Section 203(e) of the Investment Advisers Act or Rule 206(4)-4(b) thereunder. None of Parent, Buyer or any "associated person" of Parent or Buyer is subject to a "statutory disqualification" (as such terms are defined in the Exchange Act) or subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of a broker-dealer under the Exchange Act.

                                   ARTICLE IV.
                                    COVENANTS

     SECTION 4.1 CONDUCT OF BUSINESS OF THE COMPANY. Except as contemplated by this Agreement, during the period commencing on the date hereof and ending at the Closing, Seller shall, and shall cause GAC to, conduct the operations of the Acquired Companies according to the ordinary course of business of the Acquired Companies, consistent with past practice, and Seller shall, and shall cause GAC to, use commercially reasonable efforts to preserve intact the business organization of the Acquired Companies and to maintain satisfactory relationships with the customers, suppliers and employees and others with which the Acquired Companies have business relationships. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, prior to the Closing, neither Seller nor GAC will, without the prior written consent of Parent:

            (a) amend or propose to amend the Constituent Documents of any Acquired Company;

            (b) authorize for issuance, issue, sell, pledge, deliver or agree or commit to issue, sell, pledge or deliver (whether through the issuance or granting of any options, warrants, calls, subscriptions, stock appreciation rights or other rights or other agreements) any capital stock of any class or any securities convertible into or exchangeable for shares of capital stock of any class of any Acquired Company;

            (c) permit or cause any Acquired Company to declare or pay any dividend or make any other distribution to its stockholders whether or not upon or in respect of any shares of its capital stock; PROVIDED, HOWEVER, that Parent and Buyer acknowledge that Seller may make a one-time cash dividend (an "EXCESS CAPITAL DIVIDEND") from the Insurance Subsidiaries at any time during the period beginning on May 31, 2004 and ending on June 30, 2004, if and to the extent that Seller has determined in good faith that the June Adjusted Statutory Book Value, if calculated as of the date of such dividend, would be in excess of the Target Statutory Book Value (but in no event shall the amount of any such Excess Capital Dividend be greater than $75,000,000); PROVIDED, FURTHER, HOWEVER, that Seller shall provide Buyer with two (2) Business Days' prior written notice of its intent to make an Excess Capital Dividend, and shall set forth within such notice the intended amount of such Excess Capital Dividend;

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

            (d) except as otherwise contemplated by this Agreement or as required to ensure that any Plan is not then out of compliance with applicable Law or to comply with any Contract and Other Agreement or Plan entered into prior to the date hereof and heretofore delivered to Buyer,
     (A) adopt, enter into, terminate or amend any collective bargaining agreement or Plan or any Contract and Other Agreement or other plan or policy involving any current or former employees of an Acquired Company or any Bank Channel Employee, (B) increase in any manner the compensation, bonus or fringe or other benefits of, or pay any bonus of any kind or amount whatsoever to, any current or former employees of an Acquired Company or any Bank Channel Employee, except for any planned salary increases and payment of bonuses, each as described in Part 2.8(c) of the Seller Disclosure Letter, (C) pay any benefit or amount not required under any Plan or Contract and Other Agreement as in effect on the date of this Agreement, other than as contemplated in the foregoing clause (B), (D) grant or pay any severance or termination pay or increase in any manner the severance or termination pay of any current or former employees of an Acquired Company or any Bank Channel Employee, (E) grant any awards under any bonus, incentive, performance or other Plan, Contract and Other Agreement or otherwise, other than as contemplated in the foregoing clause
     (B), (F) take any action to fund or in any other way secure the payment of compensation or benefits under any Plan or Contract and Other Agreement,
     (G) take any action to accelerate the vesting or payment of any compensation or benefit under any Plan or Contract and Other Agreement or
     (H) materially change any actuarial or other assumption used to calculate funding obligations with respect to any Acquired Company Plan or change the manner in which contributions to any Acquired Company Plan are made or the basis on which such contributions are determined;

            (e) enter into any Contract or Other Agreement that would constitute a Material Contract, other than in the ordinary course of business of the Acquired Companies consistent with past practice; provided, however, that in no event shall any of the Acquired Companies incur or assume any long-term indebtedness for borrowed money;

            (f) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other means, any business or any corporation, partnership, joint venture, association, or other business organization or division thereof;

            (g) permit any Insurance Subsidiary voluntarily to forfeit, abandon, modify, waive, terminate or otherwise change any of its insurance licenses, except (i) as may be required in order to comply with Law or (ii) such forfeitures, abandonments, terminations, changes, modifications or waivers of insurance licenses as would not, individually or in the aggregate, restrict the business or operations of such Insurance Subsidiary in any material respect;

            (h) permit, allow or suffer any of the Shares to become subjected to any Lien of any nature whatsoever, except for Liens arising under operation of Law;

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            (i)     except in the ordinary course of business consistent with
     past practice, permit any Acquired Company to sell, lease, license or otherwise dispose of any material assets (and other than acquisitions and dispositions of investments in the Investment Portfolio in accordance with the Investment Guidelines in the ordinary course of business consistent with past practice);

            (j) permit any Acquired Company to enter into any lease of real property, except (i) any renewals of existing leases in the ordinary course of business and consistent with past practice or (ii) as expressly contemplated in any Transaction Document;

            (k) except for (i) intercompany transactions in the ordinary course of business (all of which shall be unwound by June 30, 2004, in accordance with Section 4.13), (ii) Related Contracts and (iii) the payment of the Excess Capital Dividend, permit any Acquired Company to pay, loan or advance any amount to, or sell, transfer or lease any of its assets to, or enter into any Contract or Other Agreement with, Seller or any of its Affiliates (other than another Acquired Company);

            (l) permit any Acquired Company to make any material change in its underwriting or claims management practices, pricing practices, reserving practices, reinsurance practices, marketing practices or investment policies or practices or Investment Guidelines, except in each case as required by Law or SAP or in the ordinary course of business consistent with past practice;

            (m) permit any Broker/Dealer Subsidiary or Investment Adviser Subsidiary voluntarily to forfeit, abandon, amend, modify, waive, terminate or otherwise change any of its registrations, licenses, qualifications with any Governmental Entity or its memberships in any self-regulatory organizations, securities exchanges, boards of trade, commodities exchanges, clearing organizations or trade organizations, except (i) as may be required in order to comply with Law or (ii) such forfeitures, abandonments, amendments, terminations, changes, modifications or waivers as would not, individually or in the aggregate, restrict the business or operations of such Subsidiary in any material respect;

            (n) permit any Acquired Company to sell, assign, transfer or convey any Acquired Company Proprietary Right;

            (o) permit any Acquired Company to make any material change in fiscal year, accounting methods or principles used for GAAP or statutory reporting purposes, except for changes which are required by Law, SAP or GAAP of all enterprises in the same business;

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            (p)     with respect to the Investment Adviser Subsidiaries and
     their Clients, permit any Investment Adviser Subsidiary to (i) enter into any new, or modify or terminate any existing, investment advisory contracts with any existing Clients, (ii) form any new Registered Investment Companies or terminate, merge or liquidate any existing Registered Investment Companies, (iii) enter into any new, or modify or terminate any existing, contracts with Registered Investment Companies or (iv) fail to use commercially reasonable efforts to cause each Registered Investment Company (subject to the authority of the board of trustees or directors of such Registered Investment Company) to operate its business only in the ordinary course of business and in a manner comporting with the standards of portfolio management and service quality heretofore met by it and to comply with applicable Law (including but not limited to the Securities Act, the Investment Advisers Act, the Investment Company Act and ERISA);

            (q) permit any Acquired Company to make any material Tax election or settle or compromise any material Tax liability;

            (r) permit any Acquired Company to revalue any properties or assets, including writing off notes or accounts receivable, other than in the ordinary course of the business of the applicable Acquired Company, or as required by applicable Law, SAP or GAAP;

            (s) permit any Acquired Company to make any loan, advance, guarantee or capital contribution to any Person (other than another Acquired Company), other than under a Related Contract;

            (t) permit any Acquired Company to adopt any plan of complete or partial liquidation, dissolution, rehabilitation, restructuring, recapitalization, re-domestication or other reorganization;

            (u) permit any Acquired Company to enter into any joint venture, partnership or similar Contract or Other Agreement with any Person;

            (v) permit any of the Insurance Subsidiaries to take any action intended to cause lapses, conversions or the terminations of any Life & Annuity Contract or to encourage any agents of an Insurance Subsidiary to roll over any Life & Annuity Contract, other than with respect to Equity Indexed Annuity contracts (it being agreed that actions permitted pursuant to clause (l) of this Section 4.1 do not violate this covenant);

            (w) fire or otherwise terminate the employment of any Business Employee, except for cause in accordance with past practice;

            (x) permit any Acquired Company to launch or introduce any material new product or service;

            (y) take or fail to take any action or permit any Acquired Company to take or fail to take any action, in each case for the purpose of either (i) shifting statutory income or surplus from the period following June 30, 2004 to the period preceding June 30, 2004 or (ii) increasing statutory income or surplus with the intent of increasing the June Adjusted Statutory Book Value or increasing the Closing Consideration to the detriment of Buyer and Parent; PROVIDED, HOWEVER, that Parent and Buyer agree that any action taken by Seller, to the extent necessary to ensure that an independent auditor's opinion will be unqualified after an issue as to ability to give an unqualified opinion is raised by such auditor, shall not be deemed to be a breach of this Section 4.1(y);

            (z) modify, amend or terminate either (i) the letter agreement between Seller and Safeco Life Insurance Company dated as of March 1, 2004 relating to the use of the "EXPRESS" mark or (ii) the letter agreements between Seller and Safeco Life Insurance Company dated as of March 1, 2004 relating to the use of certain marks containing "SAFE" by Safeco Life Insurance Company (such letters, the "IP SIDE LETTERS"); or

            (aa)    agree, commit or arrange to do any of the foregoing.

     SECTION 4.2    ACCESS AND INFORMATION.

            (a) PRE-CLOSING. Between the date of this Agreement and the Closing, Seller shall, and shall cause the Acquired Companies to, afford Parent and its authorized representatives (including its financing sources and accountants, financial advisors and legal counsel) upon one (1) Business Day's prior written notice, reasonable access during normal business hours to all of the properties, personnel, Contracts and Other Agreements and other books and records of the Acquired Companies and shall promptly deliver or make available to Parent such other information concerning the business, properties, assets and personnel of the Acquired Companies as Parent may from time to time reasonably request. Parent shall hold, and shall cause its representatives (as provided for in the letter agreement dated October 21, 2003 (the "CONFIDENTIALITY AGREEMENT") between Seller and Parent) to treat all such information as Evaluation Material (as defined in the Confidentiality Agreement) and to hold such information in confidence in accordance with the terms of the Confidentiality Agreement and, in the event of the termination of this Agreement for any reason, Parent promptly shall return or destroy all Evaluation Material (including such information) in accordance with the terms of the Confidentiality Agreement.

            (b)     POST-CLOSING.

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

                    (i) Following the Closing Date, Buyer shall, and shall cause the Acquired Companies to, allow Seller, upon one (1) Business Day's prior written notice and during normal business hours, through its affiliates, employees and representatives, (x) the right to examine and make copies, at Seller's expense, of the books and records of the Acquired Companies, and (y) reasonable access to Buyer's and the Acquired Companies' employees, in the case of either clause (x) or (y), for the preparation and review of the June Financial Statements and any other action or inquiry related to the procedures set forth in Section 1.4, regulatory and statutory filings, earnings releases, statistical supplements, financial statements (including, but not limited to, the timely preparation pursuant to Seller's then-current schedule and filing of Seller's current, quarterly and annual reports on Forms 8-K, 10-Q and 10-K for any post-closing period) and the conduct of any third-party litigation. Parent and Buyer shall cause their, and the Acquired Companies', affiliates, employees and representatives to (A) reasonably cooperate with Seller in connection with the foregoing and (B) under the supervision of Seller, prepare the June Financial Statements, to the extent not yet prepared and finalized as of the Closing Date, in the ordinary course of the performance of their responsibilities. Buyer shall, and shall cause the Acquired Companies to, maintain the books and records of the Acquired Companies for examination and copying by Seller for a period of not less than six (6) years following the Closing Date or any longer period as mandated by applicable Law, after which, Buyer or the Acquired Companies may destroy such records in their sole discretion. Access to such records shall not unreasonably interfere with the business operations of Buyer, any Acquired Company or any of their respective successors.

                    (ii) Following the Closing Date, Seller shall allow Buyer, upon one (1) Business Day's prior written notice and during normal business hours, through its affiliates, employees and representatives, the right to (x) examine and make copies, at Buyer's expense, of the books and records of Seller retained by Seller and maintained by Seller after the Closing Date; but only to the extent that such books and records relate to the Acquired Companies; and (y) reasonable access to any of Seller's employees, in the case of either clause (x) or (y), for the review of the June Financial Statements, and any other action or inquiry related to the procedures set forth in Section 1.4, regulatory and statutory filings, earnings releases, statistical supplements, financial statements and the conduct of any third-party litigation. Seller shall cause its affiliates, employees and representatives to reasonably cooperate with Parent and Buyer in connection with the foregoing. Seller shall maintain such books and records for examination and copying by Buyer for a period of not less than six
            (6) years following the Closing Date or any longer period as mandated by applicable Law, after which, Seller may destroy such records in its sole discretion. Access to such records shall not unreasonably interfere with the business operations of Seller or any of its successors.

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     SECTION 4.3    COMMERCIALLY REASONABLE EFFORTS; ADDITIONAL ACTIONS. Upon
the terms and subject to the conditions of this Agreement, each of the parties hereto shall use their respective commercially reasonable efforts to take, or cause to be taken, all action, and to do or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and the other Transaction Documents, including using their respective commercially reasonable efforts to (i) effect promptly all necessary or appropriate registrations and filings with Governmental Entities (including filings under the HSR Act), (ii) effect promptly and prosecute diligently (including responding to all requests for supplemental information) all approvals, filings and/or notices required under any applicable insurance laws for the consummation of the transactions contemplated by this Agreement and the other Transaction Documents and (iii) fulfill or cause the fulfillment of the conditions to Closing set forth in
Article V.

     SECTION 4.4 NOTIFICATION OF CERTAIN MATTERS. (a) Seller shall give notice to Parent, and Parent and Buyer shall give notice to Seller, promptly upon becoming aware of any occurrence, or failure to occur of any event that, if existing or known at the date of this Agreement, (i) would have been required to be set forth or described in the Seller Disclosure Letter or (ii) which would reasonably be expected to cause any representation or warranty in this Agreement to be untrue or inaccurate in any material respect at any time after the date hereof and prior to the Closing; PROVIDED, HOWEVER, that for the purposes of the rights and obligations of the parties hereunder, any such notice shall have no effect for the purpose of determining the satisfaction of the conditions set forth in Article V or for purposes of determining whether any Person is entitled to indemnification pursuant to Article VII.

            (b) Parent shall give notice to Seller, promptly upon becoming aware of any occurrence, or failure to occur, of any event that, if existing or known at the date of this Agreement, would reasonably be expected to cause Parent's representation and warranty in Section 3.6 of this Agreement to be untrue or inaccurate in any material respect at any time after the date hereof and prior to the Closing. Parent shall also promptly provide Seller with copies of every material commitment letter modification or material amendment and all other material notices or correspondence with respect to the Financing.

     SECTION 4.5 PUBLIC ANNOUNCEMENTS. The initial press release or releases with respect to the transactions contemplated by this Agreement shall be in the form agreed to by Parent and Seller. Thereafter, for as long as this Agreement is in effect, Parent and Buyer, on the one hand, and Seller, on the other hand, shall not, and shall cause their subsidiaries and Affiliates not to, issue or cause the publication of any press release or any other announcement (including without limitation announcements to employees, agents or policyholders) with respect to the transaction set forth in Section 1.1, this Agreement or the other transactions contemplated hereby without the consent of the other, except where such release or announcement is required by applicable Law or pursuant to any listing agreement with, or the rules or regulations of, any securities exchange or any other regulatory requirements, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance. Schedule
4.5 hereto sets forth the representatives of Parent and Seller authorized to provide the consent contemplated by the preceding sentence.

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     SECTION 4.6    CERTAIN EMPLOYEE MATTERS.

            (a) Seller and the Acquired Companies shall take such action as is necessary such that the Acquired Companies shall, as of the Closing Date, cease being "participating employers" and shall cease any co-sponsorship and participation in each Seller Plan that is jointly adopted, sponsored or maintained by Seller and an Acquired Company. Except as otherwise expressly provided in this Section 4.6, the Acquired Companies shall have no further liability and Seller shall retain all liabilities with respect to claims incurred under any such Seller Plan prior to the Closing Date, whether such claims are made prior to, on or after the Closing Date. For this purpose claims under any medical, dental, vision, or prescription drug plan, generally will be deemed to be incurred on the date that the service giving rise to such claim is performed and not when such claim is made; PROVIDED, HOWEVER, that with respect to claims relating to hospitalization the claim will be deemed to be incurred on the first day of such hospitalization and not on the date that such services are performed. Claims for disability under any long or short term disability plan shall be incurred on the date the employee or former employee is first absent from work because of the condition giving rise to such disability and not when the employee or former employee is determined to be eligible for benefits under the applicable Seller Plan. Notwithstanding anything to the contrary herein, Seller shall retain all liabilities under all Seller Plans, except as otherwise expressly provided in Section 4.6. For the avoidance of doubt, Seller shall retain all liabilities with respect to equity or equity-based awards under any Plan. Seller shall provide any continuation coverage required under Section 4980B of the Code, Part 6 of Title I of ERISA or applicable state Law ("COBRA") to each "qualified beneficiary" as that term is defined in COBRA whose first "qualifying event" (as defined in COBRA) occurs on or prior to the Closing Date. The Acquired Companies shall retain responsibility for all accrued but unused vacation pay for each of their respective Acquired Company Employees (other than any Bank Channel Employees who become Acquired Company Employees). As soon as practicable, but in any event within five (5) Business Days following the Closing Date, Seller shall provide Buyer with a list setting forth, with respect to each Acquired Company Employee (other than any Bank Channel Employee who becomes an Acquired Company Employee) the number of days of accrued but unused vacation as of the Closing Date.

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            (b)     For a period of one (1) year following the Closing Date,
     Buyer shall provide or cause to be provided to Acquired Company Employees (other than Randall Talbot, Roger Harbin and their respective management direct reports) who remain employees with Buyer and its Subsidiaries, (i) compensation that is comparable in the aggregate (without regard to any equity or equity-based compensation) to that provided to them immediately prior to Closing, PROVIDED that equity or equity-based compensation provided to such Acquired Company Employees prior to Closing shall be disregarded in determining whether compensation is comparable in the aggregate; PROVIDED, FURTHER, that Buyer in its sole discretion shall determine the portion of compensation to be provided to such Acquired Company Employees that is in the form of equity or equity-based compensation (it being understood that Buyer is under no obligation to provide any equity or equity-based compensation); PROVIDED, FURTHER, that during such one (1) year period the base salary of such Acquired Company Employees shall not be less than that in effect immediately prior to the Closing and (ii) employee benefits (including severance benefits but excluding retiree health and life benefits) that are comparable in the aggregate to that provided to them immediately prior to Closing.

            (c) Effective as of the Closing Date, Buyer or the Acquired Companies shall adopt or otherwise provide a savings plan or plans with a cash or deferred arrangement that is qualified under Section 401(a) of the Code pursuant to which the Acquired Company Employees may participate ("BUYER'S RETIREMENT PLAN"). Acquired Company Employees who are participants in any Plan which is a retirement plan qualified under Section 401(a) of the Code ("SELLER'S RETIREMENT PLAN") shall be allowed to rollover their distributable benefits, including, to the extent permitted by Seller's Retirement Plans and Buyer's Retirement Plans, any notes representing participant loans, from Seller's Retirement Plans into Buyer's Retirement Plan. Seller shall fully vest (to the extent not already fully vested) as of the Closing each Acquired Company Employee in his or her accrued benefits under each Seller Retirement Plan.

            (d) Seller shall continue to provide retiree health and life benefits to each former employee of an Acquired Company who is eligible for retiree health and life benefits under any Seller Plan that is a group health and life plan ("SELLER'S RETIREE PLANS") whose termination of employment occurs on or prior to the Closing Date. Following the Closing Date, Buyer or the Acquired Companies shall adopt a group health plan and group term life plan in which the Acquired Company Employees and their dependents may participate ("BUYER'S GROUP WELFARE PLANS").

            (e) For purposes of determining eligibility to participate and vesting (and for benefit accrual purposes in the case of vacation and severance plans) where length of service is relevant under any employee benefit plan or arrangement of Buyer and its subsidiaries (or of Parent and its subsidiaries, to the extent an Acquired Company Employee shall become eligible to participate therein), Acquired Company Employees shall receive service credit for service with Seller and any of its Subsidiaries to the same extent such service was credited under similar employee benefit plans and arrangements of Seller and its Subsidiaries; PROVIDED, HOWEVER, that such service need not be credited to the extent that it would result in a duplication of benefits.

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            (f)     Parent, Buyer, the Acquired Companies and their respective
     Subsidiaries will (i) use their commercially reasonable efforts to cause any third party insurers to waive, and will waive with respect to self-insured benefits, all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to Acquired Company Employees under any new welfare benefit plans that such employees may be eligible to participate in after the Closing Date, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Closing Date under any welfare plan maintained for Acquired Company Employees immediately prior to the Closing Date, and (ii) provide each Acquired Company Employee with credit for any co-payments and deductibles paid prior to the Closing Date in respect of the year in which the Closing occurs in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans for such year that such employees are eligible to participate in after the Closing Date.

            (g) No provision of this Section 4.6 shall create any third party beneficiary or other rights in any Acquired Company Employee or former employee (including any beneficiary or dependent thereof) of Seller in respect of continued employment (or resumed employment) with Buyer, Parent or their respective subsidiaries including the Acquired Companies and no provision of this Section 4.6 shall create any such rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any Plans or any such similar plan or arrangement which may be established by Parent, Buyer, or any of their respective subsidiaries for Acquired Company Employees.

            (h) At least thirty (30) days prior to the anticipated Closing Date, Buyer shall identify in writing those Bank Channel Employees that it desires to employ after the Closing Date. Buyer shall offer employment to all such identified Bank Channel Employees upon such terms and conditions as it determines in its sole discretion (subject to Buyer's obligations under the other provisions of this Section 4.6) and Seller shall cause Talbot Financial, Inc. to terminate the employment of such identified Bank Channel Employees as of the Closing Date. Each identified Bank Channel Employee who accepts Buyer's offer of employment shall be treated as an Acquired Company Employee. With respect to each Bank Channel Employee who becomes an Acquired Company Employee, Buyer shall be solely responsible for any severance or similar benefits that may be payable, if any, to such Acquired Company Employee in respect of his or her termination of employment following the Closing with Buyer and its Affiliates. Except as set forth in the preceding sentence, any liability, obligation or commitment of Seller, GAC or any other Subsidiary of Seller or GAC that relates to, or that arises out of, the employment or the termination of the employment with any such person of any Bank Channel Employee (including as a result of the transactions contemplated by this Agreement) shall be the responsibility of the Seller or such Subsidiary (including any accrued but unused vacation, severance or similar benefits that may be payable, if any, to Bank Channel Employees in respect of their termination of employment with Seller and its Affiliates as of the Closing) and none of Parent, Buyer or any Acquired Company shall have any liability therefor.

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     SECTION 4.7    INVESTMENT PORTFOLIO. Seller shall cause the investments of the Acquired Companies to be maintained, and shall not permit any sales or other dispositions of investments, other than in the ordinary course of business and in accordance with the Investment Guidelines. From the date hereof to the Closing Date, Seller shall deliver to Buyer, within ten (10) Business Days after the end of each calendar month, a true and correct list of (a) all investments constituting the Investment Portfolio as of the end of such month, the issuer of such investments, the nominal amount owned and the market value with respect to public investments (or book value with respect to private investments) of such investments as of the end of such month and (b) all investments sold or otherwise disposed of at any time prior to the end of such month, the sale or disposition price, the carrying value of such investments for statutory accounting purposes immediately prior to the sale or disposition, and any gain or loss for statutory accounting purposes.

     SECTION 4.8 TAX MATTERS. The following provisions shall govern the allocation of responsibility as between Buyer and Seller for certain Tax matters:

            (a)     SELLER RESPONSIBILITY.

                    (i) Seller will timely file the U.S. federal income Tax Returns of the Affiliated Group and any Combined Returns (taking into account extensions thereto) for all periods (including any Pre-Closing Tax Period) and will pay any Taxes with respect thereto. The parties agree that they will treat the Acquired Companies as if they ceased to be part of the Affiliated Group, and any comparable or similar group of state, local or foreign laws or regulations, as of the close of business on the Closing Date. Seller will provide Buyer with copies of the separate company pro-forma portion (including only information related to the Acquired Companies) of such Pre-Closing Tax Period Tax Returns (other than Tax Returns filed for estimated Tax payments) filed after the Closing Date pursuant to this Section 4.8(a)(i) within fifteen (15) days after filing of such Tax Returns.

                    (ii) Seller shall prepare and timely file or shall cause to be prepared and timely filed all other Tax Returns of the Acquired Companies due after the Closing Date for Pre-Closing Tax Periods that do not include a Straddle Period. Seller shall permit Parent and Buyer to review and comment on any Tax Return (other than any Tax Returns filed for estimated Tax payments) prepared pursuant to this Section 4.8(a)(ii).

                    (iii) All Tax Returns prepared pursuant to this Section
            4.8(a) shall be prepared on a basis consistent with the past practices of the Seller and the Acquired Companies and, if Seller has a choice between positions that are consistent with past practices, Seller shall act in a manner that does not distort taxable income (E.G., by deferring income or accelerating deductions).

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            (b)     BUYER RESPONSIBILITY. Parent and Buyer shall prepare or
     cause to be prepared and filed or cause to be filed all Tax Returns of the Acquired Companies that relate to Post-Closing Tax Periods and Straddle Periods. All Tax Returns prepared pursuant to this Section 4.8(b) that relate to Straddle Periods shall be prepared on a basis consistent with the past practices of the Acquired Companies and, if Buyer has a choice between positions that are consistent with past practices, Buyer shall act in a manner that does not distort taxable income. Parent and Buyer shall permit Seller to review and comment on each such Tax Return that includes a Pre-Closing Tax Period prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by Seller. The Seller shall reimburse Buyer for any Taxes attributable to the portion of the Straddle Period related to the Pre-Closing Tax Period not reserved or otherwise expensed on the June Financial Statements (other than interest or penalties due solely to a failure or delay in filing a required Tax Return or in paying a required Tax not otherwise caused by Seller) as soon as practicable after the date paid by the Buyer. Buyer shall reimburse Seller for any Straddle Period Taxes reserved or otherwise expensed on the June Financial Statements (other than interest or penalties solely from a failure or delay in filing a required Tax Return or in paying a required Tax not otherwise caused by Seller) in excess of the amount of Taxes attributable to the portion of the Straddle Period related to the Pre-Closing Tax Period as soon as practicable after the date paid by the Buyer.

            (c) STRADDLE PERIODS. For purposes of this Agreement, in the case of any Taxes that are imposed on a periodic basis over a Straddle Period, the portion of such Tax that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period. In the case of any Tax based upon income or receipts, the portion allocable to the Pre-Closing Tax Period shall include operations through the Closing Date (i.e., with respect to operations, based on an interim closing of the books on the Closing Date).

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            (d)     TAX AUDITS OF CONSOLIDATED/COMBINED RETURNS. Seller shall be solely responsible for and shall control all proceedings with respect to any audit of the consolidated federal income Tax Return of the Affiliated Group and any Combined Returns or any Tax claim relating to Taxes solely with respect to a Pre-Closing Tax Period, PROVIDED, that Seller shall promptly furnish written notice to Buyer of such audit and Buyer shall have the right to provide non-binding advice to Seller, who shall consult and act in good faith with respect to such audit, in each case, to the extent the audit relates to the Acquired Companies. Without the written consent of Parent or Buyer, which shall not be unreasonably withheld, Seller shall not settle any audit of a consolidated federal income Tax Return of the Affiliated Group or a Combined Return to the extent that such return related to the Acquired Companies in a manner which would disproportionately adversely affect the Acquired Companies after the Closing Date (e.g., a disproportionately adverse Tax treatment to the Acquired Companies after the Closing Date as compared to the effect to the Acquired Companies before the Closing Date) or if Seller favorably settles a Tax issue for members of the Affiliated Group other than the Acquired Companies in return for an adjustment that adversely affects the Acquired Companies only after the Closing Date, Seller shall be deemed to have settled such Tax issue in a manner which disproportionately adversely affects the Acquired Companies after the Closing Date). Otherwise, Seller shall have the sole discretion to settle any audit of a U.S. federal income Tax Return of the Affiliated Group or a Combined Return. Buyer shall control all proceedings with respect to all Tax audits or claims related solely to a Post-Closing Tax Period.

            (e)     TAX INDEMNITY PROCEDURES.

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                    (i)   Except as otherwise provided, if (a) a claim for Taxes
            is made against Parent or Buyer, (b) Parent or Buyer intends to seek indemnity with respect thereto under Section 7.5 and (c) such claim relates to Taxes with respect to a Pre-Closing Tax Period (other than a Straddle Period), Parent and Buyer shall promptly furnish written notice to Seller and GAC of such claim. Seller and GAC shall have the shorter of (x) forty-five (45) days after receipt of such notice or (y) fifteen (15) days less than the number of days before a response to the relevant taxing authority is required, but in no event shall Seller and GAC have less than fifteen (15) days, to decide whether to undertake, conduct, and control (through counsel of its own choosing and at its own expense) the settlement or defense thereof, and Parent, Buyer and the Acquired Companies and their respective Affiliates shall cooperate with it in connection therewith. Seller and GAC shall permit Parent, Buyer and the Acquired Companies to participate in such settlement or defense through counsel chosen by Parent and Buyer (but the fees and expenses of such counsel shall be paid by Parent, Buyer or the Acquired Companies). Seller and GAC shall not pay or settle any such claim without the prior written consent of Buyer, which consent shall not be unreasonably withheld to the extent such settlement adversely effects any Acquired Company in a Post-Closing Tax Period. If within the shorter of (x) forty-five (45) days after the receipt of Parent's or Buyer's notice of a claim of indemnity hereunder or
            (y) fifteen (15) days less than the number of days before a response to the relevant taxing authority is required, but in no event shall Seller and GAC have less than fifteen (15) days, Seller and GAC do not notify Parent and Buyer that Seller and GAC elect (at their cost and expense) to undertake the defense thereof, or gives such notice and thereafter fails to contest such claim in good faith or to prevent action to foreclose a lien against or attachment of Buyer's property as contemplated above, Parent and Buyer shall have the right to contest, settle, or compromise such claim and Parent and Buyer shall not thereby waive any right to indemnity for such claim under this Agreement; provided, however, none of Parent, Buyer or the Acquired Companies shall pay or settle any such claim without the prior written consent of Seller and GAC, which consent shall not be unreasonably withheld.

                    (ii) If (a) a claim for Taxes is made against Parent or Buyer, (b) Parent or Buyer intends to seek indemnity with respect thereto under Section 7.5 and (c) such claim relates to a Straddle Period, Parent and Buyer shall promptly furnish written notice to Seller and GAC of such claim. Parent, Buyer and the Acquired Companies shall undertake, conduct, and control the settlement or defense thereof. Parent, Buyer or the Acquired Companies shall not pay or settle any such claim without the prior written consent of Seller and GAC, which consent shall not be unreasonably withheld.

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            (f)     Buyer and the Acquired Companies, on one hand, and Seller, on the other hand, shall cooperate fully, as and to the extent reasonably requested by the other, in connection with the filing of Tax Returns pursuant to this Section 4.8 and any audit, litigation or other proceeding with respect to Taxes. In that regard, Seller, Buyer and the Acquired Companies shall, at their own expense, maintain such Tax information or Tax records relating to the Acquired Companies as are regularly maintained by such party or as may be required by Law to be maintained. Such Tax records or Tax information shall be made available upon written request by the Seller or the Buyer or the Acquired Companies, as the case may be, within 10 Business Days of such request. If the requesting party, in its reasonable judgment, shall determine that it is necessary that any such Tax records or Tax information be made available before 10 Business Days from such request, the other party shall use commercially reasonable efforts to make such Tax records or Tax information available (or cause such Tax records or Tax information to be made available) within such shorter period, but in no event upon less than two (2) Business Days' prior written notice from the requesting party. Subject to the confidentiality requirements of Section 4.2(a), the non-requesting party shall, upon request by the requesting Party, promptly furnish the requesting party with a copy of such Tax records or Tax information. Notwithstanding the foregoing, Seller and Buyer shall only be obligated to provide that portion of their federal consolidated Tax Returns or Combined Tax Returns (and accompanying Tax records or Tax Returns) that directly relates to the Acquired Companies. In any event, the provision of access to such Tax records or Tax information shall not unreasonably interfere with the business operations of the non-requesting party.

            (g) REFUNDS AND TAX BENEFITS. (i) Any income tax refunds that are received by Parent, Buyer or the Acquired Companies, and any amounts credited against Taxes to which Buyer or the Acquired Companies become entitled, that relate to Pre-Closing Tax Periods shall be for the account of Seller, and Buyer shall pay over to Seller any such refund or the amount of any such credit within fifteen (15) days after receipt of such refund or use of such credit. In addition, to the extent that a claim for refund or a proceeding results in a payment or credit against income Tax by a taxing authority to Parent, Buyer or the Acquired Companies of any amount accrued on the June Financial Statements, Buyer shall pay such amount to Seller within fifteen (15) days after receipt of such refund or use of such credit.

(ii) Notwithstanding the foregoing, any cash refunds less any associated costs (including, but not limited to, administrative costs, an adverse economic impact (including the economic impact of an adverse accounting treatment) and additional Taxes) from the carryback of capital losses of the Acquired Companies shall be for the account of Buyer to the extent that such refunds are attributable to a Tax period beginning after the Closing Date (or the portion of any Straddle Period that begins after the Closing Date). Seller shall pay such cash received by Seller to Buyer within fifteen (15) days after the receipt of such cash refund. For the avoidance of doubt, Buyer shall be entitled to such cash refund under this Section 4.8(g)(ii) solely to the extent that such cash refund (taking into account only capital loss carrybacks of the Acquired Companies after the Closing Date) is greater than the sum of (a) the refund that would have resulted had there been no such carryback and (b) any costs incurred by Seller as a result of such carryback. In the event Seller's use of the carryback of such losses is disallowed after the payment to Buyer by

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Seller under this Section 4.8(g)(ii) or Seller is able to carryback its own capital losses, Seller shall notify Buyer of the portion of the tax refund not allowed to Seller or that is deemed replaced by Seller's capital losses and Buyer shall reimburse Seller for the amount allocable to Buyer within 15 days of such notice. To the extent that Seller receives any Tax benefit as a result of the carryback of capital losses of the Acquired Companies in respect of which Buyer has not received payment pursuant to the immediately preceding sentences, Seller shall pay to Buyer an amount equal to the economic benefit of such Tax benefit (less any associated costs) within 15 days of utilizing such Tax benefit, subject to reimbursement as set forth in this Section 4.8(g)(ii). To the extent the amount of any refund or Tax benefit is reduced by associated costs pursuant to this Section 4.8(g)(ii) (including a later request for reimbursement of such costs), Seller shall provide Buyer with a description of such associated costs.

            (h) AMENDED RETURNS AND REFUND CLAIMS. Parent and Buyer shall not file an amended Tax Return or any claim for refund for any Pre-Closing Tax Period without the written consent of Seller, which consent shall not be unreasonably withheld. Any carryback of losses or credits to any period ending on or prior to the Closing Date shall be subject to Section 4.8(g).

            (i) TAX SHARING AGREEMENTS. Any Tax sharing agreement or similar arrangement, agreement or practice between any of the Acquired Companies and any other Person (including Seller) is terminated as of the Closing Date and shall have no further effect for any taxable year (whether the current year, a future year or a past year).

            (j) NO FOREIGN STATUS. Seller shall deliver to Buyer at closing a certificate certifying that the transactions contemplated hereby are exempt from withholding under Section 1445 of the Code.

     SECTION 4.9    CONSENTS.

            (a) To the extent that the consummation of the transactions contemplated by this Agreement requires the consent or approval of another party to any Contract or Other Agreement with an Acquired Company (including, if applicable, any consent required from a financier pursuant to a 12b-1 financing arrangement between such financier and any of the Registered Investment Companies), Seller shall use its commercially reasonable efforts to obtain, and to cause GAC and the Acquired Companies, to use commercially reasonable efforts to obtain, such consents or approvals. Seller agrees to cooperate with Buyer and use commercially reasonable efforts to cause each Registered Investment Company that is a management investment company to enter into an "interim advisory contract" within the meaning of, and pursuant to, Rule 15a-4 under the Investment Company Act, if necessary.

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            (b)     Without limiting the generality of the foregoing, Seller
     shall, as promptly as practicable, cause the Acquired Companies to (i) use their commercially reasonable efforts to cause (A) the consideration and due approval by the Investment Company Board of each Registered Investment Company having such a Board at a duly called meeting of such Board and (B) to the extent required by the Investment Company Act, the consideration and due approval by such Registered Investment Company's shareholders or unitholders at a duly called meeting of such shareholders, of (x) a new Investment Company Advisory Agreement (or, where permitted, approval of continuation of the existing Investment Company Advisory Agreement) with the same investment adviser, to become effective upon the Closing, (y) where applicable, an amended Rule 12b-1 distribution plan, in each case on the same material terms as in effect on the date hereof, (z) where applicable, new sub-advisory, fund accounting/administration and transfer agency agreements and (aa) at the Buyer's sole discretion, the approval of new independent trustees reasonably satisfactory to the Buyer to the Investment Company Board of each Registered Investment Company having such a Board, (ii) use their commercially reasonable efforts to cause each Registered Investment Company to prepare and file with the SEC and all other Governmental Entities having jurisdiction thereover, as promptly as practicable after the date hereof, all proxy solicitation materials required to be distributed to shareholders or unitholders of such Registered Investment Company with respect to the actions recommended for their approval by the Investment Company Boards, (iii) use their commercially reasonable efforts to cause each Registered Investment Company to respond promptly to any comments made by the SEC and all other Governmental Entities having jurisdiction thereover, with respect to the proxy solicitation materials, and (iv) use their commercially reasonable efforts, promptly after the completion of the actions described in clauses
     (ii) and (iii) above, to mail such proxy solicitation materials to such shareholders or unitholders and cause to be submitted to a meeting of shareholders or unitholders of such Registered Investment Company as soon as practicable after such mailing the proposals described in clause (i), above, all such consents and such proxy solicitation to be in form and substance reasonably satisfactory to Parent and in compliance with Section 2.21(b)(x).

            (c) Parent and Buyer shall provide such information and data as may be reasonably requested by Seller for inclusion in the proxy solicitation materials referred to in Section 4.9(b). Such information and data shall not contain any untrue statement of a material fact, or omit to state any material fact required to make the statements therein, in light of the circumstances in which they were made, not misleading.

     SECTION 4.10   INVESTMENT COMPANY MATTERS.

            (a) Prior to the Closing, each of the parties hereto shall use its commercially reasonable efforts to ensure compliance with Section 15(f) of the Investment Company Act, so that the transaction set forth in Section
     1.1 will be in compliance at the Closing with such Section 15(f), including, to assure that on the Closing Date at least seventy-five percent (75%) of the board of directors or trustees of each Registered Investment Company are not "interested persons" (as defined in the Investment Company
     Act) of the Acquired Companies, Parent or Buyer.

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            (b)     Following Closing, Parent and Buyer agree to use their
     commercially reasonable efforts to assure compliance with the conditions of
     Section 15(f) of the Investment Company Act with respect to any Registered Investment Company. Without limiting the foregoing, Buyer agrees that: (i) for a period of at least three (3) years after the Closing Date, Buyer shall use commercially reasonable efforts to cause at least seventy-five percent (75%) of the members of the board of directors or trustees of each Registered Investment Company not to be "interested persons" (as defined in the Investment Company Act) of Buyer (or an Affiliate of Buyer which acts as adviser or subadviser to the Registered Investment Companies), or of the predecessor investment adviser of the relevant Registered Investment Company; and (ii) for a period of at least two (2) years after the Closing Date, Buyer (or any Affiliate of Buyer which acts as adviser to any Registered Investment Company), shall use commercially reasonable efforts not to impose, or have any express or implied understanding, arrangement or intention to impose, an "unfair burden" on such Registered Investment Company (as such term is interpreted under the Investment Company Act) as a result of the transactions contemplated herein. For the purposes of clause
     (i) above, "commercially reasonable efforts" means that the Buyer:

                    (i) causes to be distributed to the trustees of each Registered Investment Company that enters into a new Investment Company Advisory Agreement with Safeco Asset Management on at least an annual basis, a questionnaire containing questions reasonably designed to elicit information pertaining to the status of such directors as "interested persons" (for purposes of Section 15(f)(1)(A) of the Investment Company Act) of Buyer or its Affiliates or of Seller or its Affiliates (collectively, the "RELEVANT ENTITIES");

                    (ii) requests the members of the board of trustees of each Registered Investment Company that enters into a new Investment Company Advisory Agreement with Safeco Asset Management to promptly notify Buyer of any change in their status under Section 15(f)(1)(A) of the Investment Company Act; and

                    (iii) at such time as it learns of a change in the status of a trustee that would cause more than 25% of the members of the board of trustees of any Registered Investment Company that enters into a new Investment Company Advisory Agreement with Safeco Asset Management to be "interested persons" of Relevant Entities, takes reasonable steps to correct such situation as promptly as practicable, including causing any trustees affiliated with Buyer or any of its Affiliates to resign from the board of trustees of such Registered Investment Company to the extent required to correct such situation.

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            (c)     Prior to the Closing, Seller shall use, and shall cause GAC and the Acquired Companies to use, subject to any fiduciary duties to the Registered Investment Companies, their commercially reasonable efforts to ensure that the Registered Investment Companies take no action that would
     (i) prevent any Registered Investment Company from qualifying as a "regulated investment company," within the meaning of Section 851 of the Code or (ii) be inconsistent with any Registered Investment Company's prospectus or other offering document and other offering, advertising and marketing materials. Prior to the Closing, Seller shall use, and shall cause GAC and the Acquired Companies to use, subject to any fiduciary duties to the Separate Accounts, their commercially reasonable efforts to ensure that neither any Separate Account nor any Insurance Subsidiary with respect to a Separate Account, takes any action that would be inconsistent with the Separate Account's prospectus or other offering document and other offering, advertising and marketing materials.

            (d) Seller will deliver to the Buyer at the same time as the filing thereof a complete copy of each SEC Document filed by each Investment Adviser Subsidiary on or after the date hereof and on or prior to the Closing Date.

            (e) For purposes of this Section 4.10, "Registered Investment Company" will not include any Registered Separate Account.

            (f) In the event that Buyer or any Affiliate of Buyer (including the Acquired Companies after the Closing) acts as agent or representative of any regulated investment company within the meaning of Section 851 of the Code with respect to any Tax matter relating to any Tax period ending prior to or including the Closing Date, then, to the extent permissible, Buyer shall (i) promptly provide Seller with written notice of the circumstances relating to such matter and copies of all relevant correspondence and documents, (ii) consult with Seller regarding the proper resolution of such matter and (iii) upon Seller's written notice, permit Seller to the greatest extent possible to assume responsibility for and control such matter (it being understood that Seller shall not have control of such matter unless Seller in its written notice acknowledges its responsibility to indemnify Buyer pursuant to Section 7.5 for any Losses that arise out of such matter, as mitigated or increased by Seller's control of such matter; it being further understood that, notwithstanding Seller's written notice, Buyer may continue to control the matter to the extent and if required or directed to do so by applicable law or any applicable judicial or administrative authority, and if Buyer has given Seller a reasonable opportunity (to the extent practical taking into account the exigencies of the situation) to cooperate with Buyer in approaching the applicable authority with the objective of persuading such authority that Seller may maintain control over such matter). Buyer shall cooperate with, and take such actions reasonably requested by, Seller in implementing this provision and shall be entitled to reimbursement from Seller for all reasonable out-of-pocket expenses incurred by Buyer in providing such cooperation. The procedures contained in this Section 4.10(f) are in addition to those set forth in Section 7.4.

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            (g)     In the case of any breach or potential breach of any
     representation made by Seller in Sections 2.19(d)(ii), 2.22(c) or 2.22(d) (which shall include, but not be limited to, any proposed action to mitigate any potential Losses from the breach or potential breach of such representations and warranties) for which any Buyer Indemnified Party would be entitled to indemnity pursuant to Section 7.5, Seller shall have the right (before Buyer or Parent notifies the IRS, any Policy Owner or any person other than the Seller of such breach or potential breach or takes any action to remedy such potential breach, mitigate any potential Losses therefrom or make any claim under this Agreement therefor, except that Buyer or Parent may make any such notification or take any such action if
     (x) required or directed to do so by applicable law or any applicable judicial or administrative authority and (y) after notifying Seller of the notification or action that Buyer is so required or directed to take and giving Seller a reasonable opportunity (to the extent practical taking into account the exigencies of the situation) to cooperate with Buyer in approaching the applicable authority with the objective of persuading such authority that such notification or action is not necessary, the Buyer continues to be required or directed to make such notification or take such action):

                    (i) to be notified in writing by Buyer or Parent of such breach or potential breach, if Seller has not previously notified Buyer in writing of such breach or potential breach;

                    (ii) within 30 days after such a written notice about such potential breach, to notify Buyer in writing that Seller proposes to develop, at Seller's expense, a plan to remediate or mitigate any potential adverse Tax consequences or Losses resulting from such potential breach (a "REMEDIATION PLAN"), which may or may not involve corrective proceedings with the IRS (it being understood that Seller shall not have exclusive control over the development and implementation of the Remediation Plan unless Seller in such notice acknowledges its responsibility to indemnify Buyer pursuant to Section 7.5 for any Losses that in fact ultimately result from such breach or potential breach, as mitigated or increased by the implementation of the Remediation Plan);

                    (iii) to have exclusive control over the development and
            implementation of such a Remediation Plan;

                    (iv) to have a reasonable time (not to exceed six (6) months) to develop such a Remediation Plan; and

                    (v) to have a reasonable time (not to exceed twelve (12) months) to implement such a Remediation Plan after Seller notifies Buyer in writing that it has been developed, which reasonable time shall be extended for any corrective proceedings with the IRS and any corrective time period allowed by the IRS and any time period during which Buyer and Seller have any reasonable disagreement about such implementation or during which Buyer is acting unreasonably.

            Buyer and Parent shall reasonably cooperate with Seller (and cause the appropriate Insurance Subsidiary to cooperate) in taking any corrective action under such

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Remediation Plan, including the preparation and filing of any documents for any
IRS corrective proceedings, and shall be entitled to reimbursement from Seller for all reasonable out-of-pocket expenses incurred by Buyer or Parent in providing such cooperation. The procedures contained in this Section 4.10(g) are in addition to those set forth in Section 7.4. For avoidance of doubt, in the event that the development or implementation of any Remediation Plan has the effect of increasing the Losses incurred by any Buyer Indemnified Party as a result of any breach of any representation made by Seller in Sections 2.19(d)(ii), 2.22(c) or 2.22(d), the appropriate Buyer Indemnified Party shall be entitled to indemnification with respect to such Losses in such increased amount under Section 7.5.

     SECTION 4.11 PROSPECTUS STICKER. As promptly as practicable on or after the date of this Agreement, Seller will cause, at its own expense, the preparation and filing on behalf of each Registered Investment Company of a prospectus sticker or amendment in form and substance reasonably satisfactory to Parent and Seller for the purpose of describing the proposed changes to the operations of such Registered Investment Company as contemplated by this Agreement, including the new Investment Company Advisory Agreement and any proposed new trustees or directors.

     SECTION 4.12 ADVISORY AGREEMENTS. Unless otherwise previously agreed to by Parent, each Investment Adviser Subsidiary shall notify each of its Clients, subject to Section 4.9 with respect to the Registered Investment Companies, of the transaction set forth in Section 1.1 and shall use its commercially reasonable efforts to obtain, prior to the Closing Date, the consent of each such Client to the "assignment" (as such term is used in the Investment Advisers
Act) of its Advisory Agreement as a result of the transaction set forth in
Section 1.1 in accordance with the Investment Advisers Act, which consent, other than with respect to Clients that are Registered Investment Companies, may be obtained in accordance with the so-called "negative consent" or "no objection received" process permitted under interpretations of the consent process by the SEC. Seller shall cooperate and consult with Parent regarding material written communications with Clients concerning the obtaining of such consents.

     SECTION 4.13 INTERCOMPANY OBLIGATIONS. At least two (2) Business Days before June 30, 2004, Seller will furnish Buyer with a complete list and description of all liabilities and receivables between the Acquired Companies and Seller or any other Affiliate of Seller (including any liability or reserves of the Acquired Companies under any Tax allocation or Tax sharing agreement) which would otherwise be outstanding on the Closing Date. Except as specifically provided below with respect to Tax sharing agreements, or as otherwise expressly contemplated in this Agreement, all such liabilities will be paid in full at or before June 30, 2004. On June 30, 2004, Seller will terminate and will cause its Affiliates to terminate each contract, other than Related Contracts, between or among the Acquired Companies and Seller or any other Affiliate of Seller based on a good faith estimate of amounts owed as of that date, and Buyer and Seller agree to each make appropriate payment by August 15, 2004 as required to settle any differences between the good faith estimates and actual amounts owed between the Acquired Companies and Seller or any other Affiliate of Seller. Buyer and Seller agree that from July 1, 2004 through the Closing, the services to be provided from Seller to the Acquired Companies shall be provided by Seller (or a Subsidiary of Seller) to the Acquired Companies on the same terms and conditions (including pricing) as are currently being provided.

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     SECTION 4.14   NAMES.

            (a) Notwithstanding any inference contained herein or prior course of conduct to the contrary, except as expressly provided in the Transitional Trademark License, the Buyer Intellectual Property License or the IP Side Letters, in no event shall Buyer or any of its Affiliates (including without limitation the Acquired Companies) have any right to use, nor shall Buyer or any of its Affiliates (including without limitation the Acquired Companies) use, any of the corporate names, trade names, service marks, logos, designs, acronyms, domain names, vanity telephone numbers or other Proprietary Rights of Seller or any of its Affiliates in any jurisdiction, including without limitation the names and service marks "SAFECO," "SAFECO NOW" and any other name, mark or telephone number containing the word "SAFE" (including, as applicable the corporate or trade names of the Acquired Companies), or any application or registration therefore, owned by, licensed to or used by Seller or any of its Affiliates, or any other name, mark, logo, design, acronym, domain name or vanity telephone number containing the word "SAFE" or that is confusingly similar to the corporate names, trade names, service marks, logos, designs, acronyms, domain names or vanity telephone numbers of Seller or any of its Affiliates. Except as expressly provided in the Transitional Trademark License, as soon as reasonably practicable after the Closing Date, Buyer shall cause the Acquired Companies to change their names, and file the appropriate documents with the relevant governmental agencies to effectuate such change of names, to the extent necessary to remove such corporate names, trade names, service marks, logos or acronyms (i) of Seller and its Affiliates or (ii) containing the word "SAFE." Following the Closing Date, other than as expressly set forth in the Transitional Trademark License, the Buyer Intellectual Property License or the IP Side Letters, no license or other agreement to use any corporate names, trade names, service marks, logos, designs, acronyms, domain names, vanity telephone numbers or other Proprietary Right of Seller or any of its Affiliates shall be deemed to exist between Seller, or any of its Affiliates, and any of the Acquired Companies by operation of law, past practice or otherwise, and any such license or other agreement currently in effect shall terminate at Closing.

            (b) The parties hereto acknowledge that any damage caused to Seller or any of its Affiliates by reason of the breach by Buyer or any of its Affiliates of this Section 4.14 would cause irreparable harm that could not be adequately compensated for in monetary damages alone; therefore, each party agrees that, in addition to any other remedies at law or otherwise, Seller and any of its Affiliates shall be entitled to an injunction issued by a court of competent jurisdiction restraining and enjoining any violation by Buyer or any of its Affiliates of this Section
     4.14 and Buyer further agrees that it will stipulate to the fact that Seller or any of its Affiliates, as applicable, has been irreparably harmed by such violation and not oppose the granting of such injunctive relief.

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     SECTION 4.15   ASSET SALE. (a) Seller agrees that prior to Closing, the
Acquired Companies will sell to Seller or a third party designated by Seller or on the open market up to $225 million in Fair Value of the assets (as specified in writing to Seller prior to March 31, 2004) identified on Schedule 4.15 (the "SOLD ASSETS"). Buyer and Seller acknowledge that any and all accounting effect of the asset sales described in this Section 4.15(a) shall be excluded from the calculation of June Adjusted Statutory Book Value for purposes of Section 1.4, regardless of whether such impact would have the effect of increasing or decreasing June Adjusted Statutory Book Value. For the avoidance of doubt, the preceding sentence will be interpreted to mean that June Adjusted Statutory Book Value will be calculated as if the sale of the Sold Assets never occurred.

     (b) With regard to the Sold Assets, (i) if the Sale Price of the Sold Assets exceeds the Fair Value of the Sold Assets, then 65% of any excess of (A) the Sale Price of the Sold Assets over (B) the Fair Value of the Sold Assets will be paid by the applicable Acquired Companies to Seller within five (5) Business Days after the sale of all the Sold Assets is completed and (ii) if the Fair Value of the Sold Assets exceeds the Sale Price of the Sold Assets, then 65% of any excess of (A) the Fair Value of the Sold Assets over (B) the Sale Price of the Sold Assets will be paid by Seller to the applicable Acquired Companies within five (5) Business Days after the sale of all the Sold Assets is completed. Buyer and Seller acknowledge that any and all accounting effect of any payment described in this Section 4.15(b) shall be excluded from the calculation of June Adjusted Statutory Book Value for purposes of Section 1.4, regardless of whether such impact would have the effect of increasing or decreasing June Adjusted Statutory Book Value. For the avoidance of doubt, the preceding sentence will be interpreted to mean that June Adjusted Statutory Book Value will be calculated as if no such payment ever occurred. Any intercompany obligations relating to the payments required pursuant to this Section 4.15(b) shall be exempted from the covenant to unwind intercompany obligations set forth in Section 4.13.

     SECTION 4.16 OTHER TRANSACTIONS. From the date of this Agreement to the earlier of (i) the termination of this Agreement and (ii) the Closing, none of Seller, any Subsidiary of Seller or any other Affiliate of Seller shall, nor shall they permit any of their respective agents, directors, officers, employees, advisors (including their financial, legal and accounting advisors) or other representatives to, directly or indirectly, encourage, solicit, initiate or participate in discussions or negotiations with, or provide any information or assistance to, or enter into any agreement with, any Person or group (other than Buyer and its representatives), concerning any merger, consolidation, sale of securities, share exchange or any other business combination, reorganization, recapitalization or similar transaction involving the Acquired Companies or any sale, lease, exchange, transfer or other disposition of over 5% of the assets of the Acquired Companies, it being understood that this covenant shall not apply to any securities held in the Investment Portfolio. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer, director, stockholder or other representative of Seller, any Subsidiary of Seller or any other Affiliate of Seller, whether or not such person is purporting to act on behalf of Seller, any Subsidiary of Seller, any other affiliate of Seller or otherwise, shall be deemed to be a breach of this Section
4.16 by Seller. From the date of this Agreement to the earlier of (i) the termination of this Agreement and (ii) the Closing, in the event that Seller any Subsidiary of Seller or any other Affiliate of Seller receives a proposal relating to any such transaction, Seller shall promptly notify Buyer of such proposal and deliver a copy of such proposal to Buyer.

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     SECTION 4.17   RESIGNATIONS. On the Closing Date, Seller shall cause to be delivered to Buyer (i) duly signed resignations (from the applicable board of directors), effective immediately after the Closing, of all directors of each Acquired Company and (ii) to the extent requested by Buyer, duly signed resignations of those persons who are interested persons (as that term is defined in the Investment Company Act) of an Investment Adviser Subsidiary and serve as directors or trustees of Registered Investment Companies advised by an Investment Adviser Subsidiary or Registered Separate Accounts maintained by an Insurance Subsidiary, and shall take such other action as is necessary to accomplish the foregoing.

     SECTION 4.18 FURTHER ASSURANCES. From time to time, as and when requested by any party, each party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions (subject to Section 4.3), as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement and the other Transaction Documents. Such actions shall include (i) in the case of Seller and GAC, (A) executing and delivering to Buyer such assignments, deeds, bills of sale, consents and other instruments as Buyer or its counsel may reasonably request as necessary or desirable for such purpose and (B) reasonably cooperating with Buyer in its initial preparation of audited financial statements of the Acquired Companies for Exchange Act filing purposes and (ii) in the case of Buyer, (A) reasonably cooperating with Seller in the initial preparation of the June Financial Statements and (B) using commercially reasonable efforts to facilitate the making of the Excess Capital Dividend.

     SECTION 4.19   NO SOLICITATION.

            (a) For a period of three (3) years from the Closing, Seller shall not, and shall cause its Subsidiaries not to, directly or indirectly, solicit for employment or employ any Business Employee, without the prior written consent of Buyer; PROVIDED, that: (i) the placing of an advertisement of a position available to a member of the public generally, and the hiring of any Business Employee in response to such an advertisement shall not constitute a breach of this Section 4.19(a); and
     (ii) this obligation shall not prevent Seller or any of its Subsidiaries from employing, mandating or otherwise engaging any Business Employee (A) whose employment with Buyer or its relevant Subsidiaries has been terminated by Buyer or any of its Subsidiaries or (B) who has resigned from employment with Buyer or any of its Subsidiaries, provided that such employee has not been contacted by or engaged in any discussions with Seller or any of its Subsidiaries regarding employment prior to such employee's notifying his or her employer of his or her intent to resign.

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            (b)     For a period of three (3) years from the Closing, Buyer
     shall not, and shall cause its Subsidiaries not to, directly or indirectly, solicit for employment or employ any employee of Seller or its Subsidiaries, without the prior written consent of Seller; PROVIDED, that:
     (i) the placing of an advertisement of a position available to a member of the public generally, and the hiring of any employee of Seller or its Subsidiaries in response to such an advertisement shall not constitute a breach of this Section 4.19(b); and (ii) this obligation shall not prevent Buyer or any of its Subsidiaries from employing, mandating or otherwise engaging any employee of Seller or its Subsidiaries (A) whose employment with Seller or its relevant Subsidiaries has been terminated by Seller or any of its Subsidiaries or (B) who has resigned from employment with Seller or any of its Subsidiaries, provided that such employee has not been contacted by or engaged in any discussions with Buyer or any of its Subsidiaries regarding employment prior to such employee's notifying his or her employer of his or her intent to resign.

     SECTION 4.20   NON-COMPETITION.

            (a) For a period of five (5) years from the Closing, Seller shall not, and shall cause each of its Affiliates not to, (i) directly or indirectly, develop, market or sell products in the United States similar in type to the Life & Annuity Contracts and the type of products sold by the Investment Adviser Subsidiaries or Broker/Dealer Subsidiaries immediately prior to the Closing Date, (ii) establish in the United States any new business which engages in the activities described in the preceding clause (i) or (iii) license, transfer or otherwise convey in the United States any trademark of Seller or any of its Affiliates used by the Acquired Companies prior to the Closing to any person that has indicated an intention to or is reasonably likely to engage in such activities (the activities described in clauses (i)-(iii), "COMPETITIVE ACTIVITIES").

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            (b)     Notwithstanding anything to the contrary contained in this
     Section 4.20, Buyer hereby agrees that the foregoing covenant shall not be deemed to be breached as a result of: (i) the development, marketing or sale of products of a type not sold by the Acquired Companies (including the Investment Adviser Subsidiaries and Broker/Dealer Subsidiaries) at the time of the Closing; (ii) Competitive Activities conducted by Talbot Financial Corporation and its subsidiaries at the time of the Closing;
     (iii) any activities (whether Competitive Activities or otherwise) by any Person or business that merges with or acquires Seller or any of its Affiliates or any interest in either, whether through merger (whether forward, reverse or reverse triangular in structure), stock purchase, asset purchase or otherwise, so long as for the first year following the consummation of any such transaction, the directors of the Seller and its Affiliates (or any Persons designated by the Seller or its Affiliates) do not constitute a majority of the board of directors of the acquirer or the surviving company; (iv) the acquisition by Seller or its Affiliates of any Person or business that is engaged in Competitive Activities, so long as the Competitive Activities accounted for less than 35% of the consolidated revenues of such Person or business for the 12 months prior to such acquisition; or (v) the ownership by Seller or any of its Affiliates of (A) less than an aggregate of 5% of any class of stock of a Person engaged, directly or indirectly, in Competitive Activities; PROVIDED, that such stock is listed on a national securities exchange or is quoted on the National Market System of NASDAQ; (B) less than 5% in value of any instrument of indebtedness of a Person engaged, directly or indirectly, in Competitive Activities; or (C) a Person or any interest in a Person that engages, directly or indirectly, in Competitive Activities if such Competitive Activities account for less than 35% of such Person's consolidated annual revenues.

          (c) The parties hereto acknowledge that any damage caused to Buyer or any of its Affiliates by reason of the breach by Seller or any of its Affiliates of this Section 4.20 would cause irreparable harm that could not be adequately compensated for in monetary damages alone; therefore, each party agrees that, in addition to any other remedies at law or otherwise, Buyer and any of its Affiliates shall be entitled to an injunction issued by a court of competent jurisdiction restraining and enjoining any violation by Seller or any of its Affiliates of this Section
     4.20 and Seller further agrees that it will stipulate to the fact that Buyer or any of its Affiliates, as applicable, has been irreparably harmed by such violation and not oppose the granting of such injunction relief.

     SECTION 4.21 ASSIGNMENT OF CONFIDENTIALITY AGREEMENTS. Prior to or at the Closing, Seller shall cause any confidentiality agreements entered into by Seller or any of its Affiliates since September 1, 2003 relating to the Acquired Companies or any properties, assets, liabilities or activities of any Acquired Company in connection with a sale or disposition that are not agreements to which an Acquired Company is a party, to be assigned to an Acquired Company unless expressly prohibited by the terms of such confidentiality agreement.

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     SECTION 4.22   ACTIONS AFFECTING JUNE ADJUSTED STATUTORY BOOK VALUE. After
the Closing, neither Buyer nor Parent will take or fail to take any action or permit any Acquired Company to take or fail to take any action, in each case for the purpose of either (i) shifting statutory income or surplus from the period before June 30, 2004 to the period following June 30, 2004 or (ii) decreasing statutory income or surplus with the intent of decreasing the June Adjusted Statutory Book Value or decreasing the Closing Consideration to the detriment of Seller.

                                   ARTICLE V.
                                   CONDITIONS

     SECTION 5.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligations of each party to effect the transactions set forth in Section 1.1 shall be subject to the fulfillment or waiver at or prior to the Closing of the following conditions:

            (a) no Law, Order or other legal restraint or prohibition enacted, entered, promulgated or enforced by any Governmental Entity (collectively, "RESTRAINTS") shall be pending, threatened or in effect challenging or seeking to restrain, prevent or prohibit the consummation of the transactions contemplated in this Agreement;

            (b) all material consents, authorizations, orders and approvals of (or filings or registrations with) any Governmental Entity required in connection with the execution, delivery and performance of this Agreement or necessary for the consummation of the transactions contemplated in this Agreement shall have been obtained or made (as the case may be), except for any documents required to be filed after the Closing; and

            (c) any waiting period applicable to the transaction set forth in Section 1.1 under the HSR Act shall have expired or been terminated.

     SECTION 5.2 CONDITIONS TO OBLIGATION OF PARENT AND BUYER. The obligation of Parent and Buyer to effect the transactions set forth in Section 1.1 shall be subject to the fulfillment or waiver at the Closing of the following additional conditions:

            (a) Seller and GAC shall have performed or complied with in all material respects all covenants and obligations that are required to be performed or complied with by them under this Agreement on or prior to the Closing;

            (b) each of the representations and warranties of Seller and GAC in this Agreement (disregarding all qualifications and exceptions therein relating to materiality or Material Adverse Effect) shall be true and correct as of the date of this Agreement and as of the Closing Date as if they were made on and as of the Closing Date (other than such representations and warranties that expressly address matters only as of a certain date, which need only be true and correct as of such certain date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on the Acquired Companies, taken as a whole;

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            (c)     Parent shall have received certificates signed by the chief executive officer and chief financial officer of Seller to the effect of Sections 5.2(a) and (b);

            (d) Seller shall have executed and delivered each of the Transaction Documents; and

            (e) Parent and Buyer shall have received proceeds from sources of Financing in an amount sufficient to pay the Closing Consideration and to pay all fees and expenses required to be paid by Parent and Buyer in connection with the transactions contemplated in this Agreement and the other Transaction Documents.

     SECTION 5.3 CONDITIONS TO OBLIGATION OF SELLER AND GAC. The obligation of Seller and GAC to effect the transactions set forth in Section 1.1 shall be subject to the fulfillment or waiver at the Closing of the following additional conditions:

            (a) Parent and Buyer shall have performed or complied with in all material respects all covenants and obligations that are required to be performed or complied with by them under this Agreement on or prior to the Closing;

            (b) each of the representations and warranties of Parent and Buyer in this Agreement (disregarding all qualifications and exceptions therein relating to materiality or Material Adverse Effect) shall be true and correct as of the date of this Agreement and as of the Closing Date as if they were made on and as of the Closing Date (other than such representations and warranties that expressly address matters only as of a certain date, which need only be true and correct as of such certain date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on Parent or Buyer;

            (c) Seller shall have received a certificate signed by the chief executive officer and chief financial officer of each of Parent and Buyer to the effect of Sections 5.3(a) and (b);

            (d) at the Closing Date: (i) at least seventy-five percent (75%) of the members of the Investment Company Boards of any Registered Investment Company which has approved a new investment advisory contract shall not be "interested persons" (as such term is defined in the Investment Company Act) of that Acquired Company Subsidiary that will act as investment adviser to such Investment Companies following the Closing Date, or the Acquired Companies or of any of their Affiliates that was the investment adviser of any such Investment Company immediately preceding the Closing Date; and (ii) the requirements of Section 15(f)(1)(B) of the Investment Company Act shall have been complied with in that no "unfair burden" shall have been imposed on any of the Registered Investment Companies that are management investment companies as a result of this Agreement, the transactions contemplated hereunder, new Investment Company Advisory Agreements or otherwise; and

            (e) Parent and/or Buyer, as applicable, shall have executed and delivered each of the Transaction Documents.

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                                   ARTICLE VI.
                                   TERMINATION

     SECTION 6.1 TERMINATION. This Agreement may be terminated and the transactions set forth in Section 1.1 contemplated hereby may be abandoned at any time prior to the Closing:

            (a)     by the mutual written consent of Parent, Buyer and Seller;

            (b) by Parent, Buyer or Seller, if a court of competent jurisdiction or other Governmental Entity shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions set forth in Section 1.1 and such Order or other action shall have become final and nonappealable;

            (c) by Parent or Buyer, if Seller or GAC shall have materially breached or failed to perform any of their respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 5.2(a) or Section 5.2(b) and (B) is incapable of being cured, or is not cured, by Seller or GAC, as applicable, within thirty (30) calendar days following receipt of written notice of such breach or failure to perform from Parent or Buyer;

            (d) by Seller, if Parent or Buyer shall have materially breached or failed to perform any of their respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 5.3(a) or Section 5.3(b) and (B) is incapable of being cured, or is not cured, by Parent or Buyer, as applicable, within thirty
     (30) calendar days following receipt of written notice of such breach or failure to perform from Seller; or

            (e) by Parent or Seller, if the Closing shall not have occurred on or before the nine month anniversary of the date of this Agreement; PROVIDED, HOWEVER, that the right to terminate this Agreement under this
     Section 6.1(e) shall not be available to any party whose failure to fulfill materially any covenant or obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.

     SECTION 6.2 PROCEDURE FOR AND EFFECT OF TERMINATION. In the event that this Agreement is terminated and the transactions set forth in Section 1.1 are abandoned by Parent or Buyer, on the one hand, or by Seller, on the other hand, pursuant to Section 6.1, written notice of such termination and abandonment shall forthwith be given to the other parties and this Agreement shall terminate and the transactions set forth in Section 1.1 shall be abandoned without any further action. If this Agreement is terminated as provided herein, no party hereto shall have any liability or further obligation to any other party under the terms of this Agreement except (i) with respect to the willful breach by any party hereto, and (ii) this Section 6.2, the second sentence of Section 4.2(a),
Section 4.5, Article VII and Section 8.5 shall survive the termination of this Agreement.

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                                  ARTICLE VII.
                                 INDEMNIFICATION

     SECTION 7.1 INDEMNIFICATION BY SELLER AND GAC. Subject to the limitations set forth in Section 7.3, from and after the Closing, Seller and GAC, jointly and severally, shall indemnify, defend and hold harmless Parent, Buyer, each of their respective Affiliates and each of their respective officers, directors, employees, agents and representatives (the "BUYER INDEMNIFIED PARTIES") from and against any and all claims, losses, damages, liabilities, obligations or expenses, including reasonable legal fees and expenses (collectively, "LOSSES"), as incurred, payable promptly upon written request, to the extent arising or resulting from or relating to any of the following (except for any items relating to Taxes, which shall be governed exclusively by Section 7.5):

            (a) any breach of any representation or warranty of Seller or GAC contained in this Agreement (it being agreed and acknowledged by the parties that for purposes of Parent and Buyer's right to indemnification pursuant to this Section 7.1 the representations and warranties of Seller and GAC (except for the representations and warranties set forth in (i) the second and fourth sentences in Section 2.7(a)(ii), (ii) clause (C) of the first sentence of Section 2.7(a)(iii) and (iii) the next to last sentence of Section 2.22(e)) shall be deemed not qualified by any references therein to materiality generally or to whether or not any breach results or may result in a Material Adverse Effect);

            (b) any breach of any covenant of Seller and GAC contained in this Agreement;

            (c) any failure by an Investment Adviser Subsidiary or a Registered Investment Company to be, or at any time since their adoption to have been, in compliance with its respective RIC Procedures; or

            (d) any failure (i) by an Insurance Subsidiary to disclose in its marketing and sales materials, to the extent required by applicable Law, any of its Financial Intermediary Arrangements or (ii) of any such Financial Intermediary Arrangement to comply, or at any time to have complied, with applicable Law.

     SECTION 7.2 INDEMNIFICATION BY PARENT, BUYER AND THE ACQUIRED COMPANIES. Subject to the limitations set forth in Section 7.3, from and after the Closing, Parent, Buyer and the Acquired Companies shall indemnify, defend and hold harmless Seller, GAC, each of their respective Affiliates and each of their respective officers, directors, employees, agents and representatives (the "SELLER INDEMNIFIED PARTIES") from and against any and all Losses, as incurred, payable promptly upon written request, to the extent arising or resulting from or relating to any of the following:

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            (a)     any breach of any representation or warranty of Parent or
     Buyer contained in this Agreement (it being agreed and acknowledged by the parties that for purposes of Seller and GAC's right to indemnification pursuant to this Section 7.2 the representations and warranties of Parent and Buyer shall be deemed not qualified by any references therein to materiality generally or to whether or not any breach results or may result in a Material Adverse Effect); or

            (b) any breach of any covenant of Parent or Buyer contained in this Agreement.

     SECTION 7.3    LIMITATIONS ON INDEMNITY.

            (a) None of the Buyer Indemnified Parties shall be entitled to assert any right to indemnification under Section 7.1(a) until (i) each individual amount of Losses otherwise due the Buyer Indemnified Parties exceeds $250,000 (the "DE MINIMIS AMOUNT") (PROVIDED, that (X) the term "individual amount of Losses" shall mean each individual breach of a particular warranty and not the aggregation of individual breaches of a particular warranty into a single breach (e.g., if Seller failed to disclose five contracts under a particular warranty, and the failure to disclose any one of those contracts would be a breach, then the five contracts together would be considered multiple breaches, of which each such undisclosed contract would be an "individual amount of Loss") and (Y) for purposes of the calculation of the Loss with respect to such individual breach, a series of separate Losses caused by or resulting from the same individual breach shall be aggregated (e.g., if an individual breach causes or results in two separate Losses of $200,000 each, such Losses shall be aggregated to a sum of $400,000 for purposes of determining whether the "Loss" with respect to such individual amount is less than $250,000)) and
     (ii) the aggregate amount of all the Losses actually suffered by the Buyer Indemnified Parties exceeds 3.0% of the Purchase Price (the "DEDUCTIBLE AMOUNT"), and then only to the extent such Losses exceed, in the aggregate, the Deductible Amount. For the avoidance of doubt, indemnification for Losses arising from breaches of any of Sections 2.7(a)(v), 2.21(b)(xxi)-(xxiv) and 2.22(1)-(n) shall not be subject to either the De Minimis Amount or to the Deductible Amount, and all such Losses shall be indemnified beginning with the first dollar of Loss. Anything in this Agreement to the contrary notwithstanding, in no event shall Seller or GAC be required to indemnify Parent, Buyer, any Acquired Company or the Buyer Indemnified Parties for Losses pursuant to Section 7.1(a) in any amount exceeding 65% of the Purchase Price (the "CAP"); PROVIDED, that the Cap shall not apply to Seller's and GAC's requirement to indemnify Parent, Buyer, any Acquired Company or the Buyer Indemnified Parties for Losses pursuant to Section 7.1(a) with respect to a breach of the representations and warranties set forth in Sections 2.1, 2.2, 2.3, 2.7(a)(v), 2.21(b)(xxi)-(xxiv) or 2.22(l)-(n), and any indemnified Losses in respect of such representations and warranties shall not count against the Cap.

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            (b)     None of the Seller Indemnified Parties shall be entitled to assert any right to indemnification under Section 7.2(a) until (i) each individual amount of Losses otherwise due the Seller Indemnified Party exceeds the De Minimis Amount (PROVIDED, that (X) the term "individual amount of Losses" shall mean each individual breach of a particular warranty and not the aggregation of individual breaches of a particular warranty into a single breach (e.g., if Buyer failed to disclose five contracts under a particular warranty, and the failure to disclose any one of those contracts would be a breach, then the five contracts together would be considered multiple breaches, of which each such undisclosed contract would be an "individual amount of Loss") and (Y) for purposes of the calculation of the Loss with respect to such individual breach, a series of separate Losses caused by or resulting from the same individual breach shall be aggregated (e.g., if an individual breach causes or results in two separate Losses of $200,000 each, such Losses shall be aggregated to a sum of $400,000 for purposes of determining whether the "Loss" with respect to such individual amount is less than $250,000))and (ii) the aggregate amount of all the Losses actually suffered by the Seller Indemnified Parties exceeds the Deductible Amount, and then only to the extent such Losses exceed, in the aggregate, the Deductible Amount. Anything in this Agreement to the contrary notwithstanding, in no event shall Buyer be required to indemnify Seller, GAC or the Seller Indemnified Parties for Losses pursuant to Section 7.2(a) in any amount exceeding the Cap; PROVIDED, HOWEVER, that no such limitations (A) shall affect Parent's and Buyer's obligation to pay the Purchase Price or (B) apply to Parent's and Buyer's obligations to indemnify Seller, GAC or the Seller Indemnified Parties for Losses pursuant to Section 7.2(a) (solely with respect to a breach of the representations and warranties set forth in Sections 3.1 or 3.2).

            (c) No party hereto shall be liable to the others for indirect, special, incidental, consequential or punitive damages claimed by such other party or parties, as the case may be, resulting from such first party's breach of its representations, warranties or covenants hereunder.

            (d) No Buyer Indemnified Party shall be entitled to indemnification (i) with respect to any particular Loss to the extent specific provision or reserve for such matter is made in the June Financial Statements or in the notes thereto or in an Adjustment Memorandum, as applicable or (ii) with respect to any matter that has been decided by the Accounting Expert (and which is expressly addressed as having been decided in the written findings of the Accounting Expert).

            (e) Each party shall have the right to retain copies of all documents delivered or made available by or to such party or its Affiliates in connection with the transactions contemplated hereby to the extent reasonably required for the purpose of defending any claim against it under this Agreement or enforcing its rights hereunder (including making any claims or counterclaims against third parties pursuant to Section 7.4).

     SECTION 7.4    INDEMNIFICATION PROCEDURES.

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            (a)     PROCEDURES RELATING TO INDEMNIFICATION OF THIRD PARTY
     CLAIMS. Except as otherwise provided in this Agreement, if any party (the "INDEMNIFIED PARTY") receives written notice of the commencement of any action or proceeding or the assertion of any claim by a third party or the imposition of any penalty or assessment for which indemnity may be sought under Section 7.1 or 7.2 (a "THIRD PARTY CLAIM"), and such Indemnified Party intends to seek indemnity pursuant to this Article VII, the Indemnified Party shall promptly provide the other party or parties, as applicable (the "INDEMNIFYING PARTY") with written notice of such Third Party Claim, stating the nature, basis and the amount thereof, to the extent known, along with copies of the relevant documents evidencing such Third Party Claim and the basis for indemnification sought. Failure of the Indemnified Party to give such notice will not relieve the Indemnifying Party from liability on account of this indemnification, except if and to the extent that the Indemnifying Party is actually prejudiced thereby. The Indemnifying Party will have thirty (30) days from receipt of any such notice of a Third Party Claim to give notice to assume the defense thereof. If notice to the effect set forth in the immediately preceding sentence is given by the Indemnifying Party, the Indemnifying Party will have the right to assume the defense of the Indemnified Party against the Third Party Claim with counsel of its choice. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof after notice to the Indemnified Party. So long as the Indemnifying Party has assumed the defense of the Third Party Claim in accordance herewith, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not file any papers or consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party and (iii) the Indemnifying Party will not (A) admit to any wrongdoing or (B) consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim to the extent such judgment or settlement provides for equitable relief, in each case, without the prior written consent of the Indemnified Party (such written consent will not be withheld or delayed unreasonably). The parties will use commercially reasonable efforts to minimize Losses from Third Party Claims and will act in good faith in responding to, defending against, settling or otherwise dealing with such claims. The parties will also cooperate in any such defense and give each other reasonable access to all information relevant thereto. Whether or not the Indemnifying Party has assumed the defense, such Indemnifying Party will not be obligated to indemnify the Indemnified Party hereunder for any settlement entered into or any judgment that was consented to without the Indemnifying Party's prior written consent. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the Indemnified Party in defending such Third Party Claim) if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnified Party that the Indemnified Party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Third Party Claim can be so separated from that for money damages,

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     the Indemnifying Party shall be entitled to assume the defense of the portion relating to money damages.

            (b) PROCEDURES FOR NON-THIRD PARTY CLAIMS. Except as otherwise provided in this Agreement, the Indemnified Party will notify the Indemnifying Party in writing promptly of its discovery of any matter that does not involve a Third Party Claim being asserted against or sought to be collected from the Indemnified Party, giving rise to the claim of indemnity pursuant hereto. The failure so to notify the Indemnifying Party shall not relieve the Indemnifying Party from liability on account of this indemnification, except only if and to the extent that the Indemnifying Party is actually prejudiced thereby. The Indemnifying Party will have thirty (30) days from receipt of any such notice to give notice of dispute of the claim to the Indemnified Party. The Indemnified Party will reasonably cooperate and assist the Indemnifying Party in determining the validity of any claim for indemnity by the Indemnified Party and in otherwise resolving such matters. Such assistance and cooperation will include providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters. If the Indemnifying Party does not notify the Indemnified Party within such thirty
     (30) day period that the Indemnifying Party disputes its liability to the Indemnified Party under Section 7.1 or 7.2, such claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of the Indemnifying Party under Section 7.1 or 7.2 and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined.

            (c) For purposes of this Article VII, all Losses (x) shall be computed net of (i) any Tax benefit resulting therefrom to the Indemnified Party, (ii) any amounts actually recovered by the Indemnified Party under insurance policies with respect thereto and (iii) any amounts actually recovered from third parties based on claims the Indemnified Party has against such third parties which reduce the Losses sustained by such Indemnified Party; PROVIDED, HOWEVER, that, in all cases, the timing of the receipt or realization of insurance proceeds or Tax benefits or Tax costs or recoveries from third parties shall be taken into account in determining the amount of reduction of Losses that is not considered a purchase price adjustment, and (y) shall be increased to take account of any net Tax cost incurred by the Indemnified Party arising from the receipt of indemnity payments hereunder (grossed up for such increase).

            (d) Each party shall cooperate with the other with respect to resolving any claim or liability with respect to which one party is obligated to indemnify the other party hereunder, including by using commercially reasonable efforts to mitigate or resolve any such claim or liability; PROVIDED, HOWEVER, that such party shall not be required to make such efforts if they would be detrimental in any material respect to such party.

            (e) Buyer and Parent agree that prior to any Buyer Indemnified Party submitting a claim for indemnification for Losses arising or resulting from or relating to

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     any breach of the representations set forth in any of (i) the second or fourth sentences of Section 2.7(a)(ii), (ii) clause (C) of the first sentence of Section 2.7(a)(iii) or (iii) the next to last sentence of
     Section 2.22(e) (collectively, the "SAP REPS")) pursuant to Section 7.1:

            (A) the parties shall mutually agree upon an accounting professional with significant experience in the life insurance company accounting field (the "REVIEWER"), or if the parties cannot mutually agree upon a Reviewer the parties will mutually request that the American Arbitration Association (the "AAA") select an appropriate reviewer for them (and the parties shall share equally any fees of the AAA and the Reviewer resulting from such request);

            (B) Buyer shall submit to the Reviewer and Seller within 15 days after the selection of the Reviewer a written letter summarizing why it reasonably believes that there has been a breach of a SAP Rep by Seller or GAC;

            (C) At its option, Seller may submit to the Reviewer and Buyer within a time period to be selected by the Reviewer (but in no event longer than 30 days after the selection of the Reviewer) a written letter summarizing its position in response to Buyer's letter;

            (D) the Reviewer shall review the bases for the Buyer's claim that there has been a breach of a SAP Rep and shall within a reasonable time (but in no event more than 20 days after submission of any letter by Seller) issue a written statement (the "REVIEWER CONCLUSION") stating whether the Reviewer believes that it is reasonably likely that there has been a breach by Seller or GAC of a SAP Rep.

            If the Reviewer Conclusion states that the Reviewer believes that it is reasonably likely that there has been a breach by Seller or GAC of a SAP Rep, then the applicable Buyer Indemnified Party may submit its claim for indemnification for Losses arising or resulting from or relating to such breach pursuant to Section 7.1.

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     SECTION 7.5    TAX INDEMNITY. Notwithstanding anything in this Agreement to the contrary, Seller and GAC shall, jointly and severally, indemnify, defend and hold harmless the Buyer Indemnified Parties from (i) all liability for Taxes of the Acquired Companies with respect to any Pre-Closing Tax Period, (ii) all liability for Taxes of any person with whom any of the Acquired Companies or their Subsidiaries joins or has ever joined in filing any affiliated, consolidated, combined or unitary Tax Return prior to the Closing Date, (iii) all Losses with respect to the breaches of representations and warranties set forth in Sections 2.19, 2.21(b)(xvii) through 2.21(b)(xx), 2.22(c) and 2.22(d) and the covenants set forth in Sections 4.8, 4.10(f) and 4.10(g) and (iv) all liability for reasonable legal fees and expenses attributable to any item described in clauses (i) through (iii). It is agreed and acknowledged by the parties that for purposes of Seller and GAC's right to indemnification pursuant to clause (iii) of the preceding sentence of this Section 7.5, the representations and warranties of Seller and GAC set forth in Section 2.19 shall be deemed not qualified by any references therein to materiality generally or to whether or not any breach results or may result in a Material Adverse Effect.
For the avoidance of doubt, the limitations set forth in Section 7.3 shall not apply to indemnification under this Section 7.5; PROVIDED, HOWEVER, that no Buyer Indemnified Party shall be entitled to indemnification pursuant to this
Section 7.5 (i) with respect to any Tax to the extent specific provision or reserve for such Tax is made in the June Financial Statements or in the notes thereto or in an Adjustment Memorandum, as applicable or (ii) with respect to any matter that has been decided by the Accounting Expert (and which is expressly addressed as having been decided in the written findings of the Accounting Expert).

     SECTION 7.6 SURVIVAL AND TIME LIMITATION. The representations, warranties and other terms and provisions of this Agreement and any certificate delivered pursuant hereto shall survive the Closing of the transactions contemplated hereunder. Notwithstanding the foregoing, after Closing, any assertion by Parent or Buyer or any Buyer Indemnified Party that Seller or GAC is liable to Parent, Buyer or any Buyer Indemnified Party for indemnification under Section 7.1(a) of this Agreement must be made in writing and must be given to Seller and GAC (or not at all) on or prior to the 12 month anniversary of the Closing Date, except (a) for indemnification for matters addressed in Sections 2.7(a)(v), 2.18, 2.19, 2.20, 2.21(b)(xxi)-(xxiv), 2.22(1)-(n) and 7.5, which must be made in writing and must be given to Seller and GAC (or not at all) on or prior to the date that is ninety (90) days after the date on which the applicable statute of limitations expires with respect to the matters covered thereby and (b) for indemnification for breaches of the representations and warranties contained in Sections 2.1, 2.2 and 2.3, which must be made in writing and may be given to Seller and GAC at any time after the Closing Date without limitation. After Closing, any assertion by Seller or GAC or any Seller Indemnified Party that Parent or Buyer is liable to Seller, GAC or any Seller Indemnified Party for indemnification under Section 7.2(a) of this Agreement or the certificate delivered in respect of Section 5.2(a) of this Agreement must be made in writing and must be given to Buyer and Parent (or not at all) on or prior to the 12 month anniversary of the Closing Date, except for indemnification for breaches of the representations and warranties contained in Sections 3.1 and 3.2, which must be made in writing and may be given to Buyer and Parent at any time after the Closing Date without limitation.

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     SECTION 7.7    SOLE AND EXCLUSIVE REMEDY. EXCEPT IN ALL CASES FOR CLAIMS
OF, OR CAUSES OF ACTION ARISING FROM, FRAUD, BAD FAITH OR WILLFUL MISCONDUCT, FROM AND AFTER THE CLOSING, THE INDEMNIFICATION PROVISIONS OF THIS ARTICLE VII SHALL BE THE SOLE AND EXCLUSIVE RIGHT AND REMEDY OF EACH PARTY (INCLUDING THE SELLER INDEMNIFIED PARTIES AND THE BUYER INDEMNIFIED PARTIES) (I) FOR ANY BREACH OF THE OTHER PARTY'S REPRESENTATIONS, WARRANTIES, COVENANTS, OR AGREEMENTS CONTAINED IN THIS AGREEMENT OR (II) OTHERWISE WITH RESPECT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND THE PARTIES WAIVE THE RIGHT TO ALL OTHER REMEDIES; PROVIDED, HOWEVER, THAT NOTHING SET FORTH IN THIS SECTION 7.7 SHALL BE DEEMED TO PROHIBIT OR OTHERWISE LIMIT EITHER PARTY'S RIGHT AT ANY TIME BEFORE, ON OR AFTER THE CLOSING DATE, TO SEEK INJUNCTIVE OR EQUITABLE RELIEF FOR THE FAILURE OF THE OTHER PARTY TO PERFORM ANY COVENANT OR AGREEMENT SET FORTH HEREIN.

     SECTION 7.8 TREATMENT OF INDEMNIFICATION PAYMENTS. All indemnification payments made pursuant to this Article VII shall be treated by the parties as adjustments to the Purchase Price unless otherwise required by applicable law.

                                  ARTICLE VIII.
                                  MISCELLANEOUS

     SECTION 8.1 AMENDMENT AND MODIFICATION. This Agreement may be amended, modified or supplemented, only by a written agreement signed by each of the parties hereto.

     SECTION 8.2 WAIVER OF COMPLIANCE; CONSENTS. Any failure of Parent or Buyer, on the one hand, or Seller, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by Seller or Parent or Buyer, respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 8.2.

     SECTION 8.3 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by telecopier (with a confirmed receipt thereof) or registered or certified mail (postage prepaid, return receipt requested), and on the next Business Day when sent by overnight courier service, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

            (a)     if to Parent, to:

                    White Mountains Insurance Group, Ltd.
                    80 South Main Street
                    Hanover, NH 03755
                    Attention:  Robert Seelig, General Counsel
                    Facsimile:  603-643-4592

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and with a copy to:

                    Cravath Swaine & Moore LLP
                    Worldwide Plaza
                    825 Eighth Avenue
                    New York, NY  10019-7475
                    Attention: Philip A. Gelston and Faiza J. Saeed
                    Facsimile: 212-474-3700

            (b)     if to Buyer, to:

                    Occum Acquisition Corp.
                    370 Church Street
                    Guilford, CT 06437
                    Attention: Reid Campbell, Treasurer
                    Facsimile: 203-458-0754

with a copy to:

                    White Mountains Insurance Group, Ltd.
                    80 South Main Street
                    Hanover, NH 03755
                    Attention: Robert Seelig, General Counsel
                    Facsimile: 603-643-4592

and with a copy to:

                    Cravath Swaine & Moore LLP
                    Worldwide Plaza
                    825 Eighth Avenue
                    New York, NY 10019-7475
                    Attention: Philip A. Gelston and Faiza J. Saeed
                    Facsimile: 212-474-3700

            (c)     if to Seller or GAC to:

                    Safeco Corporation
                    Safeco Plaza
                    4333 Brooklyn Avenue NE
                    Seattle, WA  98185
                    Attention: James W. Ruddy, Senior Vice President and General Counsel
                    Facsimile: 206-545-5559

with a copy to:

                    Latham & Watkins LLP
                    Sears Tower -- Suite 5800
                    233 South Wacker Drive

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                    Chicago, IL  60606
                    Attention:  Michael D. Levin
                    Facsimile:  312-993-9767

     SECTION 8.4 ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties; PROVIDED, HOWEVER, that the rights (but not the obligations) of Buyer may be transferred to any direct or indirect wholly owned subsidiary of Parent with an appropriate amendment to this Agreement.

     SECTION 8.5    EXPENSES. Whether or not the transactions set forth in
Section 1.1 are consummated, all fees, charges and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, charges or expenses, except as set forth in the following sentence. The Seller shall pay the following costs and expenses of the transactions contemplated hereby to the extent incurred prior to the
Closing: (i) any third-party assignment penalties or premiums (whether imposed in the form of fees, penalties, assessments, loss of servicing income, or otherwise) and (ii) all other external costs incurred in securing third party consents, including all costs related to the preparation (including, but not limited to, legal fees), printing and mailing of proxies and all proxy solicitation expenses with respect to the Registered Investment Companies.

     SECTION 8.6 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the state of New York applicable to agreements made and to be performed entirely within such state, without regard to the choice of law principles thereof.

     SECTION 8.7 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     SECTION 8.8    INTERPRETATION.

     (a) The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. The parties are sophisticated, represented by counsel and jointly have participated in the negotiation and drafting of this Agreement and there shall be no presumption or burden of proof favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

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     (b)    (i) Seller and Buyer acknowledge that all references to specific line items within any of the definitions referred to in the defined term "June Adjusted Statutory Book Value" (other than the defined term "Book Value of Certain Non-Admitted Assets" and the definitions referred to in such defined term) were created on the basis of line items set forth in the audited statutory statement of the applicable Insurance Company as of December 31, 2003. In the event that the title of any line item in the audited statutory statements of the Insurance Companies as of June 30, 2004 has changed from the titling in the audited statutory statements of one or more Insurance Companies as of December 31, 2003, a parallel change shall be deemed to have been made in all line item references described in the preceding sentence to which such labeling change would be applicable, with the intent that the values and amounts described by such line item references shall remain consistent between the two sets of audited statutory statements.

            (ii) Seller and Buyer acknowledge that all references to specific line items within any of the definitions referred to in the defined term "Book Value of Certain Non-Admitted Assets" were created on the basis of line items set forth in the statutory annual statement of the applicable Insurance Company as of December 31, 2003. In the event that the title of any line item in the quarterly statutory statements of the Insurance Companies as of June 30, 2004 has changed from the titling in the December 31, 2003 annual statements of one or more Insurance Companies, a parallel change shall be deemed to have been made in all line item references described in the preceding sentence to which such labeling change would be applicable, with the intent that the values and amounts described by such line item references shall remain consistent between the two sets of statements.

     SECTION 8.9 ENTIRE AGREEMENT. This Agreement (including the schedules, exhibits, documents or instruments referred to herein), the other Transaction Documents and the Confidentiality Agreement embody the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, among the parties, or between any of them, with respect to the subject matter hereof and thereof. There are no restrictions, promises, representations, warranties, agreements or undertakings whatsoever with respect to the transactions contemplated by this Agreement, the other Transaction Documents or the Confidentiality Agreement, other than those expressly set forth herein or therein.

     SECTION 8.10 NO THIRD PARTY BENEFICIARIES. This Agreement is not intended to, and does not, create any rights or benefits of any party other than the parties hereto.

     SECTION 8.11 SEVERABILITY. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other Persons or circumstances. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

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     SECTION 8.12   CONSENT TO JURISDICTION. Each party irrevocably submits to the exclusive jurisdiction of (a) the New York State Supreme Court sitting in the borough of Manhattan, and (b) the United States District Court for the Southern District of New York sitting in the borough of Manhattan, for the purposes of any suit, action or other proceeding arising out of this Agreement, any Transaction Document or any transaction contemplated hereby or thereby. Each of Parent, Buyer, Seller and GAC further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 8.12. Each of Parent, Buyer, Seller and GAC irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, any Transaction Document or the transactions contemplated hereby and thereby in (i) the New York State Supreme Court sitting in the borough of Manhattan, or (ii) the United States District Court for the Southern District of New York sitting in the borough of Manhattan, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

     SECTION 8.13 WAIVER OF JURY TRIAL. EACH PARTY HERETO KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION DOCUMENTS, OR ANY COURSE OF CONDUCT, COURSE OF DEALING OR STATEMENT (WHETHER VERBAL OR WRITTEN) RELATING TO THE FOREGOING. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT.

                                   ARTICLE IX.
                                   DEFINITIONS

            For purposes of this Agreement, the following terms shall have the meanings ascribed to them in this Article IX:

            "AAA" is defined in Section 7.4(e).

            "ACCOUNTING EXPERT" is defined in Section 1.4(d).

            "ACQUIRED COMPANY" is defined in the recitals.

            "ACQUIRED COMPANY EMPLOYEE" means each (i) employee of an Acquired Company on the Closing Date, whether or not such employee is actively at work on such day including any employees who are on military leave, disability, worker's compensation or any other leave of absence, whether or not paid, and (ii) each Bank Channel Employee who actually becomes an employee of Buyer or an Acquired Company pursuant to Section 4.6(h).

            "ACQUIRED COMPANY PLANS" means each Plan that is maintained or sponsored solely by an Acquired Company for its current and/or former employees.

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            "ACQUIRED COMPANY PROPRIETARY RIGHTS" means all Proprietary Rights owned by the Acquired Companies.

            "ADJUSTMENT MEMORANDUM" is defined in Section 1.4(c).

            "ADJUSTMENT NOTE" is defined in Section 1.4(g).

            "ADMITTED STATUTORY DEFERRED TAX ASSET" means the total of the values set forth as 'Net deferred tax asset' in the audited statutory statement as of June 30, 2004 of each of Safeco Life Insurance Company, American States Life Insurance Company, Safeco National Life Insurance Company and First Safeco National Life Insurance Company of New York.

            "ADVISORY AGREEMENT" means, with respect to any Person, each Contract or Other Agreement relating to its rendering of investment management, investment advisory, management, administration or any other services to a Client, including any sub-advisory or similar agreement.

            "AFFILIATE," with respect to any Person, shall mean any Person controlling, controlled by or under common control with such Person and shall also include any Person 10% or more of whose outstanding voting power is owned by the specified Person either directly or indirectly through subsidiaries.

            "AFFILIATED GROUP" means Seller, the Acquired Companies and each other member of the affiliated group of corporations that includes Seller within the meaning of Section 1504 of the Code.

            "AGREED ACCOUNTING POLICIES" is defined in Section 1.4(a).

            "AGREEMENT" is defined in the preamble.

            "ASSET MANAGEMENT BUSINESS" means the business conducted by those Acquired Companies that are Investment Advisor Subsidiaries or Broker/Dealer Subsidiaries.

            "ASSET VALUATION RESERVE" means the total of the values set forth as 'Asset valuation reserve' in the audited statutory statements as of June 30, 2004 of each of Safeco Life Insurance Company, American States Life Insurance Company, Safeco National Life Insurance Company and First Safeco National Life Insurance Company of New York.

            "BANK CHANNEL EMPLOYEE" means each employee set forth on Schedule 4.6(h).

            "BOOK VALUE OF CERTAIN NON-ADMITTED ASSETS" is the total of the values of all non-admitted assets as of June 30, 2004 as reflected in the Quarterly Statutory Statement, Page 2, Column 2 of each of Safeco Life Insurance Company, Safeco National Life Insurance Company and First Safeco National Life Insurance Company of New York, but excluding (i) Intangible Assets and (ii) the Non-Admitted Statutory Deferred Tax Asset.

            "BROKER/DEALER SUBSIDIARIES" is defined in Section 2.7(b).

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            "BUSINESS DAY" means any day which is not a Saturday, Sunday, or legal holiday recognized by the United States of America.

            "BUSINESS EMPLOYEE" means each employee of an Acquired Company and each Bank Channel Employee.

            "BUYER" is defined in the preamble.

            "BUYER INDEMNIFIED PARTIES" is defined in Section 7.1.

            "BUYER INTELLECTUAL PROPERTY LICENSE" is defined in Section 1.3(a)
(iii).

            "BUYER'S GROUP WELFARE PLANS" is defined in Section 4.6(d).

            "BUYER'S RETIREMENT PLAN" is defined in Section 4.6(c).

            "CAP" is defined in Section 7.3(a).

            "CLIENT" means, with respect to any Person, each Investment Company and each other Person for which such Person or any of its Subsidiaries is a Service Provider.

            "CLIENT CONTRACTS" is defined in Section 2.21(a)(ii).

            "CLOSING" is defined in Section 1.2.

            "CLOSING CONSIDERATION" is defined in Section 1.3(b)(i).

            "CLOSING DATE" is defined in Section 1.2.

            "COBRA" is defined in Section 4.6(a).

            "CODE" means the Internal Revenue Code of 1986, as amended.

            "COMBINED RETURN" is a Seller Tax Return for any Taxes imposed by a state, local or foreign Tax authority for which Seller or any Affiliate of Seller other than the Acquired Companies files with any of the Acquired Companies on a consolidated, combined or unitary basis.

            "COMMONLY CONTROLLED ENTITY" is defined in Section 2.20(a).

            "COMPANY FORMS" is defined in Section 2.22(a).

            "COMPETITIVE ACTIVITIES" is defined in Section 4.20(a).

            "CONFIDENTIALITY AGREEMENT" is defined in Section 4.2(a).

            "CONSTITUENT DOCUMENTS" means, with respect to any corporation, its charter and by-laws; with respect to any partnership, its certificate of partnership and partnership agreement; with respect to any limited liability company, its certificate of formation and limited liability

                                       94
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company or operating agreement; with respect to any trust, its declaration or agreement of trust; and with respect to each other Person, its comparable constitutional instruments or documents; together in each case, with all material consents and other instruments delegating authority pursuant to such Constituent Documents.

            "CONTRACTS OR OTHER AGREEMENTS" is defined in Section 2.4.

            "DE MINIMIS AMOUNT" is defined in Section 7.3(a).

            "DECEMBER FINANCIAL STATEMENTS" is defined in Section 1.4(a).

            "DEDUCTIBLE AMOUNT" is defined in Section 7.3(a).

            "DELIVERED" shall include delivery by means of computer disk, CD-ROM, electronic mail, facsimile, hand deliveries, messenger or other courier service.

            "ENVIRONMENTAL CLAIM" means any and all administrative, regulatory or judicial actions, suits, orders, demands, directives, claims, liens, investigations, proceedings or written notices of violation by or from any Person alleging liability of whatever kind or nature arising out of, based on or resulting from (y) the presence or release of, or exposure to, any Hazardous Materials at any location; or (z) the failure to comply with any Environmental Law.

            "ENVIRONMENTAL LAWS" means all applicable federal, state, local and foreign laws, rules, regulations, orders, decrees, judgments, legally binding agreements or Environmental Permits issued, promulgated or entered into by or with any Governmental Entity, relating to pollution, natural resources or protection of endangered or threatened species, human health or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata).

            "ENVIRONMENTAL PERMIT" means all permits, licenses and governmental authorizations pursuant to Environmental Law.

            "EQUITY INTEREST" means, with respect to any Person, any share of capital stock of, general, limited or other partnership interest, membership interest or similar ownership interest under the laws of a jurisdiction outside the United States, in such Person.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

            "ERISA PLANS" is defined in Section 2.7(c).

            "EXCESS CAPITAL DIVIDEND" is defined in Section 4.1(c).

            "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

            "FAIR VALUE" of an asset shall be the value for such asset calculated by Seller using assumptions and methodologies consistent with those assumptions and methodologies utilized to calculate the amounts included in
SCHEDULE 4.15, with the exception that instead of

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using the December 31, 2003 yield curve for such calculation, the treasury yield curve as of the date of the sale will be used in the calculation.

            "FAIR VALUE OF THE SOLD ASSETS" is defined as the total of the Fair Value amounts calculated at the time of sale for each Sold Asset.

            "FINANCIAL INTERMEDIARY ARRANGEMENTS" is defined in Section 2.22(l).

            "FINANCING" is defined in Section 3.6.

            "FUND AGREEMENTS" is defined in Section 2.21(b)(vi).

            "FUND REPORTS" is defined in Section 2.21(b)(iv).

            "GAAP" shall mean generally accepted accounting principles in the United States in effect as of the date of the most recent balance sheet included within the GAAP Financial Statements delivered to Parent and Buyer.

            "GAAS" is defined in Section 1.4(a).

            "GAC" is defined in the preamble.

            "GOLDMAN SACHS" is defined in Section 2.11.

            "GOVERNMENTAL ENTITY" means any foreign, federal, state, municipal, local or other governmental department, commission, board, bureau, agency or instrumentality or court of competent jurisdiction or any governmental or non-governmental self-regulatory organization, agency or authority (including the National Association of Securities Dealers, Inc., the Commodities and Futures Trading Commission, the National Futures Association and the National Association of Insurance Commissioners.

            "HAZARDOUS MATERIALS" means (y) any petroleum or petroleum products, radioactive materials or wastes, asbestos in any form and polychlorinated biphenyls; and (z) any other chemical, material, substance or waste that in relevant form or concentration is prohibited, limited or regulated under any Environmental Law.

            "HIPAA" is defined in Section 2.22(o).

            "HSR ACT" is defined in Section 2.5.

            "INCLUDING" shall, unless the context clearly requires otherwise, mean including but not limited to the items or things following such term.

            "INDEMNIFIED PARTY" is defined in Section 7.4(a).

            "INDEMNIFYING PARTY" is defined in Section 7.4(a).

            "INITIAL ADJUSTMENT AMOUNT" is defined in Section 1.4(g).

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            "INSURANCE SUBSIDIARIES" is defined in Section 2.7(a)(i).

            "INSURANCE SUBSIDIARIES HIPAA/PRIVACY PLAN" is defined in Section 2.22(o).

            "INSURANCE SUBSIDIARY STATEMENTS" shall mean (a) audited statutory financial statements (including any exhibits or schedules thereto) filed in each Insurance Subsidiary's state of domicile for the year 2003 and (b) the annual and quarterly statutory financial statements (including any exhibits or schedules thereto) filed in each Insurance Subsidiary's state of domicile for all years and quarters ending thereafter and prior to the Closing for each Insurance Subsidiary.

            "INTANGIBLE ASSETS" means the total of the values set forth as 'Intangible Assets' included as an Aggregate Write-in on Page 2, Column 2, line 2302 of the Quarterly Statutory Statement as of June 30, 2004 of each of Safeco Life Insurance Company, American States Life Insurance Company, Safeco National Life Insurance Company and First Safeco National Life Insurance Company of New York.

            "INVESTMENT ADVISER SUBSIDIARY" is defined in Section 2.7(c).

            "INVESTMENT ADVISERS ACT" means the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder.

            "INVESTMENT COMPANY" means an investment company, as such term is defined in the Investment Company Act (including any entity that, although an investment company, is exempt from registration as an investment company under such Act). When used herein without reference to a specified Person, "Investment Company" refers to any Investment Company for which any of the Acquired Companies acts as a Service Provider.

            "INVESTMENT COMPANY ACT" means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

            "INVESTMENT COMPANY ADVISORY AGREEMENT" means any Advisory Agreement to which an Investment Company is a party.

            "INVESTMENT COMPANY BOARD" or "BOARD" means the board of directors or trustees (or persons performing similar functions) of an Investment Company.

            "INVESTMENT COMPANY FINANCIAL STATEMENTS" is defined in Section 2.21(b)(ii).

            "INVESTMENT GUIDELINES" means the Safeco Corporation Investment Policies and Guidelines adopted as of November 5, 2001, effective as of January 1, 2002, as amended and restated on August 7, 2002, as delivered to Buyer prior to the date of this Agreement.

            "INVESTMENT PORTFOLIO" means all investments, including stocks, bonds, cash and limited partnership interests, owned, directly or indirectly, by the Affiliated Group for the benefit of the Acquired Companies, other than shares in any Acquired Company.

            "IP SIDE LETTERS" is defined in Section 4.1(z).

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            "IRS" means the Internal Revenue Service.

            "JUNE ADJUSTED STATUTORY BOOK VALUE" is the total of (i) Statutory Capital and Surplus plus (ii) the Asset Valuation Reserve minus (iii) the Admitted Statutory Deferred Tax Asset plus (iv) the Book Value of Certain Non-Admitted Assets plus (v) a Mark to Market Adjustment.

            "JUNE FINANCIAL STATEMENTS" is defined in Section 1.4(a).

            "KNOWLEDGE" with respect to Seller, shall mean the actual knowledge of Christine Mead, James Ruddy, Roger Harbin, Michael Kinzer, Michael Murphy and Randall Talbot.

            "LAW" means any applicable statute, law (including common law), ordinance, regulation, rule, ruling, order, writ, injunction, decree, or other official enactment of or by any Governmental Entity.

            "LEASE" is defined in Section 2.16(b).

            "LEASE AGREEMENT" is defined in Section 1.3(a)(v).

            "LEASED PROPERTY" is defined in Section 2.16(b).

            "LIEN" means any lien, security interest, charge, claim, mortgage, deed of trust, warrant, purchase right, lease, or other encumbrance.

            "LIFE AND ANNUITY CONTRACTS" means all group health and medical, life insurance, annuity and endowment contracts and other contracts and agreements typically considered part of the group health and medical or life lines of insurance, which contracts and agreements shall have been sold, arranged delivered, issued for delivery, assumed, coinsured, whether on a modified coinsurance basis or otherwise, or reinsured by any Acquired Company at any time prior to the Closing, including without limitation all group life and health contracts, all individual and group term, whole, universal, variable, universal variable and other life insurance policies, all individual and group endowment and modified endowment contracts, all individual and group disability insurance products, all individual and group fixed, variable and other annuity contracts, all guaranteed investment contracts, all funding agreements, all other agreements issued by, against or funded by the general or separate account of any life insurance company which is an Acquired Company, and, with respect to the aforesaid group insurance and annuity contracts, all certificates and employer participation agreements in effect and issued under such policies, and all reinstatements of such policies, contracts, certificates and agreements required to be made at any time after the Closing, and all such policies, contracts, certificates and agreements sold, arranged, delivered, issued, assumed, coinsured or reinsured by any Acquired Company after the Closing pursuant to the exercise of options or operation of agreements or arrangements in effect prior to the Closing (including, in each case, all supplements, endorsements, riders and ancillary agreements in connection therewith).

            "LIFE INSURANCE CONTRACT" means all individual and group term, whole, universal, variable, universal variable and other life insurance policies.

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            "LOSSES" is defined in Section 7.1.

            "MARK TO MARKET ADJUSTMENT" is defined as 3% of the sum of (i) Statutory Capital and Surplus PLUS (ii) the Asset Valuation Reserve.

            "MATERIAL ADVERSE EFFECT," with respect to the Acquired Companies, means any (i) change, (ii) effect, (iii) event, (iv) occurrence or (v) development or developments, which individually or in the aggregate, would reasonably be expected to result in any change or effect, that (A) is materially adverse to the business, financial condition, properties, assets, liabilities (contingent or otherwise) or results of operations of the Acquired Companies, taken as a whole, or (B) would reasonably be expected to prevent or materially delay the consummation by Seller or GAC, as applicable, of the transactions contemplated by this Agreement and the other Transaction Documents; PROVIDED, HOWEVER, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse
Effect: (i) changes in Laws, rules or regulations of general applicability or interpretations thereof by Governmental Entities, in each case after the date hereof, (ii) changes, after the date hereof, in applicable GAAP or SAP, (iii) actions or omissions of a party to this Agreement taken with the prior written consent of the other party to this Agreement and (iv) changes, after the date hereof, generally affecting (x) any of the industries in which the Acquired Companies conduct their business, so long as the changes in such industries do not disproportionately impact (other than as a result of the volume of business transacted) the Acquired Companies or (y) general economic and financial market conditions in the United States (including movements in interest rates).

            "MATERIAL ADVERSE EFFECT," with respect to Parent or Buyer, means any (i) change, (ii) effect, (iii) event, (iv) occurrence or (v) development or developments, which, individually or in the aggregate, would reasonably be expected to prevent or materially delay the consummation by Parent or Buyer, as applicable, of the transactions contemplated by this Agreement and the other Transaction Documents.

            "MATERIAL CONTRACT" is defined in Section 2.10(b).

            "MEC" is defined in Section 2.22(c).

            "MILLIMAN" is defined in Section 2.11.

            "MULTIEMPLOYER PLAN" is defined in Section 2.20(f).

            "NASD" is defined in Section 2.7(b).

            "NASD REGULATIONS" means the Conduct Rules of the NASD (Rules 2000 through 3420).

            "NAV" is defined in Section 2.21(b)(xxi).

            "NON-ADMITTED STATUTORY DEFERRED TAX ASSET" means the total of the values set forth in Page 2, Column 2, line 15.2 of the Quarterly Statutory Statement as of June 30, 2004 of each of Safeco Life Insurance Company, American States Life Insurance Company, Safeco

National Life Insurance Company and First Safeco National Life Insurance Company of New York.

            "NON-INSURANCE FINANCIAL STATEMENTS" is defined in Section 2.6.

            "OBJECTION PERIOD" is defined in Section 1.4(b).

            "OBJECTION NOTICE" is defined in Section 1.4(b).

            "ORDERS" is defined in Section 2.9.

            "PARENT" is defined in the preamble.

            "PBGC" is defined in Section 2.20(g).

            "PENSION PLAN" is defined in Section 2.20(a).

            "PERSON" shall mean and include an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

            "PLANS" is defined in Section 2.20(a).

            "POLICY" is defined in Section 2.22(c).

            "POLICY OWNER" is defined in Section 2.22(c).

            "POST-CLOSING ADJUSTMENT AMOUNT" is defined in Section 1.4(f).

            "POST-CLOSING TAX PERIOD" means any Tax Period beginning after the Closing Date and the portion of any Straddle Period beginning after the Closing Date.

            "PRE-CLOSING TAX PERIOD" means any Tax period ending on or before the Closing Date and the portion ending on the Closing Date of any Straddle Period including operations through the Closing Date.

            "PROCEEDING" is defined in Section 2.9.

            "PROPRIETARY RIGHTS" means patents, registered and common law trademarks, trade secrets, and registered and unregistered copyrights.

            "PURCHASE PRICE" is defined in Section 1.4(f).

            "QUALIFIED CONTRACT" means a Life & Annuity Contract issued in connection with a plan or arrangement intended to qualify for tax treatment under Section 401(a), 403(a), 403(b), 408, 408A or 457 of the Code.

            "QUARTERLY STATUTORY STATEMENT" means the quarterly statutory financial statements of the named entity as filed with the applicable state insurance regulator for the quarter ending June 30, 2004.

            "REGISTERED INVESTMENT COMPANY" means an Investment Company registered under the Investment Company Act.

            "REGISTERED SEPARATE ACCOUNT" is defined in Section 2.22(g).

            "RELATED CONTRACTS" means a Life and Annuity Contract or other contract, in each case entered into in the ordinary course of business, that is used in conjunction with a Life and Annuity Contract and that is (i) a surety bond guaranteeing performance of Safeco Assigned Benefits Service Company; (ii) a qualified assignment between Safeco Assigned Benefits Service Company and various Safeco Property & Casualty Subsidiaries; (iii) a non-qualified assignment between Safeco National Life Insurance Company and various Safeco Property & Casualty Subsidiaries; (iv) a single premium immediate annuity purchased from Safeco Life Insurance Company by various Safeco Property & Casualty Subsidiaries; (v) an Administrative Agreement between Safeco Life Insurance Company and various Safeco Property & Casualty Subsidiaries allowing Safeco Life Insurance Company to make certain administrative decisions and take certain actions on unassigned structured settlement annuity contracts owned by the Safeco Property & Casualty Subsidiaries; or (vi) a single premium group annuity purchased by Safeco Corporation from Safeco Life Insurance Company designed to provide periodic payments to certain retirees of American States Insurance Company.

            "RELEVANT ENTITIES" is defined in Section 4.10(b)(i).

            "REMEDIATION PLAN" is defined in Section 4.10(g)(ii).

            "REQUIRED LICENSES" is defined in Section 2.17 (a).

            "RESTRAINTS" is defined in Section 5.1(a).

            "REVIEWER" is defined in Section 7.4(e).

            "REVIEWER CONCLUSION" is defined in Section 7.4(e).

            "RIC PROCEDURES" is defined in Section 2.21(b)(xxi).

            "SALE PRICE OF THE SOLD ASSETS" is defined as the net proceeds from the sale of the Sold Assets received by the Acquired Companies, without reflecting the impact of any taxes due or paid as a result of such sale.

            "SAP" is defined in Section 2.7(a)(ii).

            "SAP REPS" is defined in Section 7.4(e).

            "SEC" means the Securities and Exchange Commission, and any successor thereto.

            "SEC DOCUMENTS" is defined in Section 2.7(c).

            "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

            "SECURITIES LAWS" means the Securities Act, the Exchange Act, the Investment Company Act, the Investment Advisors Act and the state "blue sky" laws, and the rules and regulations promulgated thereunder.

            "SELLER" is defined in the preamble.

            "SELLER DISCLOSURE LETTER" is defined in Article II.

            "SELLER INDEMNIFIED PARTIES" is defined in Section 7.2.

            "SELLER PLAN" means each Plan other than an Acquired Company Plan.

            "SELLER'S RETIREE PLANS" is defined in Section 4.6(d).

            "SELLER'S RETIREMENT PLANS" is defined in Section 4.6(c).

            "SERVICE PROVIDER" means any Person who acts as investment manager, administrator, general partner, managing member or similar controlling person, investment advisor, subadviser or distributor or provider of other services.

            "SEPARATE ACCOUNT" is defined in Section 2.22(e).

            "SHARES" is defined in the recitals.

            "SIS" means Safeco Investment Services, Inc., a Washington corporation and a wholly owned subsidiary of GAC.

            "SOLD ASSETS" is defined in Section 4.15(a).

            "STATUTORY CAPITAL AND SURPLUS" means the value set forth as 'Total capital and surplus' in the audited statutory financial statements as of June 30, 2004 of Safeco Life Insurance Company.

            "STRADDLE PERIOD" means any Tax period beginning before and ending after the Closing Date.

            "SUBSIDIARY," with respect to any Person, shall mean any corporation 50% or more of the outstanding voting power of which, or any partnership, joint venture, limited liability company or other entity 50% or more of the total equity interest of which, is directly or indirectly owned by such Person. For purposes of this Agreement, all references to "Subsidiaries" of a Person shall be deemed to mean "Subsidiary" if such Person has only one subsidiary.

            "TARGET STATUTORY BOOK VALUE" means $1.15 billion.

            "TAXES" shall mean all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign.

            "TAX RETURN" shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes.

            "THIRD PARTY CLAIM" is defined in Section 7.4(a).

            "THIRD PARTY REINSURANCE CONTRACTS" is defined in Section 2.23.

            "TRANSACTION DOCUMENTS" is defined in Section 1.3(b)(iv).

            "TRANSFER TAXES" is defined in Section 1.5.

            "TRANSITION SERVICES AGREEMENT" is defined in Section 1.3(a)(ii).

            "TRANSITIONAL TRADEMARK LICENSE" is defined in Section 1.3(a)(iv).

            "12b-1 PLAN" is defined in Section 2.21(b)(vi).

            "WELFARE PLAN" is defined in Section 2.20(a).

            *     *      *

            IN WITNESS WHEREOF, Parent, Buyer, Seller and GAC have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

                                          WHITE MOUNTAINS INSURANCE
                                          GROUP, LTD.


                                          --------------------------------------
                                          By:
                                          Its:


                                          OCCUM ACQUISITION CORP.


                                          --------------------------------------
                                          By:
                                          Its:


                                          SAFECO CORPORATION


                                          --------------------------------------
                                          By:
                                          Its:


                                          GENERAL AMERICA CORPORATION


                                          --------------------------------------
                                          By:
                                          Its:

                                   SCHEDULE A

                               ACQUIRED COMPANIES

     - Safeco Life Insurance Company, a Washington corporation and a wholly owned subsidiary of Seller

     - American States Life Insurance Company, an Indiana corporation and a wholly owned subsidiary of Safeco Life Insurance Company

     - First Safeco National Life Insurance Company of New York, a New York corporation and a wholly owned subsidiary of Safeco Life Insurance Company

     - Safeco National Life Insurance Company, a Washington corporation and a wholly owned subsidiary of Safeco Life Insurance Company

     - Safeco Assigned Benefits Service Company, a Washington corporation and a wholly owned subsidiary of Seller

     - Safeco Investment Services Inc., a Washington corporation and a wholly owned subsidiary of General America Corporation, a Washington corporation and a wholly owned subsidiary of Seller

     - Safeco Administrative Services, Inc., a Washington corporation and a wholly owned subsidiary of Seller

     - Employee Benefits Consultants, Inc., a Wisconsin corporation and a wholly owned subsidiary of Safeco Administrative Services, Inc.

     - Wisconsin Pension and Group Services, Inc., a Wisconsin corporation and a wholly owned subsidiary of Safeco Administrative Services, Inc.

     - Safeco Asset Management Company, a Washington corporation and a wholly owned subsidiary of Seller

     - Safeco Securities Inc., a Washington corporation and a wholly owned subsidiary of Seller

     - Safeco Services Corporation, a Washington corporation and a wholly owned subsidiary of Seller

                                  SCHEDULE 1.4

                          AGREED ACCOUNTING PRINCIPLES

                                  SCHEDULE 4.5

                       PUBLIC ANNOUNCEMENT REPRESENTATIVES

          PARENT:   RAY BARRETTE, DAVID FOY OR ROBERT SEELIG

          SELLER:   MICHAEL MCGAVICK, CHRISTINE MEAD OR JAMES RUDDY

                                    EXHIBIT A

                      FORM OF TRANSITION SERVICES AGREEMENT

                                    EXHIBIT B

                   FORM OF BUYER INTELLECTUAL PROPERTY LICENSE

                                    EXHIBIT C

                     FORM OF TRANSITIONAL TRADEMARK LICENSE

                                    EXHIBIT D

                             FORM OF LEASE AGREEMENT

                                   EXHIBIT 1.4

                     FORM OF ERNST & YOUNG LLP AUDIT OPINION

          We have audited the accompanying statutory-basis balance sheet of _____________ (the "Company") as of June 30, 2004, and the related statutory-basis statements of operations, changes in capital and surplus, and cash flow for the six months then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

          We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

          As described in Note 1 to the financial statements, the Company presents its financial statements in conformity with accounting practices prescribed or permitted by ______________ (the "Department"), which practices differ from accounting principles generally accepted in the United States. The variances between such practices and accounting principles generally accepted in the United States and the effects on the accompanying financial statements are described in Note 1.

          In our opinion, because of the effects of the matter described in the preceding paragraph, the financial statements referred to above do not present fairly, in conformity with accounting principles generally accepted in the United States, the financial position of _______________ at June 30, 2004, or the results of its operations or its cash flow for the six months then ended.

          However, in our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ____________ at June 30, 2004, and the results of its operations and its cash flow for the six months then ended in conformity with accounting practices prescribed or permitted by the Department.